EXHIBIT 99.2
INTRODUCTION
     The Selected Financial Data, Management’s Discussion and Analysis of Financial Condition and Results of Operations, and Financial Statements and Supplementary Data from Discovery Communications, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2008 filed with the Securities and Exchange Commission (the “Commission”) on February 26, 2009 (“2008 Form 10-K”) included in this Exhibit 99.2 have been revised to reflect, for all periods presented, the retrospective adoption, effective January 1, 2009, of Financial Accounting Standards Board (“FASB”) Statement No. 160, Non-controlling Interests in Consolidated Financial Statements, an Amendment of ARB No. 51 (“FAS 160”) and Emerging Issues Task Force (“EITF”) Issue No. 07-1, Accounting for Collaborative Arrangements (“EITF 07-1”).
     FAS 160 establishes accounting and reporting standards for the non-controlling interest in a subsidiary, commonly referred to as minority interest. Among other matters, FAS 160 requires that non-controlling interests be reported within the equity section of the balance sheet and that the amounts of consolidated net income or loss and consolidated comprehensive income or loss attributable to the parent company and the non-controlling interests are clearly presented separately in the consolidated financial statements. Also, pursuant to FAS 160, where appropriate, losses will be allocated to non-controlling interests even when that allocation may result in a deficit balance. While the accounting provisions of FAS 160 are being applied prospectively beginning January 1, 2009, the presentation and disclosure requirements are being applied retrospectively. Upon adoption of FAS 160, the Company reclassified minority interests in its consolidated balance sheet from other noncurrent liabilities to the equity section. Additionally, the Company changed the way non-controlling interests are presented within the consolidated statement of operations such that the statement of operations reflects results attributable to both the Company’s interests and non-controlling interests. The results attributable to the Company’s interests did not change upon adoption of FAS 160.
     EITF 07-1 defines collaborative arrangements and establishes accounting and reporting requirements for transactions between participants in the arrangement and third parties. A collaborative arrangement is defined as a contractual arrangement that involves a joint operating activity; for example an agreement to co-produce and distribute programming with another media company. The provisions of EITF 07-1 are being applied retrospectively to all collaborative arrangements in place as of the effective date. Upon adoption of EITF 07-1, the Company included additional disclosures regarding its accounting policy for and amounts attributable to collaborative arrangements. The Company’s accounting for collaborative arrangements did not change upon the adoption of EITF 07-1.
     The adoption of FAS 160 and EITF 07-1 were previously reflected in the Company’s most recent Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2009 filed with the Commission on May 4, 2009 (the “March 2009 Form 10-Q”).
     The Financial Statements and Supplementary Data from the 2008 Form 10-K included in this Exhibit 99.2 has also been revised to include a note with condensed consolidating financial information reflecting the consolidation of Discovery with Discovery Communications, LLC (“DCL”), Discovery Communications Holding, LLC (“DCH”), (DCL and DCH are 100% owned subsidiaries of the Company), and the direct and indirect non-guarantor subsidiaries of Discovery as of December 31, 2008 and for each year in the three-year period ended December 31, 2008 (refer to Note 27). This condensed consolidating financial information is being provided in connection with the shelf registration of certain fully and unconditionally guaranteed debt securities. The Company has also included certain additional disclosures.
     The Company has included the entire text of the affected sections. No sections of the 2008 Form 10-K other than those identified above are being revised by this filing. Information in the 2008 Form 10-K is generally stated as of December 31, 2008 and this filing does not reflect any subsequent information or events other than the adoption of the accounting pronouncements and the addition of the condensed consolidating financial information described above. Without limitation of the foregoing, this filing does not purport to update the Management’s Discussion and Analysis of Financial Condition and Results of Operations contained in the 2008 Form 10-K for any information, uncertainties, transactions, risks, events or trends occurring, or known to management. More current information is included in the Company’s other filings with the Commission. The financial information contained herein should be read in conjunction with the 2008 Form 10-K, the March 2009 Form 10-Q and the Company’s other filings. Other filings contain important information regarding events, developments and updates to certain expectations of the Company that have occurred since the filing of the 2008 Form 10-K.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
AND OTHER FINANCIAL INFORMATION

ITEM 6. Selected Financial Data.
     The following table presents our selected financial data for each of the past five years. The selected operating statement data for each of the three years during the period ended December 31, 2008 and the selected balance sheet data as of December 31, 2008 and 2007 have been derived from and should be read in conjunction with the audited consolidated financial statements and other financial information included elsewhere in this Current Report on Form 8-K. The selected operating statement data for each of the two years during the period ended December 31, 2005 and the selected balance sheet data as of December 31, 2006, 2005, and 2004 have been derived from audited consolidated financial statements not included in the Annual Report on Form 10-K for the year ended December 31, 2008 filed with the Securities and Exchange Commission on February 26, 2009 (the “ 2008 Form 10-K”).
     The selected financial data set forth below reflect the Newhouse Transaction, including the AMC spin-off, as though it was consummated on January 1, 2008. Accordingly, the selected financial data as of and for the year ended December 31, 2008 include the combined results of operations and financial position of both DHC and DCH. The selected financial data for years prior to 2008 reflect only the results of operations and financial position of DHC, as our predecessor. Prior to the Newhouse Transaction, DHC accounted for its ownership interest in DCH using the equity method. Because the Newhouse Transaction is presented as of January 1, 2008, the selected financial data for years prior to 2008 include DCH’s results of operations in the Equity in earnings of Discovery Communications Holding, LLC line item. Information regarding the Newhouse Transaction and DHC’s investment in DCH prior to Newhouse Transaction is disclosed in Note 1 and Note 2, respectively, to the audited consolidated financial statements included in the 2008 Form 10-K.
     The selected financial data also reflect certain reclassifications of each company’s financial information to conform to the combined Company’s financial statement presentation, as follows:
•	The consolidated financial statements for 2008 have been adjusted to eliminate the separate presentation of DHC’s investment in DCH and the portion of DCH’s earnings recorded by DHC using the equity method during the period January 1, 2008 through September 17, 2008.

•	Advance/Newhouse’s interest in DCH’s earnings for the period January 1, 2008 through September 17, 2008 has been recorded as a component of Net income attributable to non-controlling interests in the Consolidated Statements of Operations.

•	All DHC share and per share data have been adjusted for all periods presented to reflect the exchange into our shares.

	Years Ended December 31,
	2008	2007	2006	2005	2004
	(recast)
		(in millions, except per share amounts)
Selected Operating Statement Information:
Revenues	$3,443	$76	$80	$82	$83
Cost of revenues, excluding depreciation and amortization	1,024	60	63	64	64
Impairment of intangible assets	30	—	—	—	—
Exit and restructuring charges	31	—	2	—	—
Gains on asset dispositions	—	1	—	—	—
Operating income (loss)	1,057	(8)	(11)	(8)	—
Equity in earnings of Discovery Communications Holding, LLC	—	142	104	80	84
Equity in loss of unconsolidated affiliates	(61)	—	—	—	—
Income from continuing operations	402	86	52	25	51
Income (loss) from discontinued operations, net of tax	43	(154)	(98)	8	15
Net income (loss)	445	(68)	(46)	33	66
Less: Net income attributable to non-controlling interests	(128)	—	—	—	—
Net income (loss) attributable to Discovery Communications, Inc.	317	(68)	(46)	33	66

Amounts attributable to Discovery Communications, Inc. stockholders:
Income from continuing operations	$274	$86	$52	$25	$51
Income (loss) from discontinued operations, net of tax	43	(154)	(98)	8	15

Net income (loss)	$317	$(68)	$(46)	$33	$66

Income per share from continuing operations attributable to Discovery Communications, Inc. stockholders:
Basic	$0.85	$0.31	$0.19	$0.09	$0.18

Diluted	$0.85	$0.31	$0.19	$0.09	$0.18

Income (loss) per share from discontinued operations attributable to Discovery Communications, Inc. stockholders:
Basic	$0.13	$(0.55)	$(0.35)	$0.03	$0.06

Diluted	$0.13	$(0.55)	$(0.35)	$0.03	$0.06

Net income (loss) per share attributable to Discovery Communications, Inc. stockholders:
Basic	$0.99	$(0.24)	$(0.16)	$0.12	$0.24

Diluted	$0.98	$(0.24)	$(0.16)	$0.12	$0.24

Weighted average number of shares outstanding:
Basic	321	281	280	280	280

Diluted	322	281	280	280	280

Selected Balance Sheet Information:
Cash and cash equivalents	$100	$8	$—	$1	$—
Investment in Discovery Communications Holding, LLC	—	3,272	3,129	3,019	2,946
Goodwill	6,891	1,782	1,782	1,782	1,782
Intangible assets, net	716	1	592	592	433
Total assets	10,484	5,866	5,871	5,819	5,565
Long-term debt:
Current portion	458	—	—	—	—
Long-term portion	3,331	—	—	—	—
Total liabilities	4,874	1,371	1,322	1,244	1,218
Redeemable interests in subsidiaries	49	—	—	—	—
Equity attributable to Discovery Communications, Inc.	5,536	4,495	4,549	4,575	4,347
Equity attributable to non-controlling interests	25	—	—	—	—
Total equity	5,561	4,495	4,549	4,575	4,347

ITEM 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations.
Cautionary Statement Concerning Forward-Looking Statements
     This annual report on Form 10-K, including “Item 7. Management’s Discussion and Analysis of Results of Operations and Financial Condition,” contains both historical and forward-looking statements. All statements that are not statements of historical fact are, or may be deemed to be, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are not based on historical facts, but rather reflect our current expectations concerning future results and events. Forward-looking statements generally can be identified by the use of statements that include phrases such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “foresee,” “likely,” “continue,” “will,” “may,” “would” or other similar words or phrases. Similarly, statements that describe our objectives, plans or goals are or may be forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other factors that are difficult to predict and which may cause our actual results, performance or achievements to be different from any future results, performance and achievements expressed or implied by these statements. These risks, uncertainties and other factors are discussed in “Item 1A. Risk Factors” above. Other risks, or updates to the risks discussed below, may be described from time to time in our news releases and other filings made under the securities laws, including our reports on Form 10-Q and Form 8-K. There may be additional risks, uncertainties and factors that we do not currently view as material or that are not necessarily known. The forward-looking statements included in this document are made only as of the date of this document and, under Section 27A of the Securities Act and Section 21E of the Exchange Act, we do not have any obligation to publicly update any forward-looking statements to reflect subsequent events or circumstances.
Introduction
     Management’s discussion and analysis of results of operations and financial condition is provided as a supplement to the accompanying consolidated financial statements and notes to help provide an understanding of our financial condition, cash flows and results of operations. This discussion is organized as follows:
•	Overview. This section provides a general description of our business segments, as well as recent developments we believe are important in understanding the results of operations and financial condition, including a discussion of the Newhouse Transaction.

•	Results of Operations — 2008 vs. 2007. This section provides an analysis of our result of operations for the year ended December 31, 2008. In order to assist the reader in better understanding our operations, a table is provided that reconciles our and DHC’s prior year income statements presented in accordance with United States Generally Accepted Accounting Principles (“U.S. GAAP”) to the financial information discussed in our adjusted results of operations for the years ended December 31, 2008 and 2007. This analysis is presented on both a consolidated and a business segment basis.

•	Results of Operations — 2007 vs. 2006. This section provides an analysis of DHC’s prior year income statements presented in accordance with U.S. GAAP, restated to reflect AMC as a discontinued operation, as a result of the completion of the Newhouse Transaction

•	Liquidity and Capital Resources. This section provides an analysis of our cash flows for the three years ended December 31, 2008, as well as a discussion of our outstanding debt and commitments that existed as of December 31, 2008. Included in the analysis of outstanding debt is a discussion of the amount of financial capacity available to fund our future commitments, as well as other financing arrangements.

•	Critical Accounting Policies. This section identifies those accounting policies that are considered important to our results of operations and financial condition, require significant judgment and require estimates on the part of management in application. All of our significant accounting policies, including those considered critical accounting policies, are also summarized in Note 2 to the accompanying consolidated financial statements.

•	Quantitative and Qualitative Disclosures about Market Risk. This section discusses how we manage exposure to potential gains and losses arising from changes in market rates and prices, such as interest rates, foreign currency exchange rates, and changes in the market value of financial instruments.
Overview
     We are a leading global media and entertainment company that provides original and purchased programming across multiple distribution platforms in the United States and approximately 170 other countries, including television networks offering customized programming in 35 languages. Our strategy is to optimize the distribution, ratings and profit potential of each of our branded channels. We own and operate a diversified portfolio of website properties and other digital services and develop and sell consumer and educational products and media sound services in the United States and internationally. We operate through three divisions: (1) U.S. Networks, (2) International Networks, and (3) Commerce, Education, and Other.
     Our media content is designed to target key audience demographics and the popularity of our programming creates a reason for advertisers to purchase commercial time on our channels. Audience ratings are a key driver in generating advertising revenue and creating demand on the part of cable television operators, direct-to-home or “DTH” satellite operators and other content distributors to deliver our programming to their customers. The current economic conditions, and any continuation of these adverse conditions, may adversely affect the economic prospects of advertisers and could alter their current spending priorities.
     In addition to growing distribution and advertising revenue for our branded channels, we are focused on growing revenue across new distribution platforms, including brand-aligned web properties, mobile devices, video-on-demand and broadband channels, which serve as additional outlets for advertising and affiliate sales, and provide promotional platforms for our programming. We also operate internet sites, such as HowStuffWorks.com, providing supplemental news, information and entertainment content that are aligned with our television programming.
     We will continue to incur incremental legal, accounting and other expenses that we did not incur as a private company. We will incur costs associated with public company reporting requirements and costs associated with corporate governance requirements, including requirements under the Sarbanes-Oxley Act of 2002. We are incurring additional costs to prepare for the management attestation requirements of the Sarbanes-Oxley Act of 2002 and the related attestation by the independent registered public accounting firm to which we will first be subject in 2009.
U.S. Networks
     U.S. Networks is our largest division, which owns and operates 11 cable and satellite channels, including Discovery Channel, TLC and Animal Planet, as well as a portfolio of website properties and other digital services. U.S. Networks also provides distribution and advertising sales services for Travel Channel and distribution services for BBC America and BBC World News. U.S. Networks derives revenue primarily from distribution fees and advertising sales, which comprised 45% and 51%, respectively, of revenue for this division for the year ended December 31, 2008. During each of the years ended December 31, 2008, 2007, and 2006, Discovery Channel, TLC and Animal Planet collectively generated more than 73% of U.S. Networks total revenue. U.S. Networks earns distribution fees under multi-year affiliation agreements with cable operators, DTH operators and other distributors of television programming. Distribution fees are based on the number of subscribers receiving programming. Upon the launch of a new channel, we may initially pay distributors to carry such channel (such payments are referred to as “launch incentives”), or may provide the channel to the distributor for free for a predetermined length of time. Launch incentives are amortized on a straight-line basis as a reduction of revenue over the term of the affiliation agreement. U.S. Networks sells commercial time on our networks and websites. The number of subscribers to our channels, the popularity of our programming and our ability to sell commercial time over a group of channels are key drivers of advertising revenue.
     Several of our domestic networks, including Discovery Channel, TLC and Animal Planet, are currently distributed to substantially all of the cable television and direct broadcast satellite homes in the U.S. Accordingly, the rate of growth in U.S. distribution revenue in future periods is expected to be less than historical rates. Our other U.S. Networks are distributed primarily on the digital tier of cable systems and equivalent tiers on DTH platforms and have been successful in maximizing their distribution within this more limited universe. There is, however, no guarantee that these digital networks will ever be able to gain the distribution levels or advertising rates of our major networks. Our contractual arrangements with U.S. distributors are renewed or renegotiated from time to time in the ordinary course of business. In 2008, we renewed the distribution agreements with one of our largest distributors.
     U.S. Networks’ largest single cost is the cost of programming, including production costs for original programming. U.S. Networks amortizes the cost of original or purchased programming based on the expected realization of revenue resulting in an accelerated amortization for Discovery Channel, TLC and Animal Planet and straight-line amortization over three to five years for the remaining networks.
International Networks
     International Networks manages a portfolio of channels, led by the Discovery Channel and Animal Planet brands that are distributed in virtually every pay-television market in the world through an infrastructure that includes major operational centers in London, Singapore, New Delhi and Miami. International Networks’ regional operations cover most major markets including the U.K., Europe, Middle East and Africa (“EMEA”), Asia, Latin America and India. International Networks currently operates over 100 unique distribution feeds in 35 languages with channel feeds customized according to language needs and advertising sales opportunities. Most of the division’s channels are wholly owned by us with the exception of (1) the international Animal Planet channels, which are generally joint ventures in which the British Broadcasting Corporation (“BBC”) owns 50%, (2) People + Arts, which operates in

Latin America and Iberia as a 50-50 joint venture with the BBC and (3) several channels in Japan, Canada and Poland, which operate as joint ventures with strategically important local partners.
     Similar to U.S. Networks, the primary sources of revenue for International Networks are distribution fees and advertising sales, and the primary cost is programming. International Networks executes a localization strategy by offering high quality shared programming with U.S. Networks, customized content, and localized schedules via our distribution feeds. Distribution revenue represents approximately 62% of the division’s operating revenue and continues to deliver growth in markets with the highest potential for pay television expansion.
     Advertising sales are increasingly important to the division’s financial success. International television markets vary in their stages of development. Some, notably the U.K., are among the more advanced digital multi-channel television markets in the world, while others remain in the analog environment with varying degrees of investment from operators in expanding channel capacity or converting to digital. We believe there is growth in many international markets including Latin America and Central and Eastern Europe that are in the early stage of pay TV evolution. In developing pay TV markets, we expect to see advertising revenue growth from subscriber growth, our localization strategy, and the shift of advertising spending from broadcast to pay TV. In relatively mature markets, such as the U.K., the growth dynamic is changing. Increased penetration and distribution are unlikely to drive rapid growth in those markets. Instead, growth in advertising sales will come from increasing viewership and advertising pricing on our existing pay-TV networks and launching new services, either in pay-TV or free television environments. One such new launch came in early 2006 when the Company acquired a broadly-distributed-free-to-air cable channel in Germany and relaunched it as DMAX. Another launch will come in 2009, when we will launch a digital terrestrial channel in the U.K. on the free platform known as Freeview, which now has over 10 million homes. Neither of these channels generate distribution fees, but both are broadly distributed enough to have strong advertising sales potential.
     Our international businesses are subject to a number of risks including fluctuations in currency exchange rates, regulatory issues, and political instability. Changes in any of these areas could adversely affect the performance of the International Networks.
     International Networks’ priorities include maintaining a leadership position in nonfiction and certain fictional entertainment in international markets and continuing to grow and improve the performance of the international operations. These priorities will be achieved through expanding local advertising sales capabilities, creating licensing and digital growth opportunities, and improving operating efficiencies by strengthening programming and promotional collaboration between U.S. and International Network groups.
Commerce, Education, and Other
     During 2007, DCH evaluated its commerce business and made the decision to transition from running brick-and-mortar retail locations to leveraging its products through retail arrangements and an e-commerce and catalog platform. In the third quarter of 2007, DCH completed the closing of its 103 mall-based and stand-alone Discovery Channel stores. As a result of the store closures, our as-adjusted results of operations have been prepared to reflect the retail store business as discontinued operations. Accordingly, the revenue, costs and expenses of the retail store business have been excluded from the respective captions in our financial statements and have been reported as discontinued operations.
     In February 2009, we announced our plan to transition our commerce business to a royalty model, thereby providing for growth in profitability and reducing the financial risk of holding significant product inventories. As such, we will outsource the commerce direct-to-consumer operations including our commerce website, related marketing, product development and fulfillment to a third party in exchange for royalties. We expect to complete the transition in the second quarter of 2009. Our new structure for our commerce business will enable us to continue offering high quality Discovery Blu-Ray and standard definition DVD programming as well as many merchandise categories leveraging both licensed and make and sell products. Although we expect this new structure to facilitate growth in operating income, we expect an initial compression in top-line revenue contribution, as well as a reduction in direct operating expenses in 2009. Commerce will continue to grow our established brand and home video licensing businesses to further expand our national presence in key retailers. Our commerce operations continue to add value to our television assets by reinforcing consumer loyalty and creating opportunities for our advertising and distribution partners.
     Our education business will continue to focus on our direct-to-school streaming distribution subscription services as well as our benchmark student assessment services, publishing and distributing hardcopy content through a network of distribution channels including online, catalog and dealers. Our education business also participates in a growing sponsorship and global brand and content licensing business.
     With the completion of the Newhouse Transaction, the operating results of the Creative Sound Services (“CSS”) businesses, which provide sound, music, mixing sound effects and other related services under brand names such as

Sound One, POP Sound, Soundelux and Todd A-O, are reported in the Commerce, Education, and Other segment for the year ended December 31, 2008.
The Newhouse Transaction
     On September 17, 2008, we were formed as a result of DHC and Advance/Newhouse Programming Partnership (“Advance/Newhouse”) combining their respective interests in Discovery and exchanging those interests with the Company (the “Newhouse Transaction”). The Newhouse Transaction provided, among other things, for the combination of DHC’s 66 2/3% interest with Advance/Newhouse’s 33 1/3% interest in DCH. The Newhouse Transaction was completed as follows:
•	On September 17, 2008, DHC completed the spin-off to its shareholders of Ascent Media Corporation (“AMC”), a subsidiary holding cash and all of the businesses of its wholly-owned subsidiaries except for CSS (which businesses remained with us following the completion of the Newhouse Transaction) (the “AMC spin-off”);

•	On September 17, 2008, immediately following the AMC spin-off, DHC merged with a transitory merger subsidiary of the Company, and DHC’s existing shareholders received common stock of the Company; and

•	On September 17, 2008, immediately following the DHC exchange of shares for ours, Advance/Newhouse contributed its interests in us and Animal Planet to us in exchange for shares of our Series A and Series C convertible preferred stock that are convertible at any time into our common stock, which at the transaction date represented one-third of the outstanding shares of our common stock.
     As a result of the Newhouse Transaction, we became the successor reporting entity to DHC under the Exchange Act. Because Advance/Newhouse was a one-third owner of Discovery prior to the completion of the Newhouse Transaction and is a one-third owner of us immediately following completion of the Newhouse Transaction, there was no effective change in ownership. Our convertible preferred stock does not have any special dividend rights and only a de minimis liquidation preference. Additionally, Advance/Newhouse retains significant participatory special class voting rights with respect to certain matters that could be submitted to stockholder vote. Pursuant to FASB Technical Bulletin No. 85-5, Issues Relating to Accounting for Business Combinations, for accounting purposes the Newhouse Transaction was treated as a non-substantive merger, and therefore, the Newhouse Transaction was recorded at the investor’s historical basis.
     For financial reporting purposes, we are the successor reporting entity to DHC. Because there is no effective change in ownership, in accordance with Accounting Research Bulletin No. 51, Consolidated Financial Statements, as amended (“ARB 51”), paragraph 11, both DHC and DCH will be consolidated in our financial statements as if the transaction had occurred January 1, 2008. The presentation of the DCH financial statements in accordance with U.S. GAAP includes the results of DCH’s operations as an equity method investment for the period prior to January 1, 2008. For purposes of analyzing DCH’s business in this management’s discussion and analysis, we have presented our consolidated operating results for 2008 consistent with our financial statement presentation, while the 2007 results have been presented as if the Newhouse Transaction occurred on January 1, 2007.
     The following table summarizes the defined terms concerning the various Discovery entities included in this analysis:

Entity	Reference
Discovery Communications, Inc. (post Newhouse Transaction)	The Company, Discovery, we, or us
Discovery Communications Holding, LLC	DCH
Discovery Holding Company	DHC
Ascent Media Corporation	AMC
Advance/Newhouse Programming Partnership	Advance/Newhouse
Creative Sound Services	CSS
Discovery Restructuring and Travel Channel Disposition
     On May 14, 2007, Cox Communications Holdings, Inc. exchanged its 25% ownership interest in DCH for all of the capital stock of a subsidiary of DCH that held the Travel Channel and travelchannel.com and approximately $1.3 billion in cash. The result was an increase in DHC’s proportional ownership of DCH from 50% to 66 2/3%. Consequently, DHC’s 2007 earnings in equity interests of DCH reflect the change in ownership.

Results of Operations — 2008 vs. 2007
     The following discussion of our results of operations is presented in three parts to assist the reader in better understanding our operations. The table below reconciles our and DHC’s prior year income statements presented in accordance with U.S. GAAP to the financial information discussed in our adjusted results of operations for the years ended December 31, 2008 and 2007.The second section is an overall discussion of our consolidated operating results. The third section includes a more detailed discussion of revenue and expense activity of our three operating divisions: U.S. Networks, International Networks, and Commerce, Education, and Other.
     The following table represents the year ended December 31, 2007 on an as adjusted basis. The information in the “DHC Historical” and “DCH Historical” columns is derived from the historical statement of operations of DHC included elsewhere herein (and has been adjusted to conform to Discovery’s presentation) and the historical statement of operations for DHC included in Part IV of the 2008 Form 10-K. The adjustments column reflects specific adjustments required to present the “Discovery As Adjusted” column as if the Newhouse Transaction occurred on January 1, 2007. We believe that the 2007 as adjusted presentation will assist the reader in better understanding our operations as this presentation is on a comparable basis with the 2008 Statement of Operations, therefore operating trends are more clearly presented. However, the actual results of operations for 2007 could have been significantly different than the 2007 as adjusted results had the Newhouse Transaction actually closed on January 1, 2007.

	For the Year Ended December 31, 2007
		Add:
	DHC(A)	DCH			Discovery
	Historical	Historical	Adjustments		As Adjusted
		(recast)			(recast)
	(in millions, except per share amounts)

Revenues:
Distribution	$—	$1,477	$—		$1,477
Advertising	—	1,345	—		1,345
Other	76	305	—		381

Total revenues	76	3,127	—		3,203
Operating costs and expenses:
Cost of revenues, excluding depreciation and amortization listed below	60	1,167	—		1,227
Selling, general and administrative	22	1,296	—		1,318
Depreciation and amortization	3	131	—		134
Asset impairments	—	26	—		26
Exit and restructuring charges	—	20	—		20
Gains on asset and business dispositions	(1)	(135)	—		(136)

Total operating costs and expenses	84	2,505	—		2,589

Operating (loss) income	(8)	622	—		614
Other income (expense):
Equity in earnings of Discovery Communications Holding, LLC	142	—	(142	)(B)	—
Equity in earnings of unconsolidated affiliates	—	9	—		9
Interest expense, net	—	(249)	—		(249)
Other, net	8	(10)	—		(2)

Total other income (expense), net	150	(250)	(142)		(242)

Income from continuing operations before income taxes	142	372	(142)		372
Provision for income taxes	(56)	(77)	—		(133)

Income from continuing operations	86	295	(142)		239
Loss from discontinued operations, net of tax	(154)	(65)	—		(219)

Net (loss) income	(68)	230	(142)		20
Less: Net income attributable to non-controlling interests	—	(8)	(80	)(C)	(88)

Net (loss) income attributable to Discovery Communications, Inc.	$(68)	$222	$(222)		$(68)

Amounts attributable to Discovery Communications, Inc. stockholders:
Income from continuing operations	$86				$151
Loss from discontinued operations, net of tax	(154)				(219)

Net (loss) income	$(68)				$(68)

Income per share from continuing operations attributable to Discovery Communications, Inc. stockholders, basic and diluted	$0.31				$0.54

Loss per share from discontinued operations attributable to Discovery Communications, Inc. stockholders, basic and diluted	$(0.55)				$(0.78)

Net loss per share attributable to Discovery Communications, Inc. stockholders, basic and diluted	$(0.24)				$(0.24)

Weighted average number of shares outstanding, basic and diluted	281				281

(A)	DHC results of operations represent DHC corporate costs and the results of CSS, while the results of AMC are included in net loss from discontinued operations.

(B)	Represents the elimination of DHC’s historical share of earnings of DCH for the year ended December 31, 2007.

(C)	Represents the non-controlling interest for the proportion of DCH’s historical share of earnings not recognized by DHC for the year ended December 31, 2007.

     The following table represents the comparison of our Statement of Operations for the year ended December 31, 2008 with as adjusted results for the year ended December 31, 2007 for purposes of discussion and analysis of our operations:

	Years Ended
	December 31,
		2007
	2008	As Adjusted	% Change
	(recast)	(recast)
	(in millions, except per
	share amounts)

Revenues:
Distribution	$1,640	$1,477	11%
Advertising	1,396	1,345	4%
Other	407	381	7%

Total revenues	3,443	3,203	7%
Operating costs and expenses:
Cost of revenues, excluding depreciation and amortization listed below	1,024	1,227	(17)%
Selling, general and administrative	1,115	1,318	(15)%
Depreciation and amortization	186	134	39%
Asset impairments	30	26	15%
Exit and restructuring charges	31	20	55%
Gains on asset and business dispositions	—	(136)	NM

Total operating costs and expenses	2,386	2,589	(8)%

Operating income	1,057	614	72%
Other (expense) income:
Equity in (loss) earnings of unconsolidated affiliates	(61)	9	NM
Interest expense, net	(256)	(249)	3%
Other, net	14	(2)	NM

Total other (expense) income, net	(303)	(242)	25%

Income from continuing operations before income taxes	754	372	NM
Provision for income taxes	(352)	(133)	NM

Income from continuing operations	402	239	68%
Income (loss) from discontinued operations, net of tax	43	(219)	NM

Net income (loss)	445	20	NM
Less: Net income attributable to non-controlling interests	(128)	(88)	45%

Net income (loss) attributable to Discovery Communications, Inc.	$317	$(68)	NM

Amounts attributable to Discovery Communications, Inc. stockholders:
Income from continuing operations	$274	$151
Income (loss) from discontinued operations, net of tax	43	(219)

Net income (loss)	$317	$(68)

Income per share from continuing operations attributable to Discovery Communications, Inc. stockholders:
Basic	$0.85	$0.54

Diluted	$0.85	$0.54

Income (loss) per share from discontinued operations attributable to Discovery Communications, Inc. stockholders:
Basic	$0.13	$(0.78)

Diluted	$0.13	$(0.78)

Net income (loss) per share attributable to Discovery Communications, Inc. stockholders:
Basic	$0.99	$(0.24)

Diluted	$0.98	$(0.24)

Weighted average number of shares outstanding:
Basic	321	281

Diluted	322	281

     Revenues. Our consolidated revenues increased $240 million for the year ended December 31, 2008 when compared with 2007. Although our revenue has experienced strong growth in 2008 when compared with 2007, we expect lower growth rates in 2009 due to current market conditions accompanied by a modest recovery in 2010. Distribution revenue increased $163 million during the year primarily due to International Networks subscriber growth combined with annual contract increases for the fully distributed U.S. Networks, offset by the disposition of Travel Channel. Advertising revenue increased $51 million for the period, and is primarily attributed to higher pricing and cash sellout rates in U.S. Networks. Other revenue increased $26 million for the year ended December 31, 2008 when compared with 2007, primarily due to an increase in licensing revenue in the International Networks, increase in sales of the Planet Earth DVD through a joint venture, and increases in revenue from our representation of the Travel Channel through our U.S. Networks segment, offset by a decline in revenue from the direct to consumer business in our Commerce, Education, and Other business segment.
     Cost of revenues. Cost of revenues, which includes content amortization and other production related expenses in addition to distribution and merchandising costs, decreased $203 million for the year ended December 31, 2008 when compared to 2007. The decrease in cost of revenues was primarily due to the effect of content impairment charges in the fourth quarter 2007 of $139 million primarily in U.S. Networks coupled with a $76 million decrease in related amortization expense. These decreases were partially offset by increases in costs of revenue in the International Networks and content impairment related to TLC.
     Selling, general and administrative. Selling, general and administrative expenses, which include certain personnel, marketing and other general and administrative expenses, decreased $203 million for the year ended December 31, 2008 from 2007, primarily attributable to a $210 million decrease in expenses arising from long-term incentive plans, which were partially offset by slight increases in costs incurred in conjunction with DCH preparing to become a consolidated subsidiary of ours as a result of the Newhouse Transaction and an increase in personnel costs in International Networks. Expenses arising from long-term incentive plans are largely related to DCH’s unit-based, long-term incentive plan, the Discovery Appreciation Plan or the “DAP”, or “LTIP”, which was modified to reflect our capital structure following the Newhouse Transaction. Prior to the Newhouse Transaction, the value of units in the LTIP was indexed to the value of DHC Series A common stock. After the Newhouse Transaction, the units remained outstanding and were converted at the effective time of the Newhouse Transaction to track changes in the value of our Series A common stock. The change in unit value of LTIP awards outstanding is recorded as expenses arising from long-term incentive plans over the period outstanding. Primarily due to the decrease in both the DHC Series A common stock and our Series A common stock price during the year ended December 31, 2008, we recorded a benefit of $69 million to expenses arising from long-term incentive plans in 2008 compared to expenses arising from long-term incentive plans of $141 million for the year ended December 31, 2007. In the fourth quarter 2008, eligible new hires and promoted employees received stock options that vest in four equal installments, and those employees with LTIP units that vest between September 18, 2008 and March 14, 2009 will receive cash-settled stock appreciation awards that expire in March 2010. We do not intend to make additional cash-settled stock appreciation awards, except as may be required by contract or to employees in countries where stock option awards are not permitted.
     Depreciation and amortization. The increase in depreciation and amortization for the year ended December 31, 2008 is due to an increase in intangible assets resulting from the reclassification of DHC intangibles following the Newhouse Transaction and the HowStuffWorks.com acquisition.
     Asset impairments. During the fourth quarter of 2008, we recorded a write-off of intangible assets of $30 million related to our HowStuffWorks.com business. This write-off of intangible assets was due to the decline in the cash flows projected to be generated by the HowStuffWorks.com business. During the second quarter of 2007, DCH recorded an asset impairment of $26 million which represents write-offs of intangible assets related to the education business.
     Exit and restructuring charges. During the year ended December 31, 2008, we recorded $31 million in restructuring charges, of which $11 million relates to the relocation and severance costs related to TLC’s repositioning strategy, $6 million for the termination of a production group, and $6 million due to the closure of our commerce distribution center and our store headquarters offices along with the transition of the remaining commerce distribution services to third-party service providers. During the year ended December 31, 2007, we recorded restructuring charges of $20 million related to a number of organizational and strategic adjustments. The purpose of these adjustments was to better align our organizational structure with our new strategic priorities and to respond to continuing changes within the media industry.
     Gains on asset and business dispositions. In 2007, we exchanged the capital stock of a subsidiary that held the Travel Channel and travelchannel.com (collectively, the “Travel Business”) for Cox Communications Holdings, Inc.’s 25% ownership interest in us and $1.3 billion in cash. The distribution of the Travel Business, which was valued at $575 million, resulted in a $135 million tax-free gain.

     Equity in (loss) earnings of unconsolidated affiliates. Equity in loss of unconsolidated affiliates in 2008 consisted primarily of a $57 million other-than-temporary decline in the value of our equity method investment in HSWi, coupled with $13 million in equity losses recorded during 2008, which is offset by equity in income from our joint ventures in Canada and Japan. In 2007, we recognized $9 million of equity in income primarily from our joint ventures in Canada and Japan.
     Interest expense, net. On May 14, 2007, we entered into a $1.5 billion term loan in conjunction with the transaction with Cox Communications Holdings, Inc., offset by a $180 million payment for a senior note that matured. The increase in interest expense for the year ended December 31, 2008 when compared with 2007 is primarily a result of the term loan.
     Other, net. Other, net includes our other non-operating income net of non-operating expenses, as well as, unrealized losses from derivative instruments. Other non-operating income consisted of a $47 million reduction of a liability related to the value of shares in HSWi to be exchanged to its former shareholders, which was recorded in December 2008. Offsetting this non-operating income is unrealized losses from derivative transactions. Unrealized losses from derivative transactions relate primarily to our use of derivative instruments to modify our exposure to interest rate fluctuations on our debt. These instruments include a combination of swaps, caps, collars and other structured instruments. As a result of unrealized mark to market adjustments, we recognized unrealized losses of $31 million and $9 million during the years ended December 31, 2008 and 2007, respectively. The foreign exchange hedging instruments used by us are spot, forward and option contracts. Additionally, we enter into non-designated forward contracts to hedge non-dollar denominated cash flows and foreign currency balances. See “Quantitative and Qualitative Disclosures about Market Risk” for a more detailed discussion of our hedging activities.
     Provision for income taxes. Our effective tax rate was 47% and 36% for the years ended December 31, 2008 and 2007, respectively. Our effective tax rate for the year ended December 31, 2008 differed from the federal income tax rate of 35% primarily due to DHC’s recognition of deferred tax expense related to its investment in DCH (net of tax benefit from intangible amortization related to the spin-off of the Travel Channel in 2007), which is partially offset by the release of a valuation allowance on deferred tax assets of Ascent Media Sound, Inc. Other items impacting the effective tax rate include the following: our conversion from deducting foreign taxes to claiming foreign tax credits, foreign unrecognized tax positions, and other miscellaneous items. Our effective tax rate for the year ended December 31, 2007 was not materially different than the federal income tax rate of 35%. However, during this period we benefited from the tax-free treatment of the gain recognized on the disposition of the Travel Channel and the release of Travel Channel deferred tax liabilities, offset by the tax impact of discontinued operations.
     Income (loss) from discontinued operations, net of tax. Summarized financial information included in discontinued operations is as follows:

	Years Ended
	December 31,
		2007
	2008	As Adjusted	% Change
	(in millions)

Revenues from discontinued operations:
Retail stores	$—	$58	—%
AMC	484	631	24%
Loss from the operations of discontinued operations before income taxes:
Retail	$—	(99)	—%
AMC	(6)	(151)	96%
Gains on dispositions:
Retail	$—	—	—%
AMC	67	—	—%
Income (loss) from discontinued operations:
Retail	$—	(99)	—%
AMC	61	(151)	NM
Income (loss) from discontinued operations, net of tax:
Retail	$—	$(65)	—%
AMC	43	(154)	NM
     On September 17, 2008, as part of the Newhouse Transaction, DHC completed the spin-off to its shareholders of AMC, a subsidiary holding the cash and businesses of DHC, except for CSS, which provides sound, music, mixing, sound effects and other related services under brand names such as Sound One, POP Sound, Soundelux and Todd A-O (which businesses remained with us following the completion of the Newhouse Transaction). The AMC spin-off was structured such that there was no gain or loss related to the transaction.

     Just prior to the Newhouse Transaction, DHC sold its ownership interests in Ascent Media CANS, LLC (d/b/a AccentHealth) to AccentHealth Holdings LLC, an unaffiliated third party, for approximately $119 million in cash. It was determined that AccentHealth was a non-core asset, and the sale of AccentHealth was consistent with DHC’s strategy to divest non-core assets. DHC recognized a pre-tax gain of approximately $64 million in connection with the sale of AccentHealth, which is recorded as a component of discontinued operations. As there is no continuing involvement in the operations of AMC or AccentHealth, the financial results of their operations have been presented as discontinued operations in the consolidated financial statements in accordance with FASB Statement No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (“FAS 144”).
     Net income attributable to non-controlling interests. Non-controlling interests primarily represent our and consolidated entities’ portion of earnings which are allocable to the non-controlling partners. The increase in net income attributable to non-controlling interests during the year ended December 31, 2008 is primarily a result of our increased profits allocated to non-controlling partners prior to the Newhouse Transaction and reporting of our financial results in accordance with ARB 51.
Operating Division Results
     As noted above, our operations are divided into three segments: U.S. Networks, International Networks and Commerce, Education, and Other. Corporate expenses primarily consist of corporate functions, executive management and administrative support services. Corporate expenses are excluded from segment results to enable executive management to evaluate business segment performance based upon decisions made directly by business segment executives. Operating results exclude LTIP expense, restructuring amounts, impairments, and operating gains, consistent with our segment reporting. See Note 24.
     We evaluate the operating performance of our segments based on financial measures such as revenues and adjusted operating income before depreciation and amortization (“Adjusted OIBDA”). Adjusted OIBDA is defined as revenues less cost of revenues and selling, general and administrative expense excluding (i) mark-to-market share-based compensation expense, (ii) amortization of deferred launch incentives, (iii) restructuring and impairment charges, and (iv) gains (losses) on asset dispositions. Management uses Adjusted OIBDA to assess the operational strength and performance of our segments. Management uses this measure to view operating results, perform analytical comparisons, identify strategies to improve performance and allocate resources to each segment. We believe Adjusted OIBDA is relevant to investors because it allows them to analyze operating performance of each segment using the same metric management uses and also provides investors a measure to analyze operating performance of each segment against historical data. We exclude mark-to-market compensation expense and restructuring and impairment charges from the calculation of Adjusted OIBDA due to their volatility or non-recurring nature. We also exclude the amortization of deferred launch incentive payments because these payments are infrequent and the amortization does not represent cash payments in the current reporting period. Because Adjusted OIBDA is a non-GAAP measure, it should be considered in addition to, but not a substitute for, operating income, net income, cash flow provided by operating activities and other measures of financial performance reported in accordance with U.S. GAAP.

	Years Ended
	December 31,
		2007
	2008	As Adjusted	% Change
	(in millions)

Revenues:
U.S. Networks	$2,062	$1,941	6%
International Networks	1,158	1,030	12%
Commerce, Education, and Other	196	225	(13)%
Corporate and intersegment eliminations	27	7	NM

Total revenues	3,443	3,203	7%
Costs of revenue [1]	(1,024)	(1,227)	-17%
Selling, general and administrative [1]	(1,184)	(1,177)	1%
Add: Amortization of deferred launch incentives	75	100	-25%

Adjusted OIBDA	$1,310	$899	46%

[1]	Costs of revenue and selling, general and administrative expenses exclude depreciation and amortization, income (expense) arising from long-term incentive plan awards (mark-to-market), gains on asset dispositions, exit and restructuring charges and asset impairments.

	Years Ended
	December 31,
		2007
	2008	As Adjusted	% Change
	(in millions)
Adjusted OIBDA:
U.S. Networks	$1,111	$830	34%
International Networks	387	254	52%
Commerce, Education, and Other	13	4	NM
Corporate and intersegment eliminations	(201)	(189)	(6)%

Total Adjusted OIBDA	1,310	899	46%
Income (expense) arising from long-term incentive plan awards (mark-to-market)	69	(141)	NM
Depreciation and amortization	(186)	(134)	39%
Amortization of deferred launch incentives	(75)	(100)	(25)%
Gain on asset dispositions	—	136	100%
Exit and restructuring charges	(31)	(20)	55%
Asset impairments	(30)	(26)	15%

Total operating income	$1,057	$614	72%

U.S. Networks

	Years Ended
	December 31,
		2007
	2008	As Adjusted	% Change
	(in millions)
Revenues:
Distribution	$927	$862	8%
Advertising	1,058	1,015	4%
Other	77	64	20%

Total revenues	2,062	1,941	6%
Cost of revenues	(509)	(699)	(27)%
Selling, general and administrative	(476)	(468)	2%
Add: Amortization of deferred launch incentives	34	56	(39)%

Adjusted OIBDA	1,111	830	34%
Income (expense) arising from long-term incentive plan awards (mark-to-market)	(4)	—	NM
Depreciation and amortization	(56)	(28)	100%
Amortization of deferred launch incentives	(34)	(56)	(39)%
Exit and restructuring charges	(21)	—	NM
Asset impairments	(30)	—	NM

Operating income	$966	$746	29%

     As noted above, in May 2007, we exchanged our subsidiary holding the Travel Channel, travelchannel.com and approximately $1.3 billion in cash for Cox’s interest in DCH. Accordingly, DCH’s 2007 results of operations do not include Travel Channel after May 14, 2007. The disposal of Travel Channel does not meet the requirements for discontinued operations presentation. The following table represents U.S. Networks results of operations excluding Travel Channel for all periods. Although this presentation is not in accordance with U.S. GAAP, we believe this presentation provides a more meaningful comparison of the U.S. Networks results of operations and allows the reader to better understand the U.S. Networks ongoing operations.

U.S. Networks without Travel Channel

	Years Ended
	December 31,
		2007
	2008	As Adjusted	% Change
	(in millions)
Revenues:
Distribution	$927	$840	10%
Advertising	1,058	975	9%
Other	77	64	20%

Total revenues	2,062	1,879	10%
Cost of revenues	(509)	(673)	(24)%
Selling, general and administrative	(476)	(447)	6%
Add: Amortization of deferred launch incentives	34	51	(33)%

Adjusted OIBDA	1,111	810	37%
Income (expense) arising from long-term incentive plan awards (mark-to-market)	(4)	—	NM
Depreciation and amortization	(56)	(28)	100%
Amortization of deferred launch incentives	(34)	(51)	(33)%
Exit and restructuring charges	(21)	—	NM
Asset impairments	(30)	—	NM

Operating income	$966	$731	32%

     Since the disposal of Travel Channel in 2007 did not meet the requirements of discontinued operations presentation, and the results of Travel Channel are not consolidated with DCH post transaction, the following discussion excludes the results of Travel Channel for all periods so as to facilitate comparability of the U.S. Networks segment data.
     Revenues. Total revenues increased $183 million for the year ended December 31, 2008, when compared with 2007. Distribution revenue increased $87 million over the period, driven by annual contractual rate increases for fully distributed networks combined with subscription units, principally from networks carried on the digital tier. Distribution revenue includes a one-time $8 million adjustment resulting from improvements in our methodology of estimating accrued revenue for certain distribution operators. The adjustment was recorded in its entirety in the second quarter of 2008 and is not material to the current or prior periods. Contra revenue items included in distribution revenue, such as launch amortization and marketing consideration, decreased $19 million for the year ended December 31, 2008 when compared with 2007. This decrease includes $3 million for replacement decoder boxes to support the digitization of an analog transponder recorded as contra revenue in the second quarter of 2007.
     Advertising revenue increased $83 million for the year ended December 31, 2008, when compared with the prior year, primarily due to higher pricing in the up-front and scatter markets, as well as higher cash sellouts, which were partially offset by under-delivery of committed audience levels, when compared with the corresponding prior year periods.
     Other revenue increased $13 million for the year ended December 31, 2008, primarily from our representation of the Travel Channel, which increased $11 million during the period, coupled with an increase of $5 million in revenue from How Stuff Works, which was acquired in December 2007. These increases were partially offset by a decrease of $6 million of international program sales revenue, which is now reported in the International Networks segment.
     Cost of revenues. For the year ended December 31, 2008, cost of revenues decreased $164 million when compared with 2007, primarily due to a decrease in content amortization expense of $156 million. The decrease in content amortization expense was primarily a result of the effect of the $129 million content impairment charge recorded in 2007 following a change in management and related changes in strategy. This charge coupled with the related $76 million decrease in content amortization expense was offset by $17 million of content impairment charges for TLC programs following a change in management and related changes in strategy in the second half of 2008, and content amortization expense for new programming on Discovery Channel, TLC, Planet Green and Science Channel.
     Selling, general and administrative. Total selling, general and administrative expenses increased $29 million for the year ended December 31, 2008, when compared with 2007, which was primarily a result of a $34 million increase in personnel costs, primarily driven by continued investment in digital media, including acquisitions made during the third and fourth quarters of 2007. This increase was partially offset by decreased marketing expense of $12 million for the year ended December 31, 2008 when compared with the corresponding prior year period.
     Adjusted OIBDA. The U.S. Networks segment’s operating performance improved as reflected by an increase in adjusted OIBDA of $301 million for the year ended December 31, 2008 when compared with 2007. The improved performance is primarily due to revenue growth driven by subscriber growth coupled with higher pricing and lower costs of revenue due to declines in content amortization expense.

International Networks

	Years Ended
	December 31,
		2007
	2008	As Adjusted	% Change
	(in millions)
Revenues:
Distribution	$713	$615	16%
Advertising	336	330	2%
Other	109	85	28%

Total revenues	1,158	1,030	12%
Cost of revenues	(394)	(373)	6%
Selling, general and administrative	(418)	(447)	(6)%
Add: Amortization of deferred launch incentives	41	44	(7)%

Adjusted OIBDA	387	254	52%
Depreciation and amortization	(43)	(36)	19%
Amortization of deferred launch incentives	(41)	(44)	(7)%
Exit and restructuring charges	(2)	(2)	—

Operating income	$301	$172	75%

     Revenues. Total revenues increased $128 million for the year ended December 31, 2008, when compared with 2007, driven by an increase in distribution revenue of $98 million. Distribution revenue increased $76 million in EMEA, Latin America, and Asia primarily as a result of a 16% increase in average paying subscription units. In addition, foreign exchange had a favorable impact of $13 million on distribution revenues for the year ended December 31, 2008 when compared with 2007.
     Advertising revenue increased $6 million for the year ended December 31, 2008, when compared with 2007. Advertising revenue increased $42 million in EMEA and Latin America primarily due to higher viewership combined with an increased subscriber base in most markets worldwide. These increases were offset by a $35 million decrease in the U.K. due to an interpretation of a contract provision resulting in a limitation in our ability to monetize our audience in the U.K., as well as, a deterioration in market conditions. Advertising revenue decreased $4 million due to the impact of unfavorable foreign exchange.
     Other revenue increased $24 million mainly due to improvement in licensing and sales of programs primarily in the U.K. offset by a $2 million unfavorable foreign exchange impact.
     Cost of revenues. Cost of revenues increased $21 million for the year ended December 31, 2008, when compared with 2007, driven by a $40 million increase in content amortization expense due to continued investment in original productions and language customization to support additional local feeds for growth in local ad sales partially offset by favorable foreign exchange of $10 million and a reduction in sales commissions of $5 million.
     Selling general and administrative. Selling, general and administrative expenses decreased $29 million for the year ended December 31, 2008, when compared with 2007. This decrease was driven by a $26 million reduction in marketing expenditures coupled with the favorable impact of $3 million from foreign exchange.
     Adjusted OIBDA. The International Networks segment’s operating performance improved as reflected in an increase in adjusted OIBDA of $133 million for the year ended December 31, 2008, when compared with 2007. The improved performance reflects revenue growth driven by subscription growth in EMEA, Latin America and Asia and a reduction in marketing expenditures, partially offset by increased content amortization expense due to continued investment in original productions and language customization.
Commerce, Education, and Other

	Years Ended
	December 31,
		2007
	2008	As Adjusted	% Change
	(in millions)
Revenues:
Other	$196	$225	(13)%

Total revenues	196	225	(13)%
Cost of revenues	(116)	(151)	(23)%
Selling, general and administrative	(67)	(70)	(4)%

Adjusted OIBDA	13	4	NM
Depreciation and amortization	(9)	(17)	(47)%
Exit and restructuring charges	(6)	—	NM
Asset impairments	—	(27)	100%

Operating income	$(2)	$(40)	95%

     Revenues. Commerce, Education, and Other total revenues decreased $29 million for the year ended 2008 when compared with the prior year. A challenging retail environment in 2008 coupled with the success of the Planet Earth DVD in 2007 contributed to a year over year decline of 48% in revenue from the direct to consumer business, which was partially offset by higher licensing revenue. Education revenue increased by $6 million as the core streaming business continued to grow. New revenue streams in licensing and sponsorships were slightly offset by the decline in the hardcopy business as customers shifted to our digital services. Revenues generated by the CSS business were relatively flat compared with 2007.
     Cost of revenues. Cost of revenues decreased $35 million for the year ended December 31, 2008, commensurate with the decrease in Commerce’s product revenue coupled with a decrease in Education’s content amortization, which resulted from the fourth quarter 2007 write-off of capitalized content costs that were not aligned with Education’s product offerings.
     Selling, general and administrative. Selling, general and administrative expenses decreased $3 million for the year ended December 31, 2008. The decrease was primarily due to lower personnel and marketing costs incurred in Commerce and Education coupled with a $2 million legal expense in 2007 for a legal settlement. These decreases were partially offset by a slight increase in selling, general and administrative expense from the CSS business.
     Adjusted OIBDA. Adjusted OIBDA increased $9 million for the year ended December 31, 2008, when compared to 2007, which reflects our efforts to reduce costs in response to the challenging retail environment during the year, reflected by a decline in revenue.
Corporate and Intersegment Eliminations

	Years Ended
	December 31,
		2007
	2008	As Adjusted	% Change
	(in millions)
Revenues:
Other	$27	$7	NM

Total revenues	27	7	NM
Cost of revenues	(5)	(4)	25%
Selling, general and administrative	(223)	(192)	16%

Adjusted OIBDA	(201)	(189)	(6)%
Income (expense) arising from long-term incentive plan awards (mark-to-market)	73	(141)	NM
Depreciation and amortization	(78)	(53)	47%
Gains on asset dispositions	—	136	(100)%
Exit and restructuring charges	(2)	(17)	(88)%

Operating income	$(208)	$(264)	21%

     Corporate is mainly comprised of ancillary revenue and expenses from a joint venture, corporate functions, executive management and administrative support services. Consistent with our segment reporting, corporate expenses are excluded from segment results to enable executive management to evaluate business segment performance based upon decisions made directly by business segment executives.
     Corporate revenues increased $20 million for the year ended December 31, 2008, when compared with 2007, primarily due to increased ancillary revenue from a joint venture, whose primary sales were of the Planet Earth DVD; current sales volume is not expected to continue. Corporate costs increased $32 million, for the year ended December 31, 2008, driven by increased costs incurred in conjunction with our preparing to become a public entity as a result of the Newhouse Transaction and costs related to the start-up of OWN.
Results of Operations — 2007 vs. 2006
     Prior to the Newhouse Transaction, our consolidated results of operations included 100% of AMC’s results of operations, general and administrative expenses incurred at the DHC corporate level, as well as DHC’s share of earnings of DCH. The Statement of Operations reflects the CSS business in revenue and operating costs and expenses, whereas the portion of AMC’s businesses that were spun-off as a result of the Newhouse Transaction are reflected in Loss from discontinued operations, net of tax.

	Years Ended
	December 31,
	2007	2006	% Change
	(in millions)
Revenues	$76	$80	(5)%
Operating costs and expenses:
Cost of revenues, excluding depreciation and amortization listed below	60	63	(5)%
Selling, general and administrative	22	23	(4)%
Depreciation and amortization	3	3	—%
Exit and restructuring charges	—	2	NM
Gains on asset dispositions	(1)	—	NM

Total operating costs and expenses	84	91	(8)%

Operating loss	(8)	(11)	27%
Other income:
Equity in earnings of Discovery Communications Holding, LLC	142	104	37%
Other, net	8	—	NM

Total other income, net	150	104	44%

Income from continuing operations before income taxes	142	93	53%
Provision for income taxes	(56)	(41)	(37)%

Income from continuing operations	86	52	65%
Loss from discontinued operations, net of tax	(154)	(98)	(57)%

Net loss	$(68)	$(46)	(48)%

Income per share from continuing operations, basic and diluted	$0.31	$0.19

Loss per share from discontinued operations, basic and diluted	$(0.55)	$(0.35)

Net loss per share, basic and diluted	$(0.24)	$(0.16)

Weighted average number of shares outstanding, basic and diluted	281	280

     Ascent Media’s CSS group generated revenues primarily from fees for sound, music, mixing sound effects and other related services under brand names such as Sound One, POP Sound, Soundelux and Todd A-O. Generally, these services pertain to the completion of feature films, television programs and advertisements. These projects normally span from a few days to three months or more in length, and fees for these projects typically range from less than $1,000 to $200,000.
     Expenses related to the corporate support from DHC are reflected in selling, general and administrative expenses. Cost of revenues and operating expenses consists primarily of production wages, facility costs and other direct costs.
     Revenues. Revenues for CSS decreased $4 million to $76 million for the year ended December 31, 2007, when compared with the same period in 2006. This decrease was driven by smaller feature sound projects and the shut down of certain audio facilities in 2006.
     Total operating costs and expenses. Total operating costs and expenses decreased $7 million to $84 million for the year ended December 31, 2007, when compared with the same period in 2006. This decrease was driven by the reduction of costs that resulted from the shut down of certain audio facilities and related selling, general and administrative expenses.
     Equity in earnings of Discovery Communications Holding, LLC. From January 1, 2006 through May 14, 2007, DHC recorded its 50% share of the earnings of DCH. Subsequent to May 14, 2007 and prior to September 17, 2008, the date the Newhouse Transaction closed, DHC recorded its 66 2/3% share of the earnings of DCH. DHC’s share of earnings in DCH increased $38 million for the year ended December 31, 2007, when compared with the same period in 2006. This increase resulted from DHC’s $90 million share of DCH’s gain on the Cox Transaction, along with an $8 million increase due to DHC’s increase in share ownership in DCH from 50% to 66 2/3%. These increases were partially offset by higher long-term incentive compensation expense for DCH personnel and higher interest at DCH as a result of debt incurred to close the Cox Transaction.
     Loss from Discontinued Operations, net of tax. The loss from discontinued operations, net of tax increased $56 million for the year ended December 31, 2007, from the comparable period in 2006, primarily as a result of a $72 million increase in charges related to the impairment of goodwill on the AMC business for the year ended

December 31, 2007, when compared with the same period in 2006. The increase in goodwill impairment charges was partially offset by an improvement in operating performance on the AMC business.
Liquidity and Capital Resources
     The following table represents a comparison of the components of the statement of cash flows, as reported for the years ended December 31, 2008, 2007 and 2006, respectively, with a reconciliation of historical DCH statement of cash flows for the year ended December 31, 2007. Our as-adjusted statement of cash flows represents the cash flow activities as if the Newhouse Transaction was completed January 1, 2007. The table includes the cash flow activity for AMC for both periods, including cash provided by operating activities of $28 million, cash provided by investing activities of $128 million, and cash used in financing activities of $2 million for the year ended December 31, 2008. AMC cash provided by operating activities was $61 million, cash used in investing activities was $15 million, and cash provided by financing activities was $2 million for the year ended December 31, 2007.

	For the Year				For the Year
	Ended	For the Year Ended December 31, 2007			Ended
	December 31,	DHC		Discovery	December 31,
	2008	As reported	DCH	as Adjusted	2006
	(recast)		(recast)	(recast)
	(in millions)
Operating Activities
Net income (loss)	$445	$(68)	$—	$(68)	$(46)
Adjustments to reconcile net income (loss) to cash provided by operating activities:	440	139	459	598	100
Changes in operating assets and liabilities, net of discontinued operations:	(316)	(13)	(217)	(230)	19

Cash provided by operating activities	569	58	242	300	73
Investing Activities
Purchases of property and equipment	(102)	(47)	(81)	(128)	(77)
Proceeds from business and asset dispositions	139	2	—	2	6
Net cash acquired from Newhouse Transaction	45	—	—	—	—
Business acquisitions, net of cash acquired	(8)	—	(306)	(306)	(47)
Purchases of securities	—	—	—	—	(52)
Proceeds from sale of securities	24	28	—	28	—
Other investing activities, net	—	2	(44)	(42)	1

Cash provided by (used in) investing activities	98	(15)	(431)	(446)	(169)
Financing Activities
Ascent Media Corporation spin-off	(356)	—	—	—	—
Borrowings from long-term debt	—	—	1,500	1,500	—
Net repayments of revolver loans	(125)	—	(2)	(2)	—
Principal repayments of long-term debt	(257)	—	(8)	(8)	—
Principal repayments of capital lease obligations	(29)	—	(6)	(6)	—
Repurchase of members’ interests	—	—	(1,285)	(1,285)	—
Net cash from stock option exercises	—	13	—	13	—
Other financing activities, net	(7)	(1)	(24)	(25)	—

Cash (used in) provided by financing activities	(774)	12	175	187	—
Effect of exchange rate changes on cash and cash equivalents	(2)	—	7	7	—

Change in cash and cash equivalents	(109)	55	(7)	48	(96)
Cash and cash equivalents of continuing operations, beginning of period	—	1	52	53	—
Cash and cash equivalents of discontinued operations, beginning of period	209	153	—	153	250
Adjustment to remove AMC cash	—	(201)		(201)	—

Cash and cash equivalents, end of period	$100	$8	$45	$53	$154

     The DHC amounts are reported net of adjustments of $222 million for net income, $142 million to eliminate the DHC equity pick-up of DCH, and $80 million to allocate non-controlling interest to Advance/Newhouse.
Sources of Cash
     Our principal sources of liquidity are cash in-hand, cash flows from operations and borrowings under our credit facilities. We anticipate that our cash flows from operations, existing cash, cash equivalents and borrowing capacity under our revolving credit facility are sufficient to meet our anticipated cash requirements for at least the next 12 months.
     Total Liquidity at December 31, 2008. As of December 31, 2008 we had approximately $1.3 billion of total liquidity, comprised of approximately $100 million in cash and cash equivalents and the ability to borrow approximately $1.2 billion under our revolving credit facilities. In October 2008, we repaid $11 million outstanding under our U.K. revolving credit facility. This facility was closed at our election in December 2008 and would have expired according to its terms in April 2009.
     Cash Provided by Operations. For the year ended December 31, 2008, our cash provided by operating activities was $569 million compared to $300 million for the same period as adjusted in 2007.
     Proceeds from business and asset dispositions. During the year ended December 31, 2008, AMC received proceeds of $139 million primarily from the sale of Accent Health as part of the spin-off of AMC.
     Debt Facilities. Our committed debt facilities include two term loans, a revolving loan facility and various senior notes payable. The second term loan was entered into on May 14, 2007 for $1.5 billion in connection with the Cox Transaction. Total commitments of these facilities were $4.9 billion at December 31, 2008. Debt outstanding on these facilities aggregated $3.7 billion at December 31, 2008, providing excess debt availability of $1.2 billion.
     We currently have fixed the interest rate on the majority of our outstanding debt. The anticipated interest payments, together with the scheduled principal payments, due over the next year are within the available capacity on our committed facilities. Although we have adequate liquidity to fund our operations and to meet our debt service obligations over the next 12 months, we may seek to arrange new financing in the current year in advance of the maturity of our debt facility in 2010. Also, our current performance on the leverage and other financial maintenance tests is at levels within the established thresholds of the debt agreements indicating some ability to absorb lower than expected operating results and still remain within the covenant limits.
     DCH’s $1.5 billion term loan is secured by its assets, excluding assets held by its subsidiaries. The remaining term loan, revolving loan and senior notes are unsecured. The debt facilities contain covenants that require the respective borrowers to meet certain financial ratios and place restrictions on the payment of dividends, sale of assets, additional borrowings, mergers, and purchases of capital stock, assets and investments. We were in compliance with all debt covenants as of December 31, 2008.
     Our interest expense associated with our debt facilities is exposed to movements in short-term interest rates. Derivative instruments, including both fixed to variable and variable to fixed interest rate instruments, are used to modify this exposure. The variable to fixed interest rate instruments have a notional principal amount of $2.3 billion and have a weighted average interest rate of 4.68% against 3 month LIBOR at December 31, 2008. The fixed to variable interest rate agreements have a notional principal amount of $50 million and have a weighted average interest rate of 7.90% against fixed rate private placement debt at December 31, 2008. At December 31, 2008, we held an unexercised interest rate swap put with a notional amount of $25 million at a fixed rate of 5.44%.
     On January 29, 2009, we entered into interest rate swap transactions which will become effective on June 30, 2010, with a notional amount of $200 million. Under the swap transactions, we will make quarterly payments at a rate of approximately 2.935% per annum to the swap counterparties in exchange for a payment approximately equal to the variable rate payable under our Credit, Pledge and Security Agreement dated as of May 14, 2007. The swap transactions terminate on March 31, 2014, which is the interest payment date before the maturity date of our Credit, Pledge and Security Agreement, which is May 14, 2014. The terms of the swap transactions are governed by customary ISDA interest rate swap agreements.
     By entering into these swap transactions, we have effectively fixed the interest rate on $200 million of the borrowings under its Credit, Pledge and Security Agreement at approximately 4.935% per annum, starting as of June 30, 2010.
Uses of Cash
     During the year ended December 31, 2008, our primary uses of cash were cash payments for content of $803 million, mandatory principal payments under our bank facilities and senior notes totaling $257 million, cash payments of $125 million under our revolving loans, capital expenditures of $102 million, and payments under our LTIP of $49 million. During the year ended December 31, 2007, on an as-adjusted basis, our primary uses of cash were the redemption of Cox’s equity interests of $1.3 billion, cash payments for content of $706 million and capital expenditures of $127 million.
     In 2009, we expect our uses of cash to be approximately $445 million for debt repayments, $225 million for interest expense, and $60 million for capital expenditures. We have no material commitments for capital expenditures. We will also be required to make payments under our LTIP as well as for stock appreciation rights issued under our Incentive Plan. Amounts expensed and payable under the LTIP are dependent on future annual calculations of unit values which are primarily affected by changes in our stock price, changes in units outstanding, and changes to the plan.
     Joint Venture Arrangement. On June 19, 2008, we entered in to a 50-50 joint venture with Oprah Winfrey and Harpo, Inc. (“Harpo”) to rebrand Discovery Health Channel as OWN: Oprah Winfrey Network (“OWN Network”). It is expected that Discovery Health will be rebranded as OWN in late 2009 or early 2010. Pursuant to the agreement, we have committed to make capital contributions of up to $100 million through September 30, 2011, of which $6 million has been funded as of December 31, 2008. We anticipate that a significant portion of the $100 million funding obligation will occur in 2009.
Factors Affecting Sources of Liquidity
     If we were to experience a significant decline in operating performance, or have to meet an unanticipated need for additional liquidity beyond our available commitments, there is no certainty that we would be able to access the needed liquidity. While we have established relationships with U.S. and international banks and investors which continue to participate in our various credit agreements, the current tightening in the credit markets may cause some lenders to have to reduce or withdraw their commitments if we were to seek to negotiate a refinancing or an increase in our total commitments. Covenants in existing debt agreements may constrain our capacity for additional debt or there may be significant increases in costs to refinance existing debt to access additional liquidity. As a public company, we may have access to other sources of capital such as the public bond and equity markets. However, access to sufficient liquidity in these markets is not assured given our substantial debt outstanding and the continued volatility in the equity markets and further tightening in the credit markets.
     Our access to capital markets can be affected by factors outside of our control. In addition, our cost to borrow is impacted by market conditions and our financial performance as measured by certain credit metrics defined in our credit agreements, including interest coverage and leverage ratios.
     We expect to have sufficient cash flow from operations in 2009, combined with $100 million of cash on hand, to meet current year interest payments, expected capital expenditures of $60 million, and mandatory principal repayments of $445 million. In addition, we have $1.2 billion of available capacity on our existing revolving credit facility if our cash flow from operations is less than anticipated.
     We are compliant with all debt covenants and have sufficient excess capacity to draw on existing debt commitments or incur additional debt should we seek refinancing during 2009 in advance of our debt facility maturing in October 2010. We have no indication that any of our lenders would be unable to perform under the requirements of our credit agreements should we seek additional funding. Although our leverage and interest coverage covenants limit the total amount of debt we might incur relative to our operating cash flow, we expect we would continue to maintain compliance with our debt covenants with a 50% reduction in our current operating performance.
     Capital expenditures of $102 million in 2008 included the investment in building improvements, broadcast equipment, computer hardware/software, and office furniture/equipment, including $35 million related to AMC, which was spun off in September 2008. Therefore, capital expenditures of continuing operations in 2008 were $67 million. Our anticipated cash expenditures of $60 million in 2009 are not materially lower than our 2008 capital expenditures; however, a portion could be deferred should the need arise.
     We anticipate $563 million of our Term Loan A debt will mature in 2010 as will any remaining revolving debt. We expect to meet a significant portion of the maturing debt obligations through cash flows from operations. We are also considering various options for refinancing debt in both the public and private credit markets. Although the current credit markets have contracted from previous levels, our need for financing has diminished from prior years. If we are unable to access additional credit or if we do not have the ability to refinance the maturing debt, we could bridge a portion of our remaining 2010 cash needs by taking advantage of flexibility in our cost structure and reducing certain expenditures.
Contractual Obligations
     We have agreements covering leases of satellite transponders, facilities and equipment. These agreements expire at various dates through 2028. We are obligated to license programming under agreements with content suppliers that expire over various dates. We also have other contractual commitments arising in the ordinary course of business.
     A summary of all of the expected payments for these commitments as well as future principal payments under the current debt arrangements and minimum payments under capital leases at December 31, 2008 is as follows:

	Payments Due by Period(1)
		Less than 1			More than
	Total	Year	1-3 Years	3-5 Years	5 Years
		(in millions)
Long-term debt	$3,721	445	1,128	355	1,793
Interest payments(2)	735	217	274	179	65
Capital leases	82	18	34	20	10
Operating leases	359	66	105	73	115
Content	538	354	102	82	—
Other(3)	394	101	115	41	137

Total	$5,829	1,201	1,758	750	2,120

(1)	Table does not include certain long-term obligations reflected in our consolidated balance sheet as the timing of the payments cannot be predicted or the amounts will not be settled in cash. The most significant of these obligations is the $23 million accrued under our LTIP plans. In addition, amounts accrued in our consolidated balance sheet related to derivative financial instruments are not included in the table as such amounts may not be settled in cash or the timing of the payments cannot be predicted.

(2)	Amounts (i) are based on our outstanding debt at December 31, 2008, (ii) assume the interest rates on our floating rate debt remain constant at the December 31, 2008 rates and (iii) assume that our existing debt is repaid at maturity.

(3)	Represents our obligations to purchase goods and services whereby the underlying agreements are enforceable, legally binding and specify all significant terms. The more significant purchase obligations include: obligations to purchase goods and services, employment contracts, sponsorship agreements and transmission services.
     We are subject to a contractual agreement that may require us to acquire the non-controlling interest of certain of our subsidiaries. The amount and timing of such payments are not currently known. We have recorded a $49 million liability as of December 31, 2008 for this redemption right.
Off-Balance Sheet Arrangements
     We have no material off-balance sheet arrangements (as defined in Item 303(a)(4) of Regulation S-K) that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.
Critical Accounting Policies and Estimates
     The preparation of our financial statements in conformity with U.S. GAAP requires management to make estimates, judgments and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. On an ongoing basis, we evaluate estimates, which are based on historical experience and on various other assumptions believed reasonable under the circumstances. The results of these evaluations form the basis for making judgments about the carrying values of assets and liabilities and the reported amount of expenses that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions. Critical accounting policies impact the presentation of our financial condition and results of operations and require significant judgment and estimates. An appreciation of our critical accounting policies facilitates an understanding of our financial results. Amounts disclosed relate to Discovery, as-adjusted for 2007 and Discovery for 2008. Unless otherwise noted, we applied critical accounting policies and estimates methods consistently in all material respects and for all periods presented. For further information regarding these critical accounting policies and estimates, please see the Notes to our consolidated financial statements.
Revenues
     We derive revenues from (i) distribution revenue from cable systems, satellite operators and other distributors, (ii) advertising aired on our networks and websites, and (iii) other, which is largely e-commerce and educational sales.
     Distribution. Distributors generally pay a per-subscriber fee for the right to distribute our programming under the terms of long-term distribution contracts (“distribution revenue”). Distribution revenue is reported net of incentive costs or other consideration, if any, offered to system operators in exchange for long-term distribution contracts. We recognize distribution revenue over the term of the contracts based on contracted monthly license fee provisions and reported subscriber levels. Network incentives have historically included upfront cash incentives referred to as “launch support” in connection with the launch of a network by the distributor within certain time frames. Any such amounts are capitalized as assets upon launch of our programming by the distributor and are amortized on a straight-line basis as a reduction of revenue over the terms of the contracts. In instances where the distribution agreement is extended prior to the expiration of the original term, we evaluate the economics of the extended term and, if it is determined that the deferred launch asset continues to benefit us over the extended term, then we will adjust the launch amortization period accordingly. Other incentives are recognized as a reduction of revenue as incurred.
     The amount of distribution revenue due to us is reported by distributors based on actual subscriber levels. Such information is generally not received until after the close of the reporting period. Therefore, reported distribution revenue is based upon our estimates of the number of subscribers receiving our programming for the month, plus an adjustment for the prior month estimate. Our subscriber estimates are based on the most recent remittance or confirmation of subscribers received from the distributor.
     Advertising. We record advertising revenue net of agency commissions and audience deficiency liabilities in the period advertising spots are broadcast. A substantial portion of the advertising sold in the United States includes guaranteed levels of audience that either the program or the advertisement will reach. Deferred revenue is recorded and adjusted as the guaranteed audience levels are achieved. Audience guarantees are initially developed by our internal research group and actual audience and delivery information is provided by third party ratings services. In certain instances, the third party ratings information is not received until after the close of the reporting period. In these cases, reported advertising revenue and related deferred revenue is based on our estimates for any under-delivery of contracted advertising ratings based on the most current data available from the third party ratings service. Differences between the estimated under-delivery and the actual under-delivery have historically been insignificant. Online advertising revenues are recognized as impressions are delivered.
     Certain of our advertising arrangements include deliverables in addition to commercial time, such as the advertiser’s product integration into the programming, customized vignettes, and billboards. These contracts that include other deliverables are evaluated as multiple element revenue arrangements under EITF 00-21, Revenue Arrangements with Multiple Deliverables.
     Commerce, Education, and Other. Commerce revenue is recognized upon product shipment, net of estimated returns, which are not material to our consolidated financial statements. Educational service sales are generally recognized ratably over the term of the agreement. CSS services revenue is recognized when services are performed. Revenue from post-production and certain distribution related services is recognized when services are provided. Prepayments received for services to be performed at a later date are deferred.
Derivative Financial Instruments
     FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities, (“FAS 133”), requires every derivative instrument to be recorded on the balance sheet at fair value as either an asset or a liability. The statement also requires that changes in the fair value of derivatives be recognized currently in earnings unless specific hedge accounting criteria are met. We use financial instruments designated as cash flow hedges. The effective changes in fair value of derivatives designated as cash flow hedges are recorded in accumulated other comprehensive income (loss). Amounts are reclassified from accumulated other comprehensive income (loss) as interest expense is recorded for debt. We use the cumulative dollar offset method to assess effectiveness. To be highly effective, the ratio calculated by dividing the cumulative change in the value of the actual swap by the cumulative change in the hypothetical swap must be between 80% and 125%. The ineffective portion of a derivative’s change in fair value is immediately recognized in earnings. We use derivative instruments principally to manage the risk associated with the movements of foreign currency exchange rates and changes in interest rates that will affect the cash flows of our debt transactions. Refer to Note 12 for additional information regarding derivative instruments held by us and risk management strategies.
Content Rights
     Costs incurred in the direct production, co-production or licensing of content rights are capitalized and stated at the lower of unamortized cost, fair value, or net realizable value. In accordance with SOP 00-2, Accounting by Producers or Distributors of Films, we amortize our content assets based upon the ratio of current revenue to total estimated revenue (“ultimate revenue”). To determine this ratio, we analyze historical and projected usage for similar programming and apply such usage factors to projected revenue by network adjusted for any future significant programming strategy changes.

     The result of this policy is an accelerated amortization pattern for the fully distributed U.S. Networks segment (Discovery Channel, TLC, Animal Planet) and Discovery Channel in the International Networks segment over a period of no more than four years. The accelerated amortization pattern results in the amortization of approximately 40% to 50% of the program cost during the first year. Topical or current events programming is amortized over shorter periods based on the nature of the programming and may be expensed upon its initial airing. All other networks in the U.S. Networks segment and International Networks segment utilize up to five year useful life. For these networks, with programming investment levels lower than the established networks and higher reuse of programming, straight-line amortization is considered a reasonable estimate of the use of content consistent with the pace of earning ultimate revenue.
     Ultimate revenue assessments include advertising and affiliate revenue streams. Ancillary revenue is considered immaterial to the assessment. Changes in management’s assumptions, such as changes in expected use, could significantly alter our estimates for amortization. Amortization is approximately $658 million for the year ended December 31, 2008 and the unamortized programming balance at December 31, 2008 is $1.2 billion.
     Programming that we expect to alter planned use by reduction or removal from a network because of changes in network strategy is written down to its net realizable value based on adjusted ultimate revenues when identified. On a periodic basis, management evaluates the net realizable value of content in conjunction with our strategic review of the business. Changes in management’s assumptions, such as changes in expected use, could significantly alter our estimates for write-offs. During the third quarter 2008, we implemented significant changes in brand strategies for TLC. As a result, we recorded a content impairment charge of $17 million, which is included as a component of content amortization expense. Consolidated content impairment, including accelerated amortization of certain programs is approximately $39 million for the year ended December 31, 2008.
Expenses Arising from Long-Term Incentive Plans
     Expenses arising from liability awards based on long-term incentive plans are primarily related to our unit-based, long-term incentive plan (LTIP), for our employees who meet certain eligibility criteria. Units were awarded to eligible employees and vest at a rate of 25% per year. Prior to the Newhouse Transaction, we accounted for the LTIP in accordance with FAS 133, Accounting for Derivative Financial Instruments (“FAS 133”) and EITF Issue No. 02-08, Accounting for Options Granted to Employees in Unrestricted, Publicly Traded Shares of an Unrelated Entity, as the value of units in the LTIP was indexed to the value of DHC Series A common stock. Upon redemption of the LTIP awards, participants received a cash payment based on the difference between the market price of DHC Series A common stock on the vesting date and the market price on the date of grant. Following the Newhouse Transaction, units remained outstanding and were adjusted to track changes in the value of our publicly traded stock. We account for these cash settled stock appreciation awards in accordance with FAS 123(R), Share-Based Payment (“FAS 123R”).
     The value of units in the LTIP is calculated using the Black-Scholes model each reporting period, and the change in unit value of LTIP awards outstanding is recorded as compensation expense over the period outstanding. We elected to attribute expense for the units in accordance with FAS 123R. We use volatility of DHC common stock or our common stock, if available, in our Black-Scholes models. However, if the term of the units is in excess of the period common stock has been outstanding, we use a combination of historical and implied volatility. Different assumptions could result in different market valuations. However the most significant factor in determining the unit value is the price of common stock.

Goodwill and Indefinite-lived Intangible Assets
     On September 17, 2008, we were formed as a result of DHC and Advance/Newhouse Programming Partnership (“Advance/Newhouse”) combining their respective interests in DCH and exchanging those interests with the Company (the “Newhouse Transaction”). The Newhouse Transaction provided, among other things, for the combination of DHC’s 66 2/3% interest with Advance/Newhouse’s 33 1/3% interests in DCH.
     For financial reporting purposes, we are the successor reporting entity to DHC. Because there is no effective change in ownership, in accordance with ARB 51, paragraph 11, both DHC and DCH have been consolidated in our financial statements as if the transaction had occurred January 1, 2008. Our critical accounting policies were adopted from DCH following the Newhouse Transaction. For purposes of analyzing DCI’s critical accounting policies, we present associated 2008 financial information consistent with our financial statement presentation and present associated 2007 financial information consistent with the financial statement presentation of DCH.
     The majority of our goodwill balance is the result of the Newhouse and Cox transactions in 2008 and 2007, respectively. As a result of the Newhouse Transaction, we allocated $1.8 billion of goodwill previously allocated to DHC’s equity investment in DCH and $251 million of goodwill for the basis differential between the carrying value of DHC’s and Advance/Newhouse’s investments in DCH to our reporting units. The formation of DCH as part of the Cox Transaction required “pushdown” accounting of each shareholder’s basis in DCH. The result was the pushdown of $4.6 billion of additional goodwill previously recorded on the investors’ books to DCH reporting units.
     We performed our annual goodwill impairment testing in accordance with FASB Statement No. 142, Goodwill and Other Intangibles Assets (“FAS 142”) on November 30, 2008. Under the guidelines established by FASB Statement No. 131, Disclosures about Segments of an Enterprise and Related Information (“FAS 131”), we have aggregated our operating segments into the following three reportable segments: U.S. Networks, International Networks, and Commerce, Education, and Other. However, the goodwill impairment analysis, under the requirements of FAS 142, is performed at the reporting unit level. A reporting unit is the same as, or one level below, an operating segment as defined in FAS 131.
     The following table presents our goodwill balances, by reporting unit, as of December 31, 2008 and 2007. The December 31, 2008 goodwill balances for each reportable segment agree to Note 10 to the consolidated financial statements. The December 31, 2007 balances have been included for comparative purposes and agree in total to the consolidated goodwill balance included in the Rule 3-09 financial statements of the significant subsidiary, DCH.

	As of
	December 31,
	2008	2007
	(in millions)
Discovery Channel	$2,284	$1,507
TLC	1,551	1,063
Animal Planet	313	229
Other U.S. Networks	1,421	1,263

U.S. Networks	5,569	4,062

U. K.	181	181
EMEA	693	397
Latin America	230	55
Asia Pacific	164	130
Antenna Audio	5	6

International Networks	1,273	769

Commerce	22	21
Education	16	18
Creative Sound Services	11	—

Commerce, Education, and Other	49	39

Total Goodwill	$6,891	$4,870

     We utilized a discounted cash flow (“DCF”) model and market approach to estimate the fair value of our reporting units. The discounted cash flow model utilizes projected financial results for each reporting unit. The projected financial results are created from critical assumptions and estimates which are based on management’s business plans and historical trends. The market approach relies on data from publicly traded guideline companies. Determining fair value requires the exercise of significant judgments, including judgments about appropriate discount rates, perpetual growth rates, the amount and timing of expected future cash flows, and relevant comparable company earnings multiples.
     A summary of the critical assumptions utilized for our annual impairment tests in 2008 and 2007 are outlined below. We believe this information coupled with our sensitivity analysis considering reporting units whose fair value would not exceed carrying value following a hypothetical reduction in fair value of 10% and 20% provide relevant information to understand our goodwill impairment testing and evaluate our goodwill balances.
     During 2008, there were no significant changes in our reporting units. However, as a result of the Newhouse Transaction we allocated $2.0 billion of goodwill to our reporting units. For the annual goodwill impairment test performed on November 30, 2008, we did not significantly change the methodology from 2007 to determine the fair value of our reporting units. Due to the decline in the global economic environment, we made changes to certain of the assumptions utilized in the discounted cash flow model for 2008 compared with the prior year. For instance, generally we increased discount rates and assumed lower growth rates in our 2008 discounted cash flow calculations. Our assumed growth rates in 2008 were also lower than historical growth rates. The following is a summary analysis of the significant assumptions used in our DCF model, as well as a sensitivity analysis on the impact of changes in certain assumptions to our overall conclusion concerning impairment of our goodwill balances.
     Discount rate: The discount rate represents the expected return on capital. Each of the U.S. Networks’ reporting units generally used a discount rate of 12% for 2008, which represents an increase from a rate of 11% utilized in 2007. The International Networks’ reporting units’ discount rates were a weighted average of 16% and 14% for the years 2008 and 2007, respectively. For our remaining reporting units, discount rates were a weighted average of 15% for the years 2008 and 2007. We used the average interest rate of a 20 year government security over a one year period to determine the risk free rate in our weighted average cost of capital calculation. The difference between our discount rate and the risk free rate was 8% and 7% in 2008 and 2007, respectively.
     Growth assumptions: Projected annual growth is primarily driven by assumed advertising sales and cable subscriber trends offset by expected expenses. Other considerations include historical performance and anticipated economic conditions for the current period and long term.
     We use a five year period of assumed cash flows to assess short-term company net free cash flow for our DCF calculation. We assumed lower overall net free cash flow growth due to current market conditions accompanied by a modest recovery in 2010. The projected revenue growth for the U.S. Networks’ reporting units was a weighted average of 5% for the 2008 DCF calculation, compared with 8% in 2007. U.S. Networks experienced actual revenue growth of 10% in 2008 and 2007, when adjusted for the spin-off of the Travel Channel. The projected expense growth for the U.S. Networks’ reporting units was a weighted average of 5% in 2008, compared with 3% in 2007. The projected revenue growth for the International Networks’ reporting units was a weighted average of 7% for the 2008 DCF calculation, compared with 11% in 2007. International Networks experienced actual revenue growth of 12% and 13% in 2008 and 2007, respectively. The projected expense growth for the International Networks’ reporting units was a weighted average of 6% in 2008, compared with 7% in 2007. The projected revenue growth for our other reporting units was a weighted average of 4% for the 2008 DCF calculation, compared with 8% in 2007. Other reporting units experienced an actual revenue decline of 19% and an increase of 39% in 2008 and 2007, respectively. The historical revenue decline for our other reporting units in 2008 is not relevant due to one time items and the closure of retail stores in the third quarter of 2007. The projected expense decline for other reporting units was 1% in 2008, compared with increases of 4% in 2007.
     We used a weighted average terminal value growth rate of 4% and 5% for the U.S. Networks’ reporting units in our 2008 and 2007 DCF calculations, respectively. We used a weighted average terminal value growth rate of 5% and 6% for the International Networks’ reporting units in our 2008 and 2007 DCF calculations, respectively. We used a weighted average terminal value growth rate of 7% and 5% for our other reporting units in our 2008 and 2007 DCF calculations, respectively. The terminal values used in our DCF model are calculated using the dividend discount model. As a result, the terminal values used for our reporting units are a function of their respective discount rates and terminal value growth rates.
     Market approach assumptions: We used both an Earnings Before Interest Depreciation and Amortization (“EBITDA”) and price per subscriber multiples to estimate fair value using a market approach. The U.S. Networks’ reporting units’ EBITDA multiples ranged from 12 to 6 and from 14 to 4 for 2008 and 2007, respectively. The International Networks’ reporting units’ EBITDA multiples ranged from 15 to 6 and from 18 to 12 for 2008 and 2007, respectively.
     The U.S. Networks’ reporting units made up 75% and 79% of the fair value of our Company in 2008 and 2007, respectively. At the date of impairment testing, the carrying value of our U.S. Networks’ reporting units made up 77% of the carrying value of net assets allocated for purposes of goodwill impairment testing in 2008 and 2007. The International Networks’ reporting units made up 23% and 20% of the fair value of our Company in 2008 and 2007, respectively. The carrying value of the International Networks’ reporting units made up 22% and 23% of the carrying value of net assets allocated for purposes of goodwill impairment testing in 2008 and 2007, respectively. The fair value of our other reporting units made up 2% and 1% of the fair value of our Company in 2008 and 2007, respectively. The carrying value of our other reporting units made up 1% of the carrying value of net assets allocated for purposes of goodwill impairment testing in 2008 and 2007, respectively.
     Sensitivity Analysis: In order to analyze the sensitivity our assumptions have on our overall impairment assessment, we determined the impact that a hypothetical 10% and 20% reduction in fair value would have on our conclusions.
•	There were no reporting units for which a 10% decline in fair value would result in the reporting unit’s carrying value to be in excess of its fair value.

•	The fair values of the U.K. and the Other U.S. Networks reporting units do not exceed their carrying values by 20%. A hypothetical 20% reduction in fair value of these reporting units results in carrying values in excess of fair value by 9% and 4%, respectively. The goodwill balance attributable to these two reporting units is $1.6 billion in 2008. A 100 basis point change in the discount rate used for these two reporting units results in a weighted average 8% decline or 11% rise in fair value. A 50 basis point change in long-term growth rates used for these two reporting units results in a weighted average 4% decline or rise in fair value.
      Reductions of 36% and 34% in the fair value of our largest reporting units (in terms of fair value), Discovery and TLC, respectively, would result in their carrying values exceeding their fair values. Given the reductions required and the assumptions used in our fair value modeling at the time of our impairment review, there did not appear to be any likely changes or trigger events that would indicate an impairment of these reporting units.
     If changes in the fair value of our reporting units caused the carrying value of a reporting unit to exceed its fair value, the second step of the goodwill impairment test would be required to be performed to determine the ultimate amount of impairment loss to record.
     Impairment testing: We will perform our annual impairment testing of goodwill November 30, 2009, unless there is a triggering event, which would require the performance of impairment testing before our annual impairment testing date. We monitor our anticipated operating performance to ensure that no event has occurred requiring goodwill impairment testing. As part of our annual impairment testing or any interim impairment test deemed necessary, we will evaluate whether our assumptions and methodologies require changes as a result of the current global economic environment.
Long-lived Assets
     Long-lived assets (e.g., amortizing trademarks, customer lists, other intangibles and property, plant and equipment) do not require that an annual impairment test be performed; instead, long-lived assets are tested for impairment upon the occurrence of a triggering event. Triggering events include the likely (i.e., more likely than not) disposal of a portion of such assets or the occurrence of an adverse change in the market involving the business employing the related assets. Once a triggering event has occurred, the impairment test employed is based on whether the intent is to hold the asset for continued use or to hold the asset for sale. If the intent is to hold the asset for continued use, the impairment test first requires a comparison of undiscounted future cash flows against the carrying value of the asset. If the carrying value of the asset exceeds the undiscounted cash flows, the asset would be deemed to be impaired. Impairment would then be measured as the difference between the fair value of the asset and its carrying value. Fair value is generally determined by discounting the future cash flows associated with that asset. If the intent is to hold the asset for sale and certain other criteria are met (e.g., the asset can be disposed of currently, appropriate levels of authority have approved the sale, and there is an active program to locate a buyer), the impairment test involves comparing the asset’s carrying value to its fair value. To the extent the carrying value is greater than the asset’s fair value, an impairment loss is recognized for the difference.
     Significant judgments in this area involve determining whether a triggering event has occurred, determining the future cash flows for the assets involved and determining the proper discount rate to be applied in determining fair value. In 2007, there were no significant long-lived asset impairments.
     During the year ended December 31, 2008, we recorded long-lived asset impairments of $30 million for HSW and $2 million for exit costs of certain operations.
     The determination of recoverability of goodwill and other intangibles and long-lived assets requires significant judgment and estimates regarding future cash flows, fair values, and the appropriate grouping of assets. Such estimates are subject to change and could result in impairment losses being recognized in the future. If different reporting units, asset groupings, or different valuation methodologies had been used, the impairment test results could have differed.

Deferred Launch Incentives
     Consideration issued to cable and satellite distributors in connection with the execution of long-term network distribution agreements is deferred and amortized on a straight-line basis as a reduction to revenue over the terms of the agreements. Obligations for fixed launch incentives are recorded at the inception of the agreement. Following the renewal of a distribution agreement, the remaining deferred consideration is amortized over the extended period. Amortization of deferred launch incentives was $75 million and $100 million for the years ended December 31, 2008 and 2007, respectively. During 2007, in connection with the settlement of terms under a pre-existing distribution agreement, we completed negotiations for the renewal of long-term distribution agreements for certain of our U.K. networks and paid a distributor $196 million, most of which is being amortized over a five year period.
Redeemable Interests in Subsidiaries
     For those instruments with an estimated redemption value, redeemable interests in subsidiaries are accreted or amortized to an estimated redemption value ratably over the period to the redemption date. Subsequent to adoption of FASB Statement No. 160, Noncontrolling Interests in Consolidated Financial Statements, an Amendment of ARB No. 51 (“FAS 160”) on January 1, 2009, accretion and amortization are recorded to retained earnings.
Income Taxes
     Income taxes are recorded using the asset and liability method of accounting for income taxes. Deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A valuation allowance is provided for deferred tax assets if it is more likely than not such assets will be unrealized.
     Effective January 1, 2007, we adopted FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109 (“FIN 48”). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements, and prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. In instances where we have taken or expect to take a tax position in its tax return and we believe it is more likely than not that such tax position will be upheld by the relevant taxing authority upon settlement, we may record the benefits of such tax position in our consolidated financial statements. The tax benefit to be recognized is measured as the largest amount of benefit that is greater than fifty percent likely of being realized upon ultimate settlement. The adoption of FIN 48 did not materially impact our consolidated financial statements.
Recent Accounting Pronouncements
     In June 2008, the FASB issued FASB Staff Position (“FSP”) Emerging Issues Task Force (“EITF”) Issue No. 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities (“FSP No. EITF 03-6-1”). This FSP provides that all outstanding unvested share-based payment awards that contain rights to non-forfeitable dividends or dividend equivalents (whether paid or unpaid) are considered participating securities. Because such awards are considered participating securities, the issuing entity is required to apply the two-class method of computing basic and diluted earnings per share. The provisions of FSP No. EITF 03-6-1 will be effective for us on January 1, 2009, and will be applied retrospectively to all prior-period earnings per share computations. The adoption of FSP No. EITF 03-6-1 will not have a material impact on our earnings per share amounts.
     In April 2008, the FASB issued FSP No. 142-3, Determination of the Useful Life of Intangible Assets (“FSP 142-3”), which amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset pursuant to FAS No. 142. The provisions of FSP 142-3 will be effective for us on January 1, 2009, and will be applied prospectively. We are currently evaluating the impact that the provisions of FSP 142-3 will have on our consolidated financial statements.
     In March 2008, the FASB issued Statement No. 161, Disclosures about Derivative Instruments and Hedging Activities, an Amendment of FASB Statement No. 133, as amended (“FAS 161”). FAS No. 161 amends and expands the disclosure requirements of FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities (“FAS 133”), to include information about how and why an entity uses derivative instruments; how derivative instruments and related hedged items are accounted for under FAS 133 and its related interpretations; and how derivative instruments and related hedged items affect an entity’s financial position, financial performance and cash flows. The provisions of FAS 161 will be effective for us on January 1, 2009. The adoption of FAS 161 is not expected to have a material impact on our consolidated financial statements.
     In December 2007, the FASB issued Statement No. 141 (revised 2007), Business Combinations (“FAS 141R”). This Statement requires, among other things, that companies: (1) expense business acquisition transaction costs, which are presently included in the cost of the acquisition, (2) record an asset for in-process research and development, which is presently expensed at the time of the acquisition, (3) record at fair value amounts for contingencies, including contingent consideration, as of the purchase date with subsequent adjustments recognized in operations, which is presently accounted for as an adjustment of purchase price, (4) recognize decreases in valuation allowances on acquired deferred tax assets in operations, which are presently considered to be subsequent changes in consideration and are recorded as decreases in goodwill, and (5) measure at fair value any non-controlling interest in the acquiree. The provisions of FAS 141R will be effective for us on January 1, 2009, and will be applied prospectively to new business combinations consummated on or subsequent to the effective date. Generally, the effects of FAS 141R will depend on future acquisitions.
     In December 2007, the FASB issued FAS 160, which establishes accounting and reporting standards for the non-controlling interest in a subsidiary, commonly referred to as minority interest. Among other matters, FAS 160 requires that non-controlling interests be reported within the equity section of the balance sheet and that the amounts of consolidated net income or loss and consolidated comprehensive income or loss attributable to the parent company and the non-controlling interests are clearly presented separately in the consolidated financial statements. Also, pursuant to FAS 160, where appropriate, losses will be allocated to non-controlling interests even when that allocation may result in a deficit balance. Effective January 1, 2009, the Company adopted the provisions of FAS 160, which are being applied prospectively, except for the presentation and disclosure requirements, which are being applied retrospectively to all periods presented. Upon adoption of FAS 160, non-controlling interests of $25 million as of December 31, 2008 have been reclassified from Other noncurrent liabilities to Equity attributable to non-controlling interests in the equity section of the Consolidated Balance Sheets. Additionally, $128 million previously recorded as Minority interests, net of tax during the year ended December 31, 2008 has been reclassified to Net income attributable to non-controlling interests and excluded from the caption Net income in the Consolidated Statements of Operations. Earnings per share for all prior periods is not impacted. DHC’s 2007 and 2006 consolidated financial statements are presented with DCH’s results of operations as an equity investment. DHC did not report any non-controlling interests in these years. Refer to Note 2 of the consolidated financial statements.
     In December 2007, the EITF issued EITF 07-1, which defines collaborative arrangements and establishes accounting and reporting requirements for transactions between participants in the arrangement and third parties. A collaborative arrangement is a contractual arrangement that involves a joint operating activity, such as an agreement to co-produce and distribute programming with another media company. Effective January 1, 2009, the Company adopted the provisions of EITF 07-1, which are being applied retrospectively to all periods presented for all collaborative arrangements as of the effective date. Refer to Note 2 of the consolidated financial statements.

ITEM 8. Financial Statements and Supplementary Data.
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and
Shareholders of Discovery Communications, Inc.:
     In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, of equity and of cash flows present fairly, in all material respects, the financial position of Discovery Communications, Inc. and its subsidiaries at December 31, 2008 and the results of their operations and their cash flows for the year ended December 31, 2008 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
As discussed in Note 2 to the consolidated financial statements, the Company changed the manner in which it accounts for non-controlling interests and the manner in which it accounts for collaborative arrangements effective January 1, 2009.
/s/ PricewaterhouseCoopers LLP
McLean, Virginia
February 24, 2009, except for Note 27 and for the effects of the change in accounting for non-controlling interests and for collaborative arrangements discussed in Note 2 as to which the date is June 11, 2009

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors and Stockholders
Discovery Holding Company:
     We have audited the accompanying consolidated balance sheet of Discovery Holding Company and subsidiaries (DHC) as of December 31, 2007, and the related consolidated statements of operations, cash flows, and equity for each of the years in the two-year period ended December 31, 2007. These consolidated financial statements are the responsibility of DHC’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We did not audit the financial statements of Discovery Communications Holding, LLC (a 66 2/3% owned investee company as of December 31, 2007). DHC’s investment in Discovery Communications Holding, LLC at December 31, 2007 was $3,271,553,000, and its equity in the earnings of Discovery Communications Holding, LLC was $141,781,000 and $103,588,000 during the years ended December 31, 2007 and 2006, respectively. The financial statements of Discovery Communications Holding, LLC and its predecessor were audited by other auditors whose reports have been furnished to us, and our opinion, insofar as it relates to the amounts included for Discovery Communications Holding, LLC, is based solely on the reports of the other auditors.
     We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the reports of the other auditors provide a reasonable basis for our opinion.
     In our opinion, based on our audits and the reports of the other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Discovery Holding Company and subsidiaries as of December 31, 2007, and the results of their operations and their cash flows for each of the years in the two-year period ended December 31, 2007, in conformity with U.S. generally accepted accounting principles.
/s/ KPMG LLP
Denver, Colorado
February 14, 2008, except as to note 27,
which is as of June 11, 2009

DISCOVERY COMMUNICATIONS, INC.
CONSOLIDATED BALANCE SHEETS
(in millions, except per share amounts)

	As of December 31,
	2008	2007
	(recast)
ASSETS
Current assets:
Cash and cash equivalents	$100	$8
Receivables, net	780	10
Content rights, net	73	—
Deferred income taxes	49	—
Prepaid expenses and other current assets	107	2
Assets of discontinued operations	—	352

Total current assets	1,109	372
Investment in Discovery Communications Holding, LLC	—	3,272
Noncurrent content rights, net	1,163	—
Property and equipment, net	395	5
Goodwill	6,891	1,782
Intangible assets, net	716	1
Other noncurrent assets	210	—
Assets of discontinued operations	—	434

Total assets	$10,484	$5,866

LIABILITIES, REDEEMABLE INTERESTS IN SUBSIDIARIES, AND EQUITY
Current liabilities:
Accounts payable	$71	$1
Accrued liabilities	350	5
Deferred revenues	93	—
Current portion of long-term incentive plan liability	8	—
Current portion of long-term debt	458	—
Other current liabilities	90	2
Liabilities of discontinued operations	—	112

Total current liabilities	1,070	120
Long-term incentive plan liability	15	—
Long-term debt	3,331	—
Deferred income taxes	246	1,227
Other noncurrent liabilities	212	1
Liabilities of discontinued operations	—	23

Total liabilities	4,874	1,371
Commitments and contingencies (Note 23)	—	—
Redeemable interests in subsidiaries	49	—
Equity:
Series A preferred stock, $0.01 par value; authorized 75 million shares; issued and outstanding 70 million shares at December 31, 2008	1	—
Series C preferred stock, $0.01 par value; authorized 75 million shares; issued and outstanding 70 million shares at December 31, 2008	1	—
Series A common stock, $0.01 par value; authorized 1.7 billion shares; issued and outstanding 134 million shares at December 31, 2008 and December 31, 2007	1	1
Series B common stock, $0.01 par value; authorized 100 million shares; issued and outstanding 7 million shares at December 31, 2008 and December 31, 2007	—	—
Series C common stock, $0.01 par value; authorized 2.0 billion shares; issued and outstanding 141 million shares at December 31, 2008 and December 31, 2007	2	2
Additional paid-in capital	6,545	5,728
Accumulated deficit	(936)	(1,253)
Accumulated other comprehensive (loss) income	(78)	17

Equity attributable to Discovery Communications, Inc.	5,536	4,495
Equity attributable to non-controlling interests	25	—

Total equity	5,561	4,495

Total liabilities, redeemable interests in subsidiaries, and equity	$10,484	$5,866

The accompanying notes are an integral part of these consolidated financial statements.

DISCOVERY COMMUNICATIONS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per share amounts)

	Years Ended December 31,
	2008	2007	2006
	(recast)
Revenues:
Distribution	$1,640	$—	$—
Advertising	1,396	—	—
Other	407	76	80

Total revenues	3,443	76	80
Operating costs and expenses:
Cost of revenues, excluding depreciation and amortization listed below	1,024	60	63
Selling, general and administrative	1,115	22	23
Depreciation and amortization	186	3	3
Impairment of intangible assets	30	—	—
Exit and restructuring charges	31	—	2
Gains on asset dispositions	—	(1)	—

Total operating costs and expenses	2,386	84	91

Operating income (loss)	1,057	(8)	(11)
Other (expense) income:
Equity in earnings of Discovery Communications Holding, LLC	—	142	104
Equity in loss of unconsolidated affiliates	(61)	—	—
Interest expense, net	(256)	—	—
Other, net	14	8	—

Total other (expense) income, net	(303)	150	104

Income from continuing operations before income taxes	754	142	93
Provision for income taxes	(352)	(56)	(41)

Income from continuing operations	402	86	52
Income (loss) from discontinued operations, net of tax	43	(154)	(98)

Net income (loss)	445	(68)	(46)
Less: Net income attributable to non-controlling interests	(128)	—	—

Net income (loss) attributable to Discovery Communications, Inc.	$317	$(68)	$(46)

Amounts attributable to Discovery Communications, Inc. stockholders:
Income from continuing operations	$274	$86	$52
Income (loss) from discontinued operations, net of tax	43	(154)	(98)

Net income (loss)	$317	$(68)	$(46)

Income per share from continuing operations attributable to Discovery Communications, Inc. stockholders:
Basic	$0.85	$0.31	$0.19

Diluted	$0.85	$0.31	$0.19

Income (loss) per share from discontinued operations attributable to Discovery Communications, Inc. stockholders:
Basic	$0.13	$(0.55)	$(0.35)

Diluted	$0.13	$(0.55)	$(0.35)

Net income (loss) per share attributable to Discovery Communications, Inc. stockholders:
Basic	$0.99	$(0.24)	$(0.16)

Diluted	$0.98	$(0.24)	$(0.16)

Weighted average number of shares outstanding:
Basic	321	281	280

Diluted	322	281	280

The accompanying notes are an integral part of these consolidated financial statements.

DISCOVERY COMMUNICATIONS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)

	Years Ended December 31,
	2008	2007	2006
	(recast)
Operating Activities
Net income (loss)	$445	$(68)	$(46)
Adjustments to reconcile net income (loss) to cash provided by operating activities:
Share-based compensation (benefit) expense	(66)	1	2
Depreciation and amortization	232	68	68
Impairment of goodwill	—	165	93
Impairment of intangible assets	30	—	—
Gains on asset dispositions	(76)	(1)	(2)
Equity in earnings of Discovery Communications Holding, LLC	—	(142)	(104)
Equity in loss of unconsolidated affiliates	61	—	—
Deferred income taxes	190	56	42
Other noncash expenses (income), net	69	(8)	1
Changes in operating assets and liabilities, net of discontinued operations:
Receivables, net	(45)	4	(10)
Content rights, net	(145)	—	—
Accounts payable and accrued liabilities	(46)	(11)	28
Other, net	(80)	(6)	1

Cash provided by operating activities	569	58	73

Investing Activities
Purchases of property and equipment	(102)	(47)	(77)
Proceeds from business and asset dispositions	139	2	6
Net cash acquired from Newhouse Transaction	45	—	—
Business acquisitions, net of cash acquired	(8)	—	(47)
Purchases of securities	—	—	(52)
Proceeds from sale of securities	24	28	—
Other investing activities, net	—	2	1

Cash provided by (used in) investing activities	98	(15)	(169)

Financing Activities
Ascent Media Corporation spin-off	(356)	—	—
Net repayments of revolver loans	(125)	—	—
Principal repayments of long-term debt	(257)	—	—
Principal repayments of capital lease obligations	(29)	—	—
Net cash from stock option exercises	—	13	—
Other financing activities, net	(7)	(1)	—

Cash (used in) provided by financing activities	(774)	12	—
Effect of exchange rate changes on cash and cash equivalents	(2)	—	—

Change in cash and cash equivalents	(109)	55	(96)
Cash and cash equivalents of continuing operations, beginning of period	8	1	—
Cash and cash equivalents of discontinued operations, beginning of period	201	153	250

Cash and cash equivalents, end of period	$100	$209	$154

The accompanying notes are an integral part of these consolidated financial statements.

DISCOVERY COMMUNICATIONS, INC.
CONSOLIDATED STATEMENTS OF EQUITY
(recast in millions)

	Discovery Communications, Inc. Stockholders
										Accumulated		Equity
								Additional		Other	Equity	Attributable to
	Preferred Stock			Common Stock				Paid-in	Accumulated	Comprehensive	Attributable	Non-controlling	Total
	Shares	Series A	Series C	Shares	Series A	Series B	Series C	Capital	Deficit	(Loss) Income	to Discovery	Interests	Equity
Balance as of December 31, 2005	—	$—	$—	280	$1	—	$2	$5,712	$(1,138)	$(2)	$4,575	$—	$4,575
Net loss	—	—	—	—	—	—	—	—	(46)	—	(46)	—	(46)
Foreign currency translation adjustments, net	—	—	—	—	—	—	—	—	—	18	18	—	18

Comprehensive loss	—	—	—	—	—	—	—	—	—	—	(28)	—	(28)
Share-based compensation	—	—	—	—	—	—	—	2	—	—	2	—	2

Balance as of December 31, 2006	—	—	—	280	1	—	2	5,714	(1,184)	16	4,549	—	4,549
Net loss	—	—	—	—	—	—	—	—	(68)	—	(68)	—	(68)
Foreign currency translation adjustments, net	—	—	—	—	—	—	—	—	—	8	8	—	8
Unrealized losses on securities and derivative instruments, net	—	—	—	—	—	—	—	—	—	(7)	(7)	—	(7)

Comprehensive loss	—	—	—	—	—	—	—	—	—	—	(67)	—	(67)
Share-based compensation	—	—	—	—	—	—	—	1	—	—	1	—	1
Cumulative effect of accounting change	—	—	—	—	—	—	—	—	(1)	—	(1)	—	(1)
Stock option exercises	—	—	—	2	—	—	—	13	—	—	13	—	13

Balance as of December 31, 2007	—	—	—	282	1	—	2	5,728	(1,253)	17	4,495	—	4,495
Non-controlling interests of DCH	—	—	—	—	—	—	—	—	—	—	—	9	9
Net income	—	—	—	—	—	—	—	—	317	—	317	128	445
Foreign currency translation adjustments, net	—	—	—	—	—	—	—	—	—	(59)	(59)	—	(59)
Unrealized losses on securities and derivative instruments, net	—	—	—	—	—	—	—	—	—	(25)	(25)	—	(25)

Comprehensive income	—	—	—	—	—	—	—	—	—	—	233	128	361
Share-based compensation	—	—	—	—	—	—	—	6	—	—	6	—	6
Ascent Media Corporation spin-off	—	—	—	—	—	—	—	(709)	—	(11)	(720)	—	(720)
Issuance of preferred stock	140	1	1	—	—	—	—	208	—	—	210	(112)	98
Reversal of deferred tax liability related to DHC’s investment in DCH	—	—	—	—	—	—	—	1,312	—	—	1,312	—	1,312

Balance as of December 31, 2008	140	$1	$1	282	$1	$—	$2	$6,545	$(936)	$(78)	$5,536	$25	$5,561

The accompanying notes are an integral part of these consolidated financial statements.

DISCOVERY COMMUNICATIONS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION
Description of Business
     Discovery Communications, Inc. (“Discovery” or the “Company”) is a leading global media and entertainment company that provides original and purchased programming across multiple distribution platforms in the United States (U.S.) and approximately 170 other countries, with over 100 television networks offering customized programming in 35 languages. Discovery also develops and sells consumer and educational products and services as well as media sound services in the U.S. and internationally. In addition, the Company owns and operates a diversified portfolio of website properties and other digital services. The Company manages and reports its operations in three segments: U.S. Networks, consisting principally of domestic cable and satellite television network programming, web brands, and other digital services; International Networks, consisting principally of international cable and satellite television network programming; and Commerce, Education, and Other, consisting principally of e-commerce, catalog, sound production, and domestic licensing businesses. Financial information for Discovery’s reportable segments is presented in Note 24.
Newhouse Transaction and AMC Spin-off
     Discovery was formed in connection with Discovery Holding Company (“DHC”) and Advance/Newhouse Programming Partnership (“Advance/Newhouse”) combining their respective ownership interests in Discovery Communications Holding, LLC (“DCH”) and exchanging those interests with and into Discovery, which was consummated on September 17, 2008 (the “Newhouse Transaction”). Prior to the Newhouse Transaction, DCH was a stand-alone private company, which was owned approximately 66 2/3% by DHC and 33 1/3% by Advance/Newhouse. The Newhouse Transaction was completed as follows:
•	On September 17, 2008, DHC completed the spin-off to its shareholders of Ascent Media Corporation (“AMC”), a subsidiary holding the cash and businesses of DHC, except for certain businesses that provide sound, music, mixing, sound effects, and other related services (“Creative Sound Services” or “CSS”) (the “AMC spin-off”) (such businesses remain with the Company following the completion of the Newhouse Transaction). The AMC spin-off was effected as a distribution by DHC to holders of its Series A and Series B common stock. In connection with the AMC spin-off, each holder of DHC Series A common stock received 0.05 of a share of AMC Series A common stock and each holder of DHC Series B common stock received 0.05 of a share of AMC Series B common stock. The AMC spin-off did not involve the payment of any consideration by the holders of DHC common stock and was structured as a tax free transaction under Sections 368(a) and 355 of the Internal Revenue Code of 1986, as amended. There was no gain or loss related to the spin-off. Subsequent to the AMC spin-off, the companies no longer have any ownership interests in each other and operate independently.

•	On September 17, 2008, immediately following the AMC spin-off, DHC merged with a transitory merger subsidiary of Discovery, with DHC continuing as the surviving entity and as a wholly-owned subsidiary of Discovery. In connection with the merger, each share of DHC Series A common stock was converted into the right to receive 0.50 of a share of Discovery Series A common stock and 0.50 of a share of Discovery Series C common stock. Similarly, each share of DHC Series B common stock was converted into the right to receive 0.50 of a share of Discovery Series B common stock and 0.50 of a share of Discovery Series C common stock. A description of Discovery’s common stock, including pertinent rights and preferences, is disclosed in Note 14.

•	On September 17, 2008, immediately following the exchange of shares between Discovery and DHC, Advance/Newhouse contributed its ownership interests in DCH and Animal Planet to Discovery in exchange for Discovery Series A and Series C convertible preferred stock. The preferred stock is convertible at any time into Discovery common stock representing 33 1/3% of the Discovery common stock issued in connection with the Newhouse Transaction, subject to certain anti-dilution adjustments. A description of Discovery’s preferred stock, including pertinent rights and preferences, is disclosed in Note 14.
     As a result of the Newhouse Transaction, DHC and DCH became wholly-owned subsidiaries of Discovery, with Discovery becoming the successor reporting entity.

DISCOVERY COMMUNICATIONS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Basis of Presentation
Newhouse Transaction and AMC Spin-off
     In accordance with Accounting Research Bulletin No. 51, Consolidated Financial Statements (“ARB 51”), as amended, paragraph 11, the consolidated financial statements and notes present the Newhouse Transaction as though it was consummated on January 1, 2008. Accordingly, the consolidated financial statements and notes for 2008 include the gross combined assets and liabilities, revenues and expenses, and cash flows of both DHC and DCH. Prior to the Newhouse Transaction, DHC accounted for its ownership interest in DCH using the equity method. Accordingly, DHC recorded its portion of DCH’s earnings as an adjustment to the carrying value of its investment. Because the Newhouse Transaction is presented as of January 1, 2008, the 2008 financial statements have been adjusted to eliminate DHC’s investment in DCH and the portion of DCH’s earnings recorded by DHC during the period January 1, 2008 through September 17, 2008. The Company’s Consolidated Statements of Operations present Advance/Newhouse’s interest in DCH’s earnings for the period January 1, 2008 through September 17, 2008 as a component of Net income attributable to non-controlling interests.
     The accompanying historical consolidated financial statements and notes for 2007 and 2006 include only the gross assets and liabilities, revenues and expenses, and cash flows of DHC and continue to present DCH’s results of operations as an equity method investment. Information regarding DHC’s investment in DCH prior to the Newhouse Transaction is disclosed in Note 3.
     Pursuant to FASB Technical Bulletin No. 85-5, Issues Relating to Accounting for Business Combinations (“FTB 85-5”), Discovery accounted for the Newhouse Transaction as a non-substantive merger. Accordingly, the assets and liabilities of DCH and DHC were accounted for at the investors’ historical bases prior to the Newhouse Transaction. The Newhouse Transaction was determined to be a non-substantive merger because of the following: (i) as Advance/Newhouse was a 33 1/3% owner of DCH prior to the completion of the Newhouse Transaction and is a 33 1/3% owner of Discovery (whose only significant asset is 100% of DCH) immediately following completion of the Newhouse Transaction, there was no effective change in ownership, (ii) the Company’s convertible preferred stock does not provide Advance/Newhouse any special dividend rights and only provides a de minimis liquidation preference, effectively resulting in no additional economic interest being obtained by Advance/Newhouse as compared to its interest in DCH, and (iii) Advance/Newhouse retains significant participatory special class voting rights with respect to the Company’s matters that are consistent with the voting rights it held with respect to DCH prior to the Newhouse Transaction.
     The consolidated financial statements reflect certain reclassifications of each company’s financial information to conform to Discovery’s financial statement presentation, as follows:
•	The consolidated financial statements for 2008 have been adjusted to eliminate the separate presentation of DHC’s investment in DCH and the portion of DCH’s earnings recorded by DHC using the equity method during the period January 1, 2008 through September 17, 2008.

•	Advance/Newhouse’s interest in DCH’s earnings for the period January 1, 2008 through September 17, 2008 has been recorded as a component of Net income attributable to non-controlling interests in the Consolidated Statements of Operations.

•	Other comprehensive income and Total comprehensive income are now reported in the Consolidated Statements of Equity rather than in the Consolidated Statements of Operations. Additionally, the Cumulative effect of accounting change has been excluded from Comprehensive income.

•	Certain accounts that were separately reported on the balance sheet prior to the Newhouse Transaction have been combined.

•	DHC’s results, excluding unallocated corporate costs and discontinued operations, have been reported in the Commerce, Education, and Other segment. Unallocated corporate costs are classified in the “Corporate and intersegment eliminations” category.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
•	All DHC share and per share data have been adjusted for all periods presented to reflect the exchange with and into Discovery shares, unless otherwise indicated.
     As a result of the AMC spin-off, the assets and liabilities and results of operations of AMC are presented as Assets and liabilities of discontinued operations and Income (loss) from discontinued operations, net of tax in the Consolidated Balance Sheets and Consolidated Statements of Operations, respectively, for all periods presented. Cash flows from AMC have not been segregated as discontinued operations in the Consolidated Statements of Cash Flows. Summarized financial information for AMC is presented in Note 5.
Other Discontinued Operations
     During 2008, DHC sold its ownership interests in Ascent Media CANS, LLC (DBA “AccentHealth”) and Ascent Media Systems & Technology Services, LLC (“AMSTS”). As DHC’s financial position, results of operations, and cash flows are included in Discovery’s consolidated financial statements for all periods presented, the assets and liabilities and results of operations of AccentHealth and AMSTS are presented as Assets and liabilities of discontinued operations and Income (loss) from discontinued operations, net of tax in the Consolidated Balance Sheets and Consolidated Statements of Operations, respectively, for all periods presented. Cash flows from AccentHealth and AMSTS have not been segregated as discontinued operations in the Consolidated Statements of Cash Flows. A description of the transactions and summarized financial information for AccentHealth and AMSTS are presented in Note 5.
Use of Estimates
     The preparation of the consolidated financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates, judgments, and assumptions that affect the amounts reported in the consolidated financial statements and notes thereto. Management continually re-evaluates its estimates, judgments, and assumptions and management’s assessments could change. Actual results may differ from those estimates, judgments, and assumptions and could have a material impact on the consolidated financial statements.
     Significant estimates, judgments, and assumptions inherent in the preparation of the consolidated financial statements include consolidation of variable interest entities, accounting for business acquisitions, dispositions, allowances for doubtful accounts, content rights, asset impairments, redeemable interests in subsidiaries, estimating fair value, revenue recognition, depreciation and amortization, share-based compensation, income taxes, and contingencies.
Consolidation
     The consolidated financial statements include the accounts of Discovery, all majority-owned subsidiaries in which a controlling interest is maintained, and variable interest entities for which the Company is the primary beneficiary. Controlling interest is determined by majority ownership interest and the ability to unilaterally direct or cause the direction of management and policies of an entity after considering any third-party participatory rights. The Company applies the guidelines set forth in Financial Accounting Standards Board (“FASB”) Interpretation No. 46R, Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51 (“FIN 46R”), in evaluating whether it has interests in variable interest entities and in determining whether to consolidate any such entities. All significant inter-company accounts and transactions between consolidated companies have been eliminated in consolidation.
     The effects of any changes in the Company’s ownership interest resulting from the issuance of equity capital by consolidated subsidiaries or equity investees to unaffiliated parties and certain other equity transactions recorded by consolidated subsidiaries or equity investees are accounted for as a capital transaction pursuant to Securities and Exchange Commission (“SEC”) Staff Accounting Bulletin No. 51, Accounting for the Sales of Stock of a Subsidiary (“SAB 51”).

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Recently Issued Accounting Pronouncements
Accounting Pronouncements Adopted
     On January 1, 2008, the Company adopted certain provisions of FASB Statement No. 157, Fair Value Measurements (“FAS 157”), which establishes the authoritative definition of fair value, sets out a framework for measuring fair value, and expands the required disclosures about fair value measurement. The provisions of FAS 157 related to financial assets and liabilities as well as other assets and liabilities carried at fair value on a recurring basis were adopted prospectively on January 1, 2008 and did not have a material impact on the Company’s consolidated financial statements. Information related to financial assets and liabilities as well as other assets and liabilities carried at fair value on a recurring basis is presented in Note 6. The provisions of FAS 157 related to other non-financial assets and liabilities became effective for Discovery on January 1, 2009, and are being applied prospectively. The adoption of FAS 157 related to non-financial assets and liabilities is not expected to have a significant impact on the Company’s consolidated financial statements.
     On January 1, 2008, the Company adopted the provisions of FASB Statement No. 159, The Fair Value Option for Financial Assets and Financial Liabilities — Including an amendment of FASB Statement No. 115 (“FAS 159”), which permits entities to choose to measure certain financial instruments and other items at fair value. The fair value option generally may be applied instrument by instrument, is irrevocable, and is applied only to entire instruments and not to portions of instruments. The Company did not elect the fair value option for any financial instruments or other items under FAS 159.
     In December 2007, the FASB issued FAS 160, which establishes accounting and reporting standards for the non-controlling interest in a subsidiary, commonly referred to as minority interest. Among other matters, FAS 160 requires that non-controlling interests be reported within the equity section of the balance sheet and that the amounts of consolidated net income or loss and consolidated comprehensive income or loss attributable to the parent company and the non-controlling interests are clearly presented separately in the consolidated financial statements. Also, pursuant to FAS 160, where appropriate, losses will be allocated to non-controlling interests even when that allocation may result in a deficit balance. Effective January 1, 2009, the Company adopted the provisions of FAS 160, which are being applied prospectively, except for the presentation and disclosure requirements, which are being applied retrospectively to all periods presented. This 2008 financial information has been recast to reflect the adoption of FAS 160. Upon adoption of FAS 160, non-controlling interests of $25 million as of December 31, 2008 have been reclassified from Other noncurrent liabilities to Equity attributable to non-controlling interests in the equity section of the Consolidated Balance Sheets. Additionally, $128 million previously recorded as Minority interests, net of tax during the year ended December 31, 2008 has been reclassified to Net income attributable to non-controlling interests and excluded from the caption Net income in the Consolidated Statements of Operations. The adoption of FAS 160 did not impact financial information for 2007 or 2006 as there were no non-controlling interests in DHC prior to the Newhouse Transaction. Earnings per share for all prior periods is not impacted.
     In December 2007, the EITF issued EITF Issue No. 07-1, Accounting for Collaborative Arrangements (“EITF 07-1”). EITF 07-1 defines collaborative arrangements and establishes accounting and reporting requirements for transactions between participants in the arrangement and third parties. A collaborative arrangement is a contractual arrangement that involves a joint operating activity, such as an agreement to co-produce and distribute programming with another media company. Effective January 1, 2009, the Company adopted the provisions of EITF 07-1, which are being applied retrospectively to all periods presented for all collaborative arrangements as of the effective date. The relevant disclosures required by EITF 07-1 are included in Note 8.
Accounting Pronouncements Not Yet Adopted
     In June 2008, the FASB issued FASB Staff Position (“FSP”) Emerging Issues Task Force (“EITF”) Issue No. 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities (“FSP EITF No. 03-6-1”). This FSP provides that all outstanding unvested share-based payment awards that contain rights to non-forfeitable dividends or dividend equivalents (whether paid or unpaid) are considered participating securities. Because such awards are considered participating securities, the issuing entity is required to apply the

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
two-class method of computing basic and diluted earnings per share. The provisions of FSP EITF No. 03-6-1 became effective for Discovery on January 1, 2009, and are being applied retrospectively to all prior-period earnings per share computations. The adoption of FSP EITF No. 03-6-1 will not have a significant impact on earnings per share amounts for prior periods.
     In April 2008, the FASB issued FSP No. 142-3, Determination of the Useful Life of Intangible Assets (“FSP 142-3”), which amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset pursuant to FASB Statement No. 142, Goodwill and Other Intangible Assets (“FAS 142”). The provisions of FSP 142-3 became effective for Discovery on January 1, 2009, and are being applied prospectively to intangible assets acquired subsequent to the effective date. Generally, the impact of FSP 142-3 will depend on future acquisitions of intangible assets.
     In March 2008, the FASB issued Statement No. 161, Disclosures about Derivative Instruments and Hedging Activities, an Amendment of FASB Statement No. 133, as amended (“FAS 161”). FAS 161 amends and expands the disclosure requirements of FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities (“FAS 133”), to include information about how and why an entity uses derivative instruments; how derivative instruments and related hedged items are accounted for under FAS 133 and its related interpretations; and how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. The provisions of FAS 161 became effective for Discovery on January 1, 2009. The Company will include the relevant disclosures in the consolidated financial statements beginning with the first quarter of 2009.
     In December 2007, the FASB issued Statement No. 141 (revised 2007), Business Combinations (“FAS 141R”). This Statement requires, among other things, that companies: (i) expense business acquisition transaction costs, which are presently included in the cost of the acquisition, (ii) record an asset for in-process research and development, which is presently expensed at the time of the acquisition, (iii) record at fair value amounts for contingencies, including contingent consideration, as of the purchase date with subsequent adjustments recognized in operations, which is presently accounted for as an adjustment of purchase price, (iv) recognize decreases in valuation allowances on acquired deferred tax assets in operations, which are presently considered to be subsequent changes in consideration and are recorded as decreases in goodwill, and (v) measure at fair value any non-controlling interest in the acquired entity. The provisions of FAS 141R became effective for Discovery on January 1, 2009 and will be applied prospectively to new business combinations consummated on or subsequent to the effective date. While FAS 141R applies to new business acquisitions consummated on or subsequent to the effective date, the amendments to FASB Statement No. 109, Accounting for Income Taxes (“FAS 109”), with respect to deferred tax valuation allowances and liabilities for income tax uncertainties will be applied to all deferred tax valuation allowances and liabilities for income tax uncertainties recognized in prior business acquisitions. Generally, the impact of FAS 141R will depend on future acquisitions.
Cash and Cash Equivalents
     Highly liquid investments with original maturities of ninety days or less are recorded as cash equivalents. There were no material amounts of restricted cash as of December 31, 2008 and 2007. Additionally, there were no material amounts of bank or book overdrafts as of December 31, 2008 and 2007.
Investments
     Investments in entities of 20% to 50%, without a controlling interest, and other investments over which the Company has the ability to exercise significant influence but not control are accounted for using the equity method. Investments in entities of less than 20% over which the Company has no significant influence are accounted for at fair value or using the cost method.
Content Rights
     Costs incurred in the direct production, co-production, or licensing of content rights are capitalized and stated at the lower of unamortized cost, fair value, or net realizable value. The Company periodically evaluates the net realizable value of content by considering expected future revenue generation.

DISCOVERY COMMUNICATIONS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
     The costs of produced and co-produced content airing on the Company’s networks are capitalized and amortized based on the expected realization of revenues, resulting in an accelerated basis over four years for developed networks (Discovery Channel, TLC and Animal Planet in the U.S. Networks segment and Discovery Channel in the International Networks segment), and a straight-line basis over a period up to five years for developing networks (all other networks in the U.S. Networks segment and International Networks segment). The cost of licensed content is capitalized and amortized over the term of the license period based on the expected realization of revenues, resulting in an accelerated basis for developed networks in the United States, and a straight-line basis for all educational ventures. The costs of produced educational content for electronic, video and hardcopy supplements are amortized on a straight-line basis over a three to five year period.
     All produced and co-produced content is classified as long-term. The portion of the unamortized licensed content balance that will be amortized within one year is classified as a current asset. The Company’s co-production arrangements generally represent the sharing of production cost. The Company records its share of costs gross and records no amounts for the portion of costs borne by the other party as the Company does not share any associated economics of exploitation.
Property and Equipment
     Property and equipment are stated at cost less accumulated depreciation. Depreciation is recognized on a straight-line basis over the estimated useful lives, which is 15 to 39 years for buildings and three to five years for furniture and fixtures. Leasehold improvements are amortized on a straight-line basis over the lesser of their estimated useful lives or the terms of the related leases, beginning on the date the asset is put into use. Equipment under capital lease represents the present value of the minimum lease payments at the inception of the lease, net of accumulated depreciation.
Capitalized Software Costs
     All capitalized software costs are for internal use. Capitalization of costs occurs during the application development stage. Costs incurred during the preliminary project and post implementation stages are expensed as incurred. Capitalized costs are amortized on a straight-line basis over their estimated useful lives of two to five years.
Goodwill and Indefinite-lived Intangible Assets
     Goodwill impairment is determined using a two-step process. The first step of the process is to compare the fair value of a reporting unit with its carrying amount, including goodwill. In performing the first step, the Company determines the fair value of a reporting unit by using two valuation techniques: a discounted cash flow (“DCF”) analysis and a market-based approach. Determining fair value requires the exercise of significant judgments, including judgments about appropriate discount rates, perpetual growth rates, relevant comparable company earnings multiples and the amount and timing of expected future cash flows. The cash flows employed in the DCF analyses are based on the Company’s budget and long-term business plan. In assessing the reasonableness of its determined fair values, the Company evaluates its results against other value indicators such as comparable company public trading values, research analyst estimates and values observed in market transactions. If the fair value of a reporting unit exceeds its carrying amount, goodwill of the reporting unit is not impaired and the second step of the impairment test is not necessary. If the carrying amount of a reporting unit exceeds its fair value, the second step of the goodwill impairment test is required to be performed to measure the amount of impairment loss, if any. The second step of the goodwill impairment test compares the implied fair value of the reporting unit’s goodwill with the carrying amount of that goodwill. The implied fair value of goodwill is determined in the same manner as the amount of goodwill recognized in a business combination. In other words, the estimated fair value of the reporting unit is allocated to all of the assets and liabilities of that unit (including any unrecognized intangible assets) as if the reporting unit had been acquired in a business combination and the fair value of the reporting unit was the purchase price paid. If the carrying amount of the reporting unit’s goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to that excess.
     The impairment test for other intangible assets not subject to amortization involves a comparison of the estimated fair value of the intangible asset with its carrying value. If the carrying value of the intangible asset exceeds its fair value, an impairment loss is recognized in an amount equal to that excess. The estimates of fair value of intangible assets not subject to amortization are determined using a DCF valuation analysis.

DISCOVERY COMMUNICATIONS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
     Goodwill and indefinite-lived intangible assets are tested annually for impairment during the fourth quarter or earlier upon the occurrence of certain events or substantive changes in circumstances. The Company’s 2008 annual impairment analysis, which was performed during the fourth quarter, did not result in any impairment charges. However, over the past year, the decline in the Company’s stock price has resulted in lower estimated fair values for certain of the Company’s reporting units. The result of this decline is that the estimated fair value of the United Kingdom reporting unit approximates its carrying value. Accordingly, future declines in estimated fair values may result in goodwill impairment charges. It is possible that such charges, if required, could be recorded prior to the fourth quarter of 2009 (i.e., during an interim period) if the Company’s stock price, its results of operations, or other factors require such assets to be tested for impairment at an interim date.
Long-lived Assets
     Long-lived assets (e.g., amortizing trademarks, customer lists, other intangibles and property, plant and equipment) do not require that an annual impairment test be performed; instead, long-lived assets are tested for impairment upon the occurrence of a triggering event. Triggering events include the likely (i.e., more likely than not) disposal of a portion of such assets or the occurrence of an adverse change in the market involving the business employing the related assets. Once a triggering event has occurred, the impairment test employed is based on whether the intent is to hold the asset for continued use or to hold the asset for sale. If the intent is to hold the asset for continued use, the impairment test first requires a comparison of undiscounted future cash flows against the carrying value of the asset. If the carrying value of the asset exceeds the undiscounted cash flows, the asset would be deemed to be impaired. Impairment would then be measured as the difference between the fair value of the asset and its carrying value. Fair value is generally determined by discounting the future cash flows associated with that asset. If the intent is to hold the asset for sale and certain other criteria are met (e.g., the asset can be disposed of currently, appropriate levels of authority have approved the sale, and there is an active program to locate a buyer), the impairment test involves comparing the asset’s carrying value to its fair value. To the extent the carrying value is greater than the asset’s fair value, an impairment loss is recognized for the difference.
     Significant judgments in this area involve determining whether a triggering event has occurred, determining the future cash flows for the assets involved and determining the proper discount rate to be applied in determining fair value.
Customer Lists
     The Company’s policy is to amortize amounts capitalized for customer lists over their estimated useful lives using the straight-line method. Customer lists are primarily comprised of customer relationships with cable, satellite, and other television distributors of the Company’s programming content. These relationships are typically long-term in nature with relatively little volatility in the amount of revenues generated each year. Accordingly, the straight-line method of amortization approximates the pattern of economic benefit the Company expects to realize from such assets.
Discontinued Operations
     In determining whether a group of assets disposed of should be presented as a discontinued operation, the Company makes a determination as to whether the group of assets being disposed of comprises a component of the entity, which requires cash flows that can be clearly distinguished from the rest of the entity. The Company also determines whether the cash flows associated with the group of assets have been or will be significantly eliminated from the ongoing operations of the Company as a result of the disposal transaction and whether the Company has no significant continuing involvement in the operations of the group of assets after the disposal transaction. If these determinations can be made affirmatively, the results of operations of the group of assets being disposed of (as well as any gain or loss on the disposal transaction) are aggregated for separate presentation apart from continuing operating results of the Company in the consolidated financial statements. The Company has elected not to segregate the cash flows from discontinued operations in its presentation of the statements of cash flows.

DISCOVERY COMMUNICATIONS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Derivative Financial Instruments
     Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities (“FAS 133”), requires every derivative instrument to be recorded on the balance sheet at fair value as either an asset or a liability. The statement also requires that changes in the fair value of derivatives be recognized currently in earnings unless specific hedge accounting criteria are met. The Company uses financial instruments designated as cash flow hedges. The effective changes in fair value of derivatives designated as cash flow hedges are recorded in accumulated other comprehensive income (loss). Amounts are reclassified from accumulated other comprehensive income (loss) as interest expense is recorded for debt. The Company uses the cumulative dollar offset method to assess effectiveness. To be highly effective, the ratio calculated by dividing the cumulative change in the value of the actual swap by the cumulative change in the hypothetical swap must be between 80% and 125%. The ineffective portion of a derivative’s change in fair value is immediately recognized in earnings. The Company uses derivative instruments principally to manage the risk associated with the movements of foreign currency exchange rates and changes in interest rates that will affect the cash flows of its debt transactions. See Note 12 for additional information regarding derivative instruments held by the Company and risk management strategies.
Redeemable Interests in Subsidiaries
     For those instruments with an estimated redemption value, redeemable interest in subsidiaries is accreted or amortized to an estimated redemption value ratably over the period to the redemption date. Subsequent to adoption of FAS 160 on January 1, 2009, accretion and amortization are recorded to Retained earnings. Cash receipts and payments for the sale or purchase of redeemable interests in subsidiaries are included as a component of investing cash flows.
Share-Based and Other Long-term Incentive Compensation
     The Company measures the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. FASB Statement No. 123R also requires that the Company record liability awards at fair value each reporting period and that the change in fair value be reflected as stock compensation expense in the Consolidated Statements of Operations. These costs are recognized in the Consolidated Statement of Operations over the period during which an employee is required to provide service in exchange for the award. FAS 123R also requires that excess tax benefits, as defined, realized from the exercise of stock options be reported as a financing cash inflow rather than as a reduction of taxes paid in cash flow from operations.
     The grant-date fair value of a stock option and the fair value of liability awards are estimated using the Black-Scholes model, consistent with the provisions of FAS 123R and SAB 107. Because the Black-Scholes model requires the use of subjective assumptions, changes in these assumptions can materially affect the fair value of the equity awards. The Company recognizes equity-based compensation expense for awards with graded vesting as a single award and recognizes equity-based compensation expense on a straight-line basis (net of estimated forfeitures) over the employee service period. Equity-based compensation expense is recorded as a component of Selling, general and administrative expense. When recording compensation cost for equity awards, FAS 123R requires companies to estimate the number of equity awards granted that are expected to be forfeited.
     The Company classifies as a current liability the intrinsic value of long-term incentive compensation units and stock appreciation rights that are vested or will become vested within one year. Upon voluntary termination of employment, the Company distributes 100% of vested unit benefits if employees agree to certain provisions.
Foreign Currency Translation
     The Company’s foreign subsidiaries’ assets and liabilities are translated at exchange rates in effect at the balance sheet date, while results of operations are translated at average exchange rates for the respective periods. The resulting translation adjustments are included as a separate component of Accumulated other comprehensive (loss) income, net of taxes in the Consolidated Statements of Equity. Intercompany accounts of a trading nature are revalued at exchange rates in effect at each month end and are included as part of Operating income (loss) in the Consolidated Statements of Operations.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Revenue Recognition
     Discovery derives revenues from: (i) distribution revenue from cable systems, satellite operators and other distributors, (ii) advertising aired on Discovery’s networks and websites, and (iii) other, which is largely e-commerce, educational, and post-production sound services sales.
     Distribution. Distributors generally pay a per-subscriber fee for the right to distribute Discovery programming under the terms of long-term distribution contracts (“distribution revenue”). Distribution revenue is reported net of incentive costs or other consideration, if any, offered to system operators in exchange for long-term distribution contracts. Discovery recognizes distribution revenue over the term of the contracts based on contracted monthly license fee provisions and reported subscriber levels. Network incentives have historically included upfront cash incentives referred to as “launch support” in connection with the launch of a network by the distributor within certain time frames. Any such amounts are capitalized as assets upon launch of Discovery programming by the distributor and are amortized on a straight line basis as a reduction of revenue over the terms of the contracts. In instances where the distribution agreement is extended prior to the expiration of the original term, Discovery evaluates the economics of the extended term and, if it is determined that the deferred launch asset continues to benefit Discovery over the extended term, then Discovery will adjust the launch amortization period accordingly. Other incentives are recognized as a reduction of revenue as incurred. Following the renewal of a distribution agreement, the remaining deferred consideration is amortized over the extended period. Amortization of deferred launch incentives for the year ended December 31, 2008 was $75 million.
     The amount of distribution revenue due to Discovery is reported by distributors based on actual subscriber levels. Such information is generally not received until after the close of the reporting period. Therefore, reported distribution revenue is based upon Discovery’s estimates of the number of subscribers receiving Discovery programming for periods for which the distributor has not yet reported. Discovery’s subscriber estimates are based on the most recent remittance or confirmation of subscribers received from the distributor.
     Advertising. Discovery records advertising revenue net of agency commissions and audience deficiency liabilities in the period advertising spots are broadcast. A substantial portion of the advertising sold in the United States includes guaranteed levels of audience that either the program or the advertisement will reach. Deferred revenue is recorded and adjusted as the guaranteed audience levels are achieved. Audience guarantees are initially developed by Discovery’s internal research group and actual audience and delivery information is provided by third party ratings services. In certain instances, the third party ratings information is not received until after the close of the reporting period. In these cases, reported advertising revenue and related deferred revenue is based on Discovery’s estimates for any under-delivery of contracted advertising ratings based on the most current data available from the third party ratings service. Differences between the estimated under-delivery and the actual under-delivery have historically been insignificant. Online advertising revenues are recognized as impressions are delivered.
     Certain of Discovery’s advertising arrangements include deliverables in addition to commercial time, such as the advertiser’s product integration into the programming, customized vignettes, and billboards. These contracts are evaluated as multiple element revenue arrangements under EITF 00-21, Revenue Arrangements with Multiple Deliverables.
     Other. Commerce revenue is recognized upon product shipment, net of estimated returns, which are not material to Discovery’s consolidated financial statements. Educational service sales are generally recognized ratably over the term of the agreement. Revenue from post-production and certain distribution related services is recognized when services are provided.
     Prepayments received for services to be performed at a later date are deferred.
Concentration of Credit Risk and Significant Customers
     For the years ended December 31, 2008, 2007, and 2006, no single customer accounted for more than 10% of consolidated revenue.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Advertising Costs
     The Company expenses advertising costs as incurred. Advertising costs during the year ended December 31, 2008 totaled $145 million. No material advertising costs were recorded by DHC during the years ended December 31, 2007 and 2006.
Income Taxes
     Income taxes are recorded using the asset and liability method of accounting for income taxes. Deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A valuation allowance is provided for deferred tax assets if it is more likely than not such assets will be unrealized.
     Effective January 1, 2007, Discovery adopted FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109 (“FIN 48”). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements, and prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. In instances where the Company has taken or expects to take a tax position in its tax return and the Company believes it is more likely than not that such tax position will be upheld by the relevant taxing authority upon settlement, the Company may record the benefits of such tax position in its consolidated financial statements. The tax benefit to be recognized is measured as the largest amount of benefit that is greater than fifty percent likely of being realized upon ultimate settlement. The adoption of FIN 48 did not materially impact the Company’s consolidated financial statements.
Non-controlling Interests
     The Company reports the portion of the operating results of consolidated entities which are applicable to the partners with non-controlling interests as Net income attributable to non-controlling interests.

3.	DISCOVERY HOLDING COMPANY INVESTMENT IN DISCOVERY COMMUNICATIONS HOLDING, LLC
     Prior to the Newhouse Transaction described in Note 1, DCH was a stand-alone private company, which was owned approximately 66 2/3% by DHC and 33 1/3% by Advance/Newhouse. DHC previously accounted for its investment in DCH using the equity method. In connection with the Newhouse Transaction, DHC and Advance/Newhouse combined their respective ownership interests in DCH to create Discovery. Pursuant to ARB 51 and FTB 85-5, the 2008 consolidated financial statements and notes present the Newhouse Transaction as a non-substantive merger consummated as of January 1, 2008. Accordingly, the consolidated financial statements and notes for 2008 include the gross combined assets and liabilities, revenues and expenses, and cash flows of both DHC and DCH. Additionally, the consolidated financial statements for 2008 have been adjusted to eliminate the presentation of DHC’s investment in DCH and the portion of DCH’s earnings recorded by DHC using the equity method during the period January 1, 2008 through September 17, 2008. The following information has been disclosed as it is relevant for understanding DHC’s historical accounting for its investment in DCH prior to the Newhouse Transaction.
     Through May 14, 2007, DCH was owned by DHC (50% ownership interest), Advance/Newhouse (25% ownership interest), and Cox Communications Holdings, Inc. (“Cox”) (25% ownership interest). On May 14, 2007, DCH was reorganized. Immediately following the reorganization, DHC, Advance/Newhouse, and Cox each held the same ownership interests in DCH.
     On May 14, 2007, subsequent to the reorganization of DCH, Cox exchanged its 25% ownership interest in DCH for all of the capital stock of a DCH subsidiary that held Travel Channel and travelchannel.com (collectively, the “Travel Business”) and approximately $1.3 billion in cash (the “Cox Transaction”). DCH retired the membership interest previously owned by Cox. Accordingly, the ownership interests in DCH held by DHC and Advance/Newhouse were increased to 66 2/3% and 33 1/3%, respectively. Although it held a majority ownership interest, subsequent to the Cox Transaction DHC continued to account for its investment in DCH using the equity method because of certain governance rights held by Advance/Newhouse that restricted DHC’s ability to control DCH.

DISCOVERY COMMUNICATIONS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
     The Cox Transaction resulted in no additional investments in DCH. However, the Cox Transaction resulted in a new basis of accounting that created a combined basis differential of $929 million between the carrying values of DHC’s and Advance/Newhouse’s investments in DCH and their share of the underlying net assets of DCH. The following table presents a summary of the allocation of the basis differential.

Account	Allocation	Useful Life
	(in millions)	(Years)
Content rights	$32	14
Customer relationships	$491	8 - 29
Trademarks	$155	Indefinite
Goodwill	$251	Indefinite

Total	$929

     The September 30, 2008 consolidated financial statements disclosed a combined basis differential of $799 million between the carrying values of DHC’s and Advance/Newhouse’s investments in DCH and their share of the underlying net assets of DCH. The adjustment results from the revision of the original fair value assessment used to allocate the basis differential between goodwill and other intangible assets.
     In connection with the Newhouse Transaction, Discovery has recorded the total basis differential of $929 million to the respective asset accounts in the Consolidated Balance Sheets. The portions of the total basis differential allocated to content rights and customer relationships are amortized using the straight-line method over their estimated useful lives. Amortization expense for the basis differential attributable to content rights and customer relationships, including non-controlling interests, totaled $2 million and $24 million, respectively, during the year ended December 31, 2008.
     From January 1, 2006 through May 14, 2007, DHC recorded its 50% share of the earnings of DCH. From May 15, 2007 through September 17, 2008, DHC originally recorded its 66 2/3% share of DCH’s earnings. As described in Note 1, the financial results of both DHC and DCH are presented on a combined basis in Discovery’s financial statements as of January 1, 2008. Accordingly, the consolidated financial statements for 2008 have been adjusted to eliminate the presentation of DHC’s investment in DCH and the portion of DHC’s earnings recorded by DHC using the equity method during the period January 1, 2008 through September 17, 2008. However, the accompanying historical consolidated financial statements and notes for 2007 and 2006 include only the gross assets and liabilities, revenues and expenses, and cash flows of DHC and continue to present DCH’s results of operations as an equity method investment. Advance/Newhouse’s interest in DCH’s earnings for the period January 1, 2008 to September 17, 2008 has been recorded as a component of Net income attributable to non-controlling interests in Consolidated Statements of Operations.
     DHC’s carrying value for its investment in DCH was $3.3 billion at December 31, 2007.
     The following tables present a summary of financial information for DCH as of and for the two years ended December 31, 2007.

As of
December 31, 2007
(in millions)
Cash and cash equivalents	$45
Other current assets	1,032
Property and equipment, net	397
Goodwill	4,870
Intangible assets, net	182
Noncurrent content rights, net	1,048
Other noncurrent assets	386

Total assets	$7,960

Total current liabilities	$850
Long-term debt	4,109
Other noncurrent liabilities	244
Redeemable interests in subsidiaries	49
Members’ equity	2,708

Total liabilities and members’ equity	$7,960

DISCOVERY COMMUNICATIONS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	Years Ended December 31,
	2007	2006
	(in millions)
Revenues	$3,127	$2,883
Cost of revenues, excluding depreciation and amortization listed below(a)	(1,167)	(1,023)
Selling, general and administrative(a)	(1,296)	(1,153)
Depreciation and amortization	(131)	(122)
Asset impairments	(26)	—
Exit and restructuring charges	(20)	—
Gain on business disposition	135	—

Operating income	622	585
Minority interests	(8)	(3)
Interest expense, net	(249)	(194)
Other (expense) income, net	(1)	31
Provision for income taxes	(77)	(190)

Income from continuing operations	287	229
Loss from discontinued operations, net of tax	(65)	(22)

Net income	$222	$207

DHC’s share of DCH’s net income	$142	$103

(a)	Reflects reclassifications of previously presented information of marketing costs from Cost of revenues to Selling, general and administrative of $6 million and $10 million during the years ended December 31, 2007 and 2006, respectively.
     Separate consolidated financial statements for DCH as of and for the two years ended December 31, 2007 are included in a separate schedule in Part IV of this Annual Report on Form 10-K, in accordance with SEC Regulation S-X Rule 3-09, Separate Financial Statements of Subsidiaries not Consolidated and 50 Percent or Less Owned Persons.
4. CONSOLIDATION OF VARIABLE INTEREST ENTITIES
     Discovery holds investments in multiple ventures, most of which were determined to be variable interest entities. Pursuant to FIN 46R, it was determined that Discovery is the primary beneficiary of the ventures determined to be variable interest entities and is required to consolidate them accordingly. The following table provides a list of variable interest entities consolidated by Discovery as of December 31, 2008.

Percentage of
Ownership
Ventures with the British Broadcasting Corporation:
JV Programs, LLC (“JVP”)	50%
Joint Venture Network, LLC (“JVN”)	50%
Animal Planet Europe	50%
Animal Planet Latin America	50%
People & Arts Latin America	50%
Animal Planet Asia	50%
Animal Planet Japan	33%
Other ventures:
Oprah Winfrey Network	50%

DISCOVERY COMMUNICATIONS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
     During the year ended December 31, 2008, $11 million of net income generated by the ventures was allocated to other venture partners, which was recorded as a component of Net income attributable to non-controlling interests in the Consolidated Statements of Operations.
Ventures with the British Broadcasting Corporation
     The Company and the British Broadcasting Corporation (“BBC”) formed several cable and satellite television network ventures, other than JVN, to produce and acquire factual-based content. The JVN venture was formed to provide debt funding to the other ventures. In addition to its own funding requirements, Discovery has assumed the BBC’s funding requirements, giving the Company preferential cash distribution for these joint ventures. As the BBC does not have risk of loss, no cumulative operating losses generated by the ventures are allocated to the BBC’s non-controlling interests.
     Pursuant to the venture agreements, the BBC has the right to require the Company to purchase the BBC’s interests in the People & Arts Latin America venture and the Animal Planet ventures if certain conditions are not met. Additional information regarding the BBC’s put right is disclosed in Note 13.
Oprah Winfrey Network
     On June 19, 2008, Discovery entered into a 50-50 joint venture with Oprah Winfrey and Harpo, Inc. (“Harpo”) to rebrand Discovery Health Channel as OWN: The Oprah Winfrey Network (“OWN Network”). It is expected that Discovery Health will be rebranded as the OWN Network in late 2009 or early 2010. Pursuant to the arrangement, Discovery will contribute its interest in the Discovery Health Channel and certain DiscoveryHealth.com content and Harpo will contribute the Oprah.com website (which will serve as the platform for the venture website) and certain Oprah.com content. Discovery and Harpo are required make these contributions on the launch date unless it is mutually agreed that certain contributions will be made prior to the launch date for the benefit of the venture. As of December 31, 2008, the Company and Harpo have not made any contributions to the OWN Network venture. During the year ended December 31, 2008, the Company incurred $7 million in transaction costs related to the formation of the OWN Network. Such costs are not credited to Discovery’s funding commitment disclosed below.
     Pursuant to the venture agreement, Discovery is committed to fund up to $100 million of the venture’s operations through September 2011. To the extent funding the joint venture in excess of $100 million is necessary, the Company may provide additional funds through a member loan or require the venture to seek third party financing. During the year ended December 31, 2008, the Company funded $6 million of the OWN Network’s operating costs. As Harpo has not yet contributed any assets to the venture, the Company is recording 100% of the losses.
     Pursuant to the venture agreement, Harpo has the right to require the Company to purchase its interest in the OWN Network venture if certain conditions are not met. Additional information regarding Harpo’s put right is disclosed in Note 13.
5. DISPOSITIONS
Business Dispositions
Ascent Media Corporation Spin-off
     On September 17, 2008, as part of the Newhouse Transaction, DHC completed the spin-off to its shareholders of AMC, a subsidiary holding the cash and businesses of DHC, except for certain businesses that provide sound, music, mixing, sound effects and other related services. The AMC spin-off did not involve the payment of any consideration by the holders of DHC common stock and was structured as a tax free transaction under Sections 368(a) and 355 of the Internal Revenue Code of 1986, as amended. There was no gain or loss related to the spin-off. Subsequent to the AMC spin-off, the companies no longer have any ownership interests in each other and operate independently. As there is no continuing involvement in the operations of AMC, the assets and liabilities

DISCOVERY COMMUNICATIONS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
and results of operations of AMC are presented as discontinued operations in the Consolidated Balance Sheets and Consolidated Statements of Operations for all periods presented in accordance with FASB Statement No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (“FAS 144”). Cash flows from AMC have not been segregated as discontinued operations in the Consolidated Statements of Cash Flows.
Ascent Media Systems & Technology Services, LLC
     On September 8, 2008, DHC sold its ownership interests in AMSTS for approximately $7 million in cash. It was determined that AMSTS was a non-core asset, and the sale of AMSTS was consistent with DHC’s strategy to divest non-core assets. DHC recognized a pre-tax gain of approximately $3 million in connection with the sale of AMSTS, which is recorded as a component of Income (loss) from discontinued operations, net of tax. As there is no continuing involvement in the operations of AMSTS, the assets and liabilities and results of operations of AMSTS are presented as discontinued operations in the Consolidated Balance Sheets and Consolidated Statements of Operations for all periods presented in accordance with FAS 144. Cash flows from AMSTS have not been segregated as discontinued operations in the Consolidated Statements of Cash Flows. AMSTS was part of the AMC business.
Ascent Media CANS, LLC Disposition
     On September 4, 2008, DHC sold its ownership interests in Ascent Media CANS, LLC (DBA AccentHealth) for approximately $119 million in cash. It was determined that AccentHealth was a non-core asset, and the sale of AccentHealth was consistent with DHC’s strategy to divest non-core assets. DHC recognized a pre-tax gain of approximately $64 million in connection with the sale of AccentHealth, which is recorded as a component of Income (loss) from discontinued operations, net of tax. As there is no continuing involvement in the operations of AccentHealth, the assets and liabilities and results of operations of AccentHealth are presented as discontinued operations in the Consolidated Balance Sheets and Consolidated Statements of Operations for all periods presented in accordance with FAS 144. Cash flows from Accent Health have not been segregated as discontinued operations in the Consolidated Statements of Cash Flows. Accent Health was a part of the AMC business.
Asset Dispositions
     During 2008, DHC disposed of certain buildings and equipment for approximately $13 million in cash. DHC recognized a pre-tax gain of approximately $9 million in connection with the asset disposals. The disposed assets were part of the AMC business.
Summary of Discontinued Operations
     The following tables present summary financial information related to the discontinued operations of the above business dispositions as of December 31, 2007 and for the three years ended December 31, 2008. There were no assets or liabilities of discontinued operations as of December 31, 2008.

As of
December 31, 2007
(in millions)
Current assets	$352
Property and equipment, net	265
Goodwill	127
Intangible assets, net	10
Other noncurrent assets	32

Total assets	786

Current liabilities	112
Noncurrent liabilities	23

Total liabilities	135

Net assets of discontinued operations	$651

DISCOVERY COMMUNICATIONS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	Years Ended December 31,
	2008	2007	2006
	(in millions)
Revenues from discontinued operations	$484	$631	$608
Loss from the operations of discontinued operations before income taxes	(6)	(151)	(95)
Gains on dispositions(a)	67	—	—

Income (loss) from discontinued operations(b)	61	(151)	(95)
Provision for income taxes	(18)	(3)	(3)

Income (loss) from discontinued operations, net of tax	$43	$(154)	$(98)

Income (loss) per share from discontinued operations:
Basic	$0.13	$(0.55)	$(0.35)

Diluted	$0.13	$(0.55)	$(0.35)

Weighted average number of shares outstanding:
Basic	321	281	280

Diluted	322	281	280

(a)	Gains on dispositions include $3 million from the sale of AMSTS and $64 million from the sale of Accent Health, which were part of the AMC business.

(b)	AMC’s operating results for the year ended December 31, 2008 include $9 million in gains from asset disposals. Operating results for AMC for the year ended December 31, 2007 include goodwill impairment charges of $165 million. During the year ended December 31, 2006, AMC recorded a goodwill impairment charge of $93 million and exit and restructuring charges of $11 million. Information regarding the goodwill impairment charges is disclosed in Note 10.
     No interest expense was allocated to discontinued operations for the periods presented herein since there was no debt specifically attributable to discontinued operations or that was required to be repaid following the spin-off.
6. FAIR VALUE MEASUREMENTS
     Effective January 1, 2008, the Company adopted FAS 157 for all financial instruments accounted for at fair value on a recurring basis. In accordance with FAS 157, a fair value measurement is determined based on the assumptions that a market participant would use in pricing an asset or liability. FAS 157 also established a three-tiered hierarchy that draws a distinction between market participant assumptions based on: (i) observable inputs such as quoted prices in active markets (Level 1), (ii) inputs other than quoted prices in active markets that are observable either directly or indirectly (Level 2), and (iii) unobservable inputs that require the Company to use present value and other valuation techniques in the determination of fair value (Level 3). The following table presents information about assets and liabilities required to be carried at fair value on a recurring basis as of December 31, 2008.

		Fair Value Measurements
		as of December 31, 2008 Using:
		Quoted Market	Significant
		Prices in Active	Other	Significant
		Markets for	Observable	Unobservable
	Fair Value as of	Identical Assets	Inputs	Inputs
	December 31, 2008	(Level 1)	(Level 2)	(Level 3)
	(in millions)
Assets:
Available-for-sale securities (Note 7)	$15	$15	$—	$—
Trading securities (Note 7)	36	36	—	—
Liabilities:
Derivatives (Note 12)	(112)	—	(112)	—
Supplemental retirement plan (Note 16)	(36)	—	(36)	—
HSW International, Inc. liability (Note 7)	(7)	—	(7)	—
Redeemable interests in subsidiaries (Note 13)	(49)	—	—	(49)

	$(153)	$51	$(155)	$(49)

     For assets that are measured using quoted prices in active markets, the total fair value is the published market price per unit multiplied by the number of units held without consideration of transaction costs. Generally, liabilities that are measured using significant other observable inputs are primarily valued by reference to quoted prices of similar liabilities in active markets, adjusted for any terms specific to that liability and nonperformance risk. Through September 30, 2008, the fair value of the Company’s liability to sell and distribute the proceeds of its investment in HSW International, Inc. (HSWI) to former shareholders of HSW was determined by using a discounted cash flow analysis. During the quarter-ended December 31, 2008, the Company began using a Black-Scholes option pricing model to value this liability. Information regarding the Company’s investment in HSWI and the HSWI liability is disclosed in Note 7. The fair value of the redeemable interests in subsidiaries was determined

DISCOVERY COMMUNICATIONS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
based on the Company’s best estimate of a negotiated value. Information regarding the redeemable interests in subsidiaries is disclosed in Note 13.
     The following table provides a reconciliation between the beginning and ending balances of liabilities classified as Level 3 measurements and identifies the related net income recognized during the year ended December 31, 2008 on such liabilities that were included in the Consolidated Balance Sheet at December 31, 2008.

		Redeemable
	HSWi	Interests
	Liability	in Subsidiaries
	(in millions)
Balance as of January 1, 2008	$(54)	$(49)
Total gains:
Included in net income	47	—
Included in other comprehensive income	—	—
Purchases, issuances, settlements, net	—	—
Transfers (in) and/or out of Level 3	7	—

Balance as of December 31, 2008	$—	$(49)

     During the year ended December 31, 2008, total gains of $47 million related to the reduction in the fair value of the HSWI liability were recorded in Other, net in the Consolidated Statements of Operations.
7. INVESTMENTS
     The following table presents a summary of the Company’s investments.

	As of December 31,
	2008	2007
	(in millions)
Investment in Discovery Communications Holding, LLC (Note 3)	$—	$3,272
Other equity-method investments	35	—
Trading securities	36	—
Available-for-sale securities	15	—

	$86	$3,272

Other Equity-Method Investments
     As of December 31, 2008, investments accounted for using the equity method primarily included Discovery Japan (50% owned), a cable and satellite television network joint venture, HSWI (43% owned), an online source with a perpetual royalty free license to exploit HSW online content in certain foreign markets, and Discovery Canada (20% owned), a cable and satellite television network joint venture. Such investments were recorded as a component of Other noncurrent assets in the Consolidated Balance Sheets.
     During the year ended December 31, 2008, the Company recognized pretax impairment charges of $57 million related to the investment in HSWI, which is recorded as a component of Equity in loss of unconsolidated affiliates in the Consolidated Statements of Operations. The impairment charge for HSWI reflects an other-than-temporary decline in the fair value of HSWI’s common stock following lower than expected operating performance. As of December 31, 2008, the stock price for HSWI was below its liquidation value, and the Company utilized the HSWI liquidation value per share to determine the equity investment asset value.
     The carrying value of the Company’s equity-method investments approximates its portion of the underlying net assets of the investees.
     Based on the quoted market price as of December 31, 2008, the fair value of the Company’s investments in publicly traded companies accounted for using the equity method approximates the Company’s carrying value.
Trading Securities
     Trading securities primarily include investments in mutual funds owned as part of the Company’s supplemental retirement plan and are used to offset changes in certain liabilities associated with the Company’s deferred

DISCOVERY COMMUNICATIONS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
compensation plan. Such investments are recorded at fair value as a component of Other current assets in the Consolidated Balance Sheets. Discovery records gains or losses from the change in fair value of trading securities, offset by gains or losses from changes in the value of the supplemental retirement plan liability, as a component of Selling, general and administrative expenses in the Consolidated Statements of Operations. The gains or losses from changes in the fair value of the trading securities and the supplemental retirement liability were not material for all periods presented.
Available-for-Sale Securities
     As of December 31, 2008, the Company held available-for-sale securities with a fair value of $15 million, including a cost basis of $9 million and gross unrealized gains of $6 million. Available-for-sale securities primarily include investments in common stock of publicly traded companies. Such securities are recorded as a component of Other noncurrent assets in the Consolidated Balance Sheets. The Company records changes in the fair value of available-for-sale securities as a component of Other comprehensive income, until realized. Changes in the fair value of available-for-sale securities were not material for all periods presented
     During the years ended December 31, 2008 and 2007, AMC, which is reflected as discontinued operations, sold securities for $24 million and $28 million in cash, respectively. There were no material gains or losses associated with these sales.
8. CONTENT RIGHTS
     The following table presents a summary of the components of content rights of the Company’s continuing operations as of December 31, 2008 (no such amounts were recorded by DHC as of December 31, 2007).

As of
December 31, 2008
(in millions)
Produced content rights:
Completed	$1,420
In-production	270
Co-produced content rights:
Completed	462
In-production	63
Licensed content rights:
Acquired	218
Prepaid	17

Content rights, at cost	2,450
Accumulated amortization	(1,214)

Content rights, net	1,236
Less: current portion	73

Non current portion	$1,163

     Amortization expense related to content rights was $658 million during the year ended December 31, 2008, which was recorded as a component of Cost of revenues in the Consolidated Statements of Operations. Amortization expense included impairment charges of $35 million for completed content and other charges of $4 million related to the write-off of content that was in production at the Company’s U.S. Networks and International Networks segments. The impairment charges and write-offs were the result of management evaluating the Company’s programming portfolio assets and concluding that certain programming was no longer aligned with the Company’s strategy and would no longer be aired.
     The Company enters into collaborative co-produced content right arrangements (“co-productions’) whereby it obtains certain editorial and distribution rights to content assets in return for funding production costs. The Company’s level of involvement in co-productions ranges from review of the initial production plan to detailed editorial oversight through each stage of the production process. As the Company shares in the variable risks and rewards of content creation, these co-productions are within the scope of EITF 07-1.
     The Company capitalizes the net cost of co-productions and amortizes them in accordance with its content amortization policy. The Company records cash receipts for distribution, advertising and royalty revenue that result

DISCOVERY COMMUNICATIONS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
from the exploitation of co-produced content rights as gross revenue in accordance with EITF 99-19. The Company generally does not allocate revenue to specific content rights, and there were no royalty revenues or expenses associated with co-production partners during the year ended December 31, 2008. However, the Company’s most significant co-production partner is the BBC through the JVP, a consolidated joint venture disclosed in Note 4. JVP recognized total third-party royalty revenue associated with co-production rights of $29 million for the year ended December 31, 2008. For the years ended December 31, 2007 and 2006, DHC did not have content assets that fall within the scope of EITF 07-1.
9. PROPERTY AND EQUIPMENT
     The following table presents a summary of the components of property and equipment of the Company’s continuing operations as of December 31, 2008 and 2007.

	As of December 31,
	2008	2007
	(in millions)
Land	$29	$—
Buildings	169	7
Furniture and equipment	466	11
Capitalized software	151	—
Leasehold improvements	82	11
Accumulated depreciation	(502)	(24)

Total property and equipment, net	$395	$5

     Depreciation expense related to property and equipment, including amortization of assets acquired under capital lease, of continuing operations was $109 million, $2 million, and $3 million during the years ended December 31, 2008, 2007, and 2006, respectively. Amortization expense related to property and equipment acquired under capital lease of continuing operations was $12 million during the year ended December 31, 2008. There was no amortization expense related to property and equipment acquired under a capital lease of continuing operations during the years ended December 31, 2007 and 2006. Accumulated amortization for property and equipment acquired under a capital lease of continuing operation was $30 million as of December 31, 2008 with no amounts as of December 31, 2007.
     Depreciation expense related to property and equipment, including amortization of assets acquired under capital lease, of discontinued operations was $46 million, $64 million, and $64 million during the years ended December 31, 2008, 2007, and 2006, respectively.
     The net book value of capitalized software costs totaled $46 million as of December 31, 2008. Software costs of $12 million were capitalized during the year ended December 31, 2008. Amortization of capitalized software costs totaled $21 million during the year ended December 31, 2008. There were no material amounts of capitalized software costs capitalized during the years ended December 31, 2007 and 2006. Additionally, there were no write-offs for capitalized software costs during the year ended December 31, 2008.

DISCOVERY COMMUNICATIONS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
10. GOODWILL AND INTANGIBLE ASSETS
Goodwill
     The following table presents a summary of changes in the carrying value of the Company’s goodwill of continuing operations, by segment, for the years ended December 31, 2008 and 2007.

			Commerce,	DHC
	U. S.	International	Education, and	Discovery
	Networks	Networks	Other	Investment	Total
	(in millions)
Balance as of December 31, 2007(a)	$—	$—	$11	$1,771	$1,782
Newhouse Transaction(b)	5,382	1,221	38	(1,771)	4,870
Excess investor basis goodwill(c)	187	64	—	—	251
HSW purchase accounting adjustment(d)	(13)	—	—	—	(13)
Translation and other	13	(12)	—	—	1

Balance as of December 31, 2008	$5,569	$1,273	$49	$—	$6,891

(a)	There were no material changes in the carrying value of the Company’s goodwill of continuing operations during the year ended December 31, 2007. The December 31, 2007 goodwill balance excludes $127 million of goodwill related to AMC, which was spun-off during the year ended December 31, 2008. The December 31, 2007 AMC goodwill balance is recorded in Assets of discontinued operations in the Consolidated Balance Sheets. Information regarding the AMC spin-off is disclosed in Note 1.

(b)	The change in goodwill carrying value represents $4.9 billion in goodwill previously recorded by DCH as of December 31, 2007 and the allocation of goodwill previously allocated to DHC’s equity investment in DCH to Discovery segments. Discovery recorded the allocation as of January 1, 2008 in connection with the Newhouse Transaction. Information regarding the Newhouse Transaction is disclosed in Note 1.

(c)	The $251 million change in goodwill carrying value represents the basis differential between the carrying value of DHC’s and Advance/Newhouse’s investments in DCH and their share of DCH’s underlying net assets allocated to goodwill as a result of the Cox Transaction. Information regarding the investor basis differential is disclosed in Note 3.

(d)	During the year ended December 31, 2008, the Company adjusted the deferred tax liabilities associated with DCH’s acquisition of HSW in December 2007 following an assessment of acquired net operating loss carry-forwards that would be realizable, which resulted in a $13 million reduction of goodwill.
Intangible Assets
     The following table presents a detailed list of the gross carrying value of the Company’s intangible assets and related accumulated amortization of continuing operations, by major category, as of December 31, 2008 and 2007.

	Weighted Average	December 31, 2008			December 31, 2007(a)
	Amortization Period		Accumulated			Accumulated
	(Years)	Gross	Amortization	Net	Gross	Amortization	Net
	(in millions)
Intangible assets subject to amortization:
Trademarks	6	$55	$(23)	$32	$—	$—	$—
Customer lists(b)	24	611	(107)	504	—	—	—
Other	5	36	(24)	12	4	(4)	—

Total		702	(154)	548	4	(4)	—
Intangible assets not subject to amortization:
Trademarks(c)		168	—	168	1	—	1

Total		$870	$(154)	$716	$5	$(4)	$1

(a)	The December 31, 2007 intangible asset and accumulated amortization balances exclude amounts related to AMC, which was spun-off during the year ended December 31, 2008. Specifically, intangible assets exclude $15 million in other intangibles for AMC, with a net balance of $5 million, and $5 million in non-amortizing trade names as of December 31, 2007. AMC intangible asset and accumulated amortization balances are recorded in Assets of discontinued operations in the Consolidated Balance Sheets. Information regarding the AMC spin-off is disclosed in Note 1.

(b)	The balance includes the gross carrying value of $491 million related to customer relationships allocated to the basis differential between the carrying value of DHC’s and Advance/Newhouse’s investments in DCH and their share of DCH’s underlying net assets resulting from the Cox Transaction. Information regarding the investor basis differential is disclosed in Note 3.

DISCOVERY COMMUNICATIONS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(c)	The balance includes the gross carrying value of $155 million related to non-amortizing trademarks allocated from the basis differential between the carrying value of DHC’s and Advance/Newhouse’s investments in DCH and their share of DCH’s underlying net assets resulting from the Cox Transaction. Information regarding the investor basis differential is disclosed in Note 3.
     Amortization expense related to intangible assets of continuing operations was $77 million during the year ended December 31, 2008. There was no amortization expense related to intangible assets of continuing operations in 2007 and 2006. Amortization expense related to intangible assets of discontinued operations was $1 million in each of the years ended December 31, 2007 and 2006.
     The following table presents the Company’s estimate of its aggregate annual amortization expense for intangible assets subject to amortization for each of the succeeding five years based on the amount of intangible assets as of December 31, 2008.

	2009	2010	2011	2012	2013	Thereafter
	(in millions)
Amortization expense	$56	$53	$33	$30	$26	$350

     The amount and timing of the estimated expenses in the above table may vary due to future acquisitions, dispositions, or impairments.
Impairments
     Goodwill and non-amortizing trademarks are tested annually for impairment during the fourth quarter, or earlier upon the occurrence of certain events or substantive changes in circumstances. Information regarding the Company’s methodology for determining whether goodwill and non-amortizing trademarks or long-lived assets are impaired is disclosed in Note 2. Based on its annual impairment test, the Company concluded there was no impairment of goodwill or non-amortizing trademarks during the year ended December 31, 2008.
     During the year ended December 31, 2008, an impairment review in accordance with FAS 144 was required for HSW, following lower than expected operating performance and changes in long term expectations. The Company determined that intangible assets of HSW, an asset group within the U.S. Networks segment, were impaired. Accordingly, a pretax charge to amortizing trademarks and customer relationships of $25 million and $5 million, respectively, was recorded during the year ended December 31, 2008. To determine the fair value of intangible assets, the Company used discounted cash flow analyses, including a discount factor of 18% and a long-term growth rate of 11%.
     During the year ended December 31, 2007, the Company recorded a goodwill impairment charge of $165 million related to its Network Services Group segment, which was disposed of as part of the AMC spin-off. The Company used a discounted cash flows analysis to measure the fair value of the Network Services Group segment and the implied value of goodwill related to this reporting unit. The goodwill impairment was the result of lower estimates of future net operating cash flows due to a continued decline in operating cash flow margins as a percent of revenue, resulting from competitive conditions in the entertainment and media services industries and increasingly complex customer requirements.
     During the year ended December 31, 2006, the Company recorded a goodwill impairment charge of $93 million related to its Creative Services Group segment, which was disposed of as part of the AMC spin-off. The Company principally used market multiples of revenues and operating cash flows of similar companies to measure the fair value of the Creative Services Group segment and the implied value of goodwill related to this reporting unit. The goodwill impairment was the result of the Company realigning its operations into two global divisions and declining revenues and operating cash flows related to this reporting unit. The Company restructured its operations to better align the organization with the Company’s strategic goals and to respond to changes within the industry driven by technology and customer requirements.
     These impairment charges were noncash in nature and did not affect the Company’s liquidity or result in non-compliance of any debt covenants. The impairment charges incurred during the years ended December 31, 2007 and

DISCOVERY COMMUNICATIONS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
2006 are recorded in Income (loss) from discontinued operations, net of tax in the Consolidated Statements of Operations.
11. DEBT

December 31, 2008
(in millions)
$1.0 billion Term Loan A due quarterly to October 2010	$938
$1.6 billion Revolving Loan, due October 2010	315
$1.5 billion Term Loan B due quarterly September 2007 to May 2014	1,478
7.45% Senior Notes, semi-annual interest, due September 2009	55
8.37% Senior Notes, semi-annual interest, due March 2011	220
8.13% Senior Notes, semi-annual interest, due September 2012	235
Floating Rate Senior Notes (3.3% at December 31, 2008), semi-annual interest, due December 2012	90
6.01% Senior Notes, semi-annual interest, due December 2015	390
Obligations under capital leases	67
Other notes payable	1

Subtotal	3,789
Current portion	(458)

Total long-term debt	$3,331

     In May 2007, DCH, a wholly owned subsidiary of the Company, entered into a $1.5 billion seven year term loan credit agreement. Borrowings under this agreement bear interest at London Interbank Offered Rate (“LIBOR”) plus an applicable margin of 2.0% or the higher of (a) the Federal Funds Rate plus 1/2 of 1% or (b) “prime rate” set by Bank of America plus an applicable margin of 1.0% at the Company’s discretion. The company capitalized $5 million of deferred financing costs as a result of this transaction. As of December 31, 2008, there was approximately $1.5 billion outstanding under the term loan agreement with an interest rate of 3.46%, excluding interest rate hedges. During 2008, the weighted average interest rate under this credit agreement was 5.6%.
     In October 2008, the Company’s United Kingdom subsidiary, Discovery Communications Europe Limited (“DCEL”), a wholly owned subsidiary of the Company, executed a £10 million uncommitted facility on similar terms to the prior facility in order to supplement working capital requirements. The facility has a one year term or may be cancelled earlier by either DCEL or the financial institution and is guaranteed by Discovery Communications, LLC (a wholly-owned subsidiary of the Company). As of December 31, 2008 the Company had no outstanding debt under this facility.
     In December 2008, DCEL also cancelled its €260 million three year multicurrency revolving credit agreement which was due to mature in April 2009.
     In March 2008, DCL borrowed additional funds under its U.S. Credit Facility (Revolving Loan and Term Loan A) to redeem the maturing $180 million Senior Notes. As of December 31, 2008, the Company had $1.3 billion outstanding ($938 million Term Loan A and $315 million Revolving Loan) under the facility with a weighted average interest rate of 2.67%. The amount available under the revolving facility was $1.2 billion, net of amounts committed for standby letters of credit of $3 million issued. During 2008, the average interest rate under the U.S. Credit Facility was 4.09%. The Company’s debt agreements have certain restrictions on the payment of dividends from subsidiaries.
     Discovery’s $1.5 billion term loan is secured by the assets of DCH, excluding assets held by DCH’s subsidiaries. The remaining Term Loan, Revolving Loans and Senior Notes are unsecured.

DISCOVERY COMMUNICATIONS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
     As of December 31, 2008, the Company’s scheduled maturities of long-term debt, excluding obligations under capital leases and other notes payable were as follows:

	2009	2010	2011	2012	2013	Thereafter
	(in millions)
Long-term debt	$445	$893	$235	$340	$15	$1,793
     The Company uses derivative instruments to modify its exposure to interest rate fluctuations on its debt. The Term Loans, Revolving Facility, and Senior Notes contain covenants that require the Company to meet certain financial ratios and place restrictions on the payment of dividends, sale of assets, borrowing level, mergers, and purchases of capital stock, assets, and investments. The Company is in compliance with all debt covenants as of December 31, 2008.
     Future minimum payments under capital leases are as follows: $18 million in 2009, $17 million in 2010, $17 million in 2011, $13 million in 2012, $7 million in 2013, and $10 million thereafter. Total interest to be paid in relation to these future minimum payments is approximately $15 million.
12. DERIVATIVE FINANCIAL INSTRUMENTS
     The Company uses derivative financial instruments to modify its exposure to market risks from changes in interest rates and foreign exchange rates. The Company does not hold or enter into financial instruments for speculative trading purposes.
     The Company’s interest expense is exposed to movements in short-term interest rates. Derivative instruments, including both fixed to variable and variable to fixed interest rate instruments, are used to modify this exposure. These instruments include swaps and swaptions to modify interest rate exposure. The variable to fixed interest rate instruments are based on the three-month LIBOR rate and have a notional principal amount of $2.3 billion and have a weighted average interest rate of 4.68% at December 31, 2008. The fixed to variable interest rate agreements have a notional principal amount of $50 million and have a weighted average interest rate of 7.90% at December 31, 2008. At December 31, 2008, the Company held an unexercised interest rate swap put with a notional amount of $25 million at a fixed rate of 5.44%. On December 19, 2008, the Company entered into a $560 million forward starting swap with a fixed rate of 2.44%, based on the three-month LIBOR rate, starting December 31, 2009 and maturing on March 31, 2014. As a result of unrealized mark-to-market adjustments $58 million in losses on these instruments were recorded in 2008.
     The fair value of these interest rate derivative instruments, which aggregate ($107) million at December 31, 2008, is recorded as a component of long-term liabilities and other current liabilities in the consolidated balance sheets. Changes in the fair value of these derivative instruments are recorded as a component of operating cash flows.
     Of the total notional amount of $2.9 billion in interest rate derivatives, a notional amount of $2 billion of these derivative instruments are effective cash flow hedges. The value of these hedges at December 31, 2008 was ($71) million with changes in the mark-to-market value recorded as a component of other comprehensive income (loss), net of taxes. Should any portion of these instruments become ineffective due to a restructuring in the Company’s debt, the monthly changes in fair value would be reported as a component of other income on the Statement of Operations. The Company does not expect material hedge ineffectiveness in the next twelve months.
     The foreign exchange instruments used are spot, forward, and option contracts. Additionally, the Company enters into non-designated forward contracts to hedge non-dollar denominated cash flows and foreign currency balances. At December 31, 2008, the notional amount of foreign exchange derivative contracts was $75 million. During the year ended December 31, 2008, the Company recorded unrealized mark-to-market adjustments of $4 million in losses related to these instruments as a component of Accumulated other comprehensive (loss) income, net of taxes. There were no unrealized mark-to-market adjustments in 2007 and 2006. The fair value of these derivative instruments is recorded as a component of long-term liabilities and Other current liabilities in the Consolidated Balance Sheets. These derivative instruments did not receive hedge accounting treatment.
Fair Value of Financial Instruments
     The fair values of cash and cash equivalents, receivables, and accounts payable approximate their carrying values. Marketable equity securities are carried at fair value and fluctuations in fair value are recorded through other comprehensive income (loss). Losses on investments that are other than temporary declines in value are recorded in the statement of operations.

DISCOVERY COMMUNICATIONS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
     The carrying amount of the Company’s borrowings was $3.8 billion and the fair value was $3.4 billion at December 31, 2008 which was estimated based on current market rates and credit pricing for similar debt type and maturity.
     The carrying amount of all derivative instruments represents their fair value. The net fair value of the Company’s short and long-term derivative instruments is ($114) million at December 31, 2008; 27%, 49%, 24%, and less than 1% of these derivative instrument contracts will expire in 2009, 2010, 2011, and 2012 and thereafter, respectively.
     The fair value of derivative contracts was estimated by management including information regarding interest rate and volatility market data from brokers. As of December 31, 2008, an estimated 100 basis point parallel shift in the interest rate yield curve would change the fair value of the Company’s portfolio by approximately $49 million.
Credit Concentrations
     The Company continually monitors its positions with, and the credit quality of, the financial institutions that are counterparties to its financial instruments and does not anticipate nonperformance by the counterparties. In addition, the Company limits the amount of investment credit exposure with any one institution.
     The Company’s trade receivables and investments do not represent a significant concentration of credit risk at December 31, 2008 due to the wide variety of customers and markets in which the Company operates and their dispersion across many geographic areas.
13. REDEEMABLE INTERESTS IN SUBSIDIARIES
People+Arts Latin America and Animal Planet Channel Group
     As disclosed in Note 4, Discovery and the BBC have formed several cable and satellite television network joint ventures to develop and distribute programming content. Under certain terms outlined in the contract, the BBC has the right every three years, commencing December 31, 2002, to put to the Company its interests in: (i) People+Arts Latin America, and/or (ii) certain Animal Planet channels outside of the U.S. (the “Channel Groups”), in each case for a value determined by a specified formula. In January 2009, the BBC requested that a determination be made whether such conditions have occurred with respect to both Channel Groups as of December 31, 2008. The contractual redemption value is based upon an estimate of the proceeds from a hypothetical sale of the Channel Groups and a distribution of the proceeds to the venture partners based on various rights and preferences. As the Company has funded all operations from inception of the ventures through December 31, 2008, the Company believes that it has accumulated rights and preferences in excess of the fair market value of the Channel Groups. However, due to the complexities of the redemption formula, the Company has accrued the redeemable interests to an estimated negotiated value of $49 million as of December 31, 2008. Changes in contractual interpretations and assumptions used to estimate the redemption value could materially impact current estimates. The Company recorded no accretion to the redemption value during the period ended December 31, 2008.
OWN Network
     As disclosed in Note 4, Discovery and Harpo have formed a venture to rebrand Discovery Health Channel as OWN: The Oprah Winfrey Network. Pursuant to the venture agreement, Discovery provided a put right to Harpo which is exercisable on four separate put exercise dates within 12.5 years of the venture’s formation date. The put arrangement provides Harpo with the right to require Discovery to purchase its 50% ownership interest at fair market value up to a maximum put amount. The maximum put amount ranges between $100 million on the first put exercise date up to $400 million on the fourth put exercise date. As of December 31, 2008, no amounts have been recorded for this put right as Harpo has not made any contributions to the venture and the venture has not yet begun its operations.
14. EQUITY
Common Stock
     In connection with the Newhouse Transaction, the existing shareholders of DHC received shares of Discovery’s common stock. DHC Series A common stockholders and DHC Series B common stockholders received 0.50 shares of the same series of Discovery common stock and 0.50 shares of Discovery Series C common stock. As a result of

DISCOVERY COMMUNICATIONS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
this transaction, Discovery issued 134 million, 7 million, and 141 million shares of its Series A common stock, Series B common stock, and Series C common stock, respectively.
     All three series of Discovery common stock (Series A, B and C) have the same rights and preferences, except: (i) the Series B common stock is convertible into the Series A common stock, and (ii) the Series B common stock has 10 votes per share, the Series A common stock has one vote per share, and the Series C common stock does not have any voting rights except as required by Delaware law.
     Subject to any preferential rights of any outstanding series of Discovery’s preferred stock created by Discovery’s board from time to time, the holders of Discovery’s common stock are entitled to such dividends as may be declared from time to time by Discovery’s board from available funds. Generally, when a dividend is paid to the holders of one series of common stock, Discovery will also pay to the holders of the other series of common stock an equal per share dividend.
     In the event of Discovery’s liquidation, dissolution, or winding up, after payment or provision for payment of Discovery’s debts and liabilities and subject to the prior payment in full of any preferential amounts to which Discovery’s preferred stock holders may be entitled including the liquidation preference granted to holders of Series A convertible preferred stock and Series C convertible preferred stock, the holders of Series A common stock, Series B common stock, Series C common stock, Series A convertible preferred stock and Series C convertible preferred stock will share equally, on a share for share basis (and in case of holders of Series A convertible preferred stock and Series C convertible preferred stock, on an as converted into common stock basis), in Discovery’s assets remaining for distribution to the holders of Discovery’s common stock.
Preferred Stock
     In connection with the Newhouse Transaction, Advance/Newhouse received shares of Discovery’s Series A convertible preferred stock and Series C convertible preferred stock. As a result of this transaction, Discovery issued 70 million of each of its Series A convertible preferred stock and Series C convertible preferred stock.
     Both series of Discovery preferred stock (Series A and C) are convertible at any time into Discovery common stock initially representing 33 1/3% of the outstanding shares of Discovery common stock and 26% of the aggregate voting power of Discovery (other than with respect to the election of directors and select matters) based upon the number of shares of common stock issued in connection with the Newhouse Transaction. The Series A convertible preferred stock is convertible into a number of shares of Discovery Series A common stock equal to 50% of the aggregate number of shares of Discovery Series A and Series B common stock issued in the Newhouse Transaction, and the Series C convertible preferred stock is convertible into a number of shares of Discovery Series C common stock equal to 50% of the shares of Discovery Series C common stock issued in the Newhouse Transaction, in each case subject to anti-dilution adjustments. Advance/Newhouse is entitled to additional shares of the same series of convertible preferred stock if the stock options and stock appreciation rights outstanding immediately after the Newhouse Transaction are exercised into Discovery common stock. In order to satisfy this anti-dilution provision, the Company is required to place approximately 1.6 million shares of preferred stock into an escrow account upon the closing of the Newhouse Transaction for the benefit of Advance/Newhouse. The preferred shares will be released from escrow upon the exercise of the stock options or stock appreciation rights. The 1.6 million preferred shares will be issued and placed into escrow to avoid dilution to Advance/Newhouse, if necessary, as a result of certain stock options and stock appreciation rights converted to exercise into Discovery common stock as part of the Newhouse Transaction. The Company will place the preferred shares in escrow in 2009. In the event that shares are released from escrow to Advance/Newhouse, the distribution will be accounted for as a dividend measured using the fair value of the underlying shares as of the Newhouse Transaction date.
     The Discovery preferred stock has a right to vote with holders of common stock on an as-converted to common stock basis, voting together as a single class on all matters submitted for vote to the common stockholders of Discovery, except for the election of directors. The Discovery preferred stock has the right to elect three directors (preferred stock directors), and has special voting rights on select matters for so long as Advance/Newhouse or its permitted transferee owns at least 80% of the shares of Series A convertible preferred stock outstanding immediately following the closing of the Newhouse Transaction, including fundamental changes in the business of Discovery, mergers and business combinations, certain acquisitions and dispositions and future issuances of Discovery capital stock.

DISCOVERY COMMUNICATIONS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
     Subject to the prior preferences and other rights of any senior stock, whenever a cash dividend is paid to the holders of Discovery common stock, Discovery will also pay to the holders of the Series A convertible preferred stock and Series C convertible preferred stock an equal per share cash dividend on an as converted to common stock basis.
     In the event of Discovery’s liquidation, dissolution and winding up, after payment or provision for payment of Discovery’s debts and liabilities and subject to the prior payment with respect to any stock ranking senior to Series A convertible preferred stock or Series C convertible preferred stock, the holders of Series A convertible preferred stock and Series C convertible preferred stock will receive, before any payment or distribution is made to the holders of any common stock or other junior stock, an amount (in cash or property) equal to $0.01 per share. Following payment of such amount and the payment in full of all amounts owing to the holders of securities ranking senior to Discovery’s common stock, holders of Series A convertible preferred stock and Series C convertible preferred stock will be entitled to share ratably, on an as-converted to common stock basis, with the holders of Discovery’s common stock, as to any amounts remaining for distribution to such holders.
Other Comprehensive Income (Loss)
     Accumulated other comprehensive (loss) income, net of taxes included in the Consolidated Statements of Equity reflects the aggregate of foreign currency translation adjustments, unrealized holding gains and losses on available-for-sale securities and derivatives.
     The change in the components of Accumulated other comprehensive (loss) income, net of taxes, is summarized as follows:

		Unrealized
		Holding	Accumulated
	Foreign	Gains (Losses)	Other
	Currency	on Securities	Comprehensive
	Translation	and Derivative	(Loss)
	Adjustments	Instruments	Income
	(in millions)
Balance as of December 31, 2005	$(3)	$1	$(2)
Other comprehensive income	18	—	18

Balance as of December 31, 2006	15	1	16
Other comprehensive income	8	(7)	1

Balance as of December 31, 2007	23	(6)	17
Other comprehensive income	(59)	(25)	(84)

Ascent Media Corporation spin-off	—	—	(11)
Balance as of December 31, 2008	$(36)	$(31)	$(78)

     The components of Other comprehensive (loss) income are reflected in Discovery’s Consolidated Statements of Equity. The following table summarizes the tax effects related to each component of Other comprehensive (loss) income.

		Tax
	Before-tax	(Expense)	Net-of-tax
	Amount	Benefit	Amount
	(in millions)
Year ended December 31, 2008:
Foreign currency translation adjustments	$(94)	$35	$(59)
Unrealized holding losses on securities and derivative instruments	(38)	13	(25)

Other comprehensive loss	$(132)	$48	$(84)

Year ended December 31, 2007:
Foreign currency translation adjustments	13	(5)	8
Unrealized holding losses on securities	(11)	4	(7)

Other comprehensive income	$2	$(1)	$1

Year ended December 31, 2006:
Foreign currency translation adjustments	$30	$(12)	$18

Other comprehensive income	$30	$(12)	$18

DISCOVERY COMMUNICATIONS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
15. SHARE BASED AND OTHER LONG-TERM INCENTIVE COMPENSATION
     The Company has various active equity plans under which it is authorized to grant equity awards to employees including the Discovery Holding Company 2005 Incentive Plan and the Discovery Holding Company 2005 Non-Employee Director Incentive Plan (collectively the “Incentive Plans”). On September 17, 2008, Discovery assumed the Discovery Holding Company Transitional Stock Adjustment Plan and converted the awards under this plan, but the Company has no ability to issue new awards under this plan. Share based grants under the Incentive Plans may consist of non-qualified stock options, stock appreciation rights (“SAR”), restricted shares, stock units, cash awards, performance awards or any combination of the foregoing. The Discovery Appreciation Plan (“DAP” or “LTIP”) is a long-term incentive plan under which qualifying employees are granted cash-settled stock appreciation rights. All share-based compensation activity is presented on an as-converted basis as if the Newhouse Transaction had occurred on January 1, 2008. The Company also has a long term incentive plan associated with its acquisition of HSW for the benefit of the subsidiary’s employees (“HSW Plan”). The HSW plan is cash settled and is determined based on the share price of HSWI and the achievement of certain performance criteria. No new grants will be made out of the plan, which is expected to terminate in 2010. Compensation expense related to the HSW plan was $4 million for the year ended December 31, 2008.
Incentive Plans
     Options are granted with exercise prices equal to, or in excess of, the fair market value at the date of grant. Generally, the stock options vest 25% per year over a four-year vesting period beginning one year after the grant date and expire seven to ten years from the date of grant. Certain stock option awards provide for accelerated vesting upon an election to retire pursuant to the Company’s incentive plans or after reaching a specified age and years of service.
     Prior to September 17, 2008, certain directors were granted stock options to acquire DHC stock. As of September 18, 2008, the stock options were converted pursuant to the merger agreement into options to acquire Discovery common stock. The conversion was based on the volume weighted average price of DHC’s common stock for the last five trading days prior to September 17, 2008 and Discovery’s common stock for the first ten trading days including and subsequent to September 17, 2008. The conversion of DHC stock options to stock options of the Company did not require the recognition of additional compensation expense as the value of the respective awards remained unchanged. As of December 31, 2008, the directors held approximately 2 million options to purchase the Company’s common stock.
     During 2008, the Company issued approximately 7.7 million stock options under the Incentive Plans. These options vest 25% per year, beginning one year after the grant date, and expire after seven to ten years. Included in this issuance were 500,000 options issued to a non-employee of the Company, which did not include a substantive performance requirement. This resulted in the recognition of $3 million of cost for the year ended December 31, 2008.
     The fair value of each stock option issued under the Incentive Plans is determined using the Black-Scholes option-pricing model, using factors set forth in the table below. Risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant. The expected term, which represents the period of time that options granted are expected to be outstanding, is estimated based on the simplified method as allowed by SAB 107. The simplified method allows companies who issue “plain-vanilla” options to estimate the option term without analyzing historical data. The volatility assumption considers both historical volatility and implied volatility which may be impacted by the Company’s performance as well as changes in economic and market conditions. Dividend yield is assumed to be 0% because the Company does not expect to pay dividends in the foreseeable future. The assumptions presented in the table below represent the weighted-average value of the applicable assumptions used during the year to value the Company’s stock options at their grant date:

DISCOVERY COMMUNICATIONS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	Years Ended December 31,
	2008	2007	2006
Risk-free interest rate	3.15%	4.57%	4.96%
Expected term (years)	6.05	5.50	5.50
Expected volatility	39.32%	25.50%	20.00%
Dividend yield	0.00%	0.00%	0.00%
     A summary of option activity as of and for the year ended December 31, 2008, is presented below:

		Weighted	Weighted Average	Aggregate
	Options	Average Price	Contractual Life	Intrinsic Value
	(in millions)			(in millions)
Outstanding at December 31, 2007	3.2	$13.87
Options granted	7.7	14.72
Options exercised	—	—
Options forfeited	—	—

Outstanding at December 31, 2008	10.9	$14.47	7.24	$3

Exercisable at December 31, 2008	3.2	$13.87	3.02	$1
     As of December 31, 2008, the number, weighted-average exercise price, aggregate intrinsic value and weighted-average remaining contractual term of stock options vested and expected to vest approximate amounts for options outstanding. At December 31, 2008, there was $41 million of unrecognized compensation cost, net of expected forfeitures, related to unvested stock options, which the Company expects to recognize over a weighted average period of 4 years.
     The weighted-average fair value of a stock option granted during the year ended December 31, 2008 was $6.11. An immaterial number of stock options were exercised during the year ended December 31, 2008.
Stock Appreciation Rights
     SARs are granted with exercise prices equal to the fair market value at the date of grant. SARs entitle the recipient to receive a payment in cash equal to the excess value of the stock over the base price specified in the grant. During 2008, the Company issued 5.5 million SARs under the Incentive Plans. These SAR grants consist of two separate vesting tranches with the first tranche vesting 100% on March 15, 2009 and the second tranche vesting 100% on March 15, 2010. The first tranche expires one year after vesting. All SARs in the second tranche are automatically exercised on March 15, 2010. Upon vesting, grantees may exercise the SARs included in the first tranche at any time prior to March 15, 2010.
     Cash-settled SARs are required to be classified as liabilities in accordance with FAS 123(R). The fair value of each SAR is recalculated at the end of each reporting period and the liability and expense adjusted based on the new fair value. The assumptions used to determine the fair value of each SAR at December 31, 2008, were as follows:

Year Ended
December 31, 2008
Risk-free interest rate	0.37%
Expected term (years)	1.20
Expected volatility	39.89%
Dividend yield	0.00%

DISCOVERY COMMUNICATIONS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
     A summary of SAR activity as of and for the year ended December 31, 2008, is presented below:

		Weighted	Weighted Average	Aggregate
	SARs	Average Price	Contractual Life	Intrinsic Value
	(in millions)			(in millions)
Outstanding at December 31, 2007	—
SARs granted	5.5	$14.40
SARs exercised	—
SARs forfeited	—

Outstanding at December 31, 2008	5.5	$14.40	1.20	$1

     As of December 31, 2008, no SARs issued under the Incentive Plans are exercisable. At December 31, 2008, there was $8 million of unrecognized compensation cost, net of estimated forfeitures, related to unvested stock appreciation rights, which the Company expects to recognize over a weighted average period of 1.2 years.
Long-Term Incentive Plan
     These awards, which are cash-settled, consist of a number of units which represent an equivalent number of shares of Series A common stock of the Company and have a base price which is determined based on the Company’s stock price. Each award vests as to 25% of the units on each of the four anniversaries of the date of grant. Upon voluntary termination of employment, the Company distributes 100% of vested unit benefits if employees agree to certain provisions.
     Prior to September 17, 2008, the LTIP units were accounted for in accordance with FASB Statement No. 133, Accounting for Derivative Financial Instruments (“FAS 133”), and EITF Issue No. 02-8, Accounting for Options Granted to Employees in Unrestricted, Publicly Traded Shares of an Unrelated Entity (“EITF 02-8”), as the value of the units were indexed to the value of DHC Series A common stock. The Company accounted for the units similar to a derivative, by determining their fair value each reporting period and attributed compensation expense for the awards on a straight-line basis, based on the grant-date fair value and scheduled vesting of the share units. As of September 18, 2008, the LTIP units were converted at the effective time of the Newhouse Transaction to reflect the changes in DHC’s stock and are now indexed to the share price of Discovery’s Series A common stock and subject to the provisions of FAS 123(R), which requires the Company to estimate the number of shares that are not expected to vest due employee turnover. Upon conversion, there were approximately 31 million LTIP units outstanding. Application of the estimated forfeiture rate, which was not required by FAS 133, resulted in a decrease in the accrued compensation liability of $1 million. The Company does not intend to make additional cash-settled stock appreciation awards, except as may be required by contract or to employees in countries where stock option awards are not permitted.
     In accordance with FAS 123(R), the fair value of each LTIP unit award is recalculated at the end of each reporting period and the liability and expense adjusted based on the new fair value. The assumptions used to determine the fair value of each LTIP unit at December 31, 2008, were as follows:

Risk-free interest rate	0.56%
Expected term (years)	1.38
Expected volatility	37.89%
Dividend yield	0.00%
     A summary of LTIP unit activity as of and for the year ended December 31, 2008, is presented below:

		Weighted	Weighted Average	Aggregate
	LTIP Units	Average Price	Contractual Life	Intrinsic Value
	(in millions)			(in millions)
Outstanding at December 31, 2007	31.0	$16.27
Granted	5.5	20.63
Exercised	(14.6)	14.10
Forfeited	(1.9)	16.86

Outstanding at December 31, 2008	20.0	$18.95	1.38	$7

Restricted Stock Units
     Pursuant to the Incentive Plans, Discovery may grant restricted stock units (“RSUs”). RSUs entitle the grantee to receive a specific number of shares of the Company’s common stock at a future vesting date. RSUs may be subject to forfeiture during a specified period or periods prior to vesting. The Company issued an immaterial number of RSUs in the fourth quarter. RSUs generally vest over a one to four year period in equal annual installments. The

DISCOVERY COMMUNICATIONS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
compensation arising from a restricted stock grant is based upon the market price at the grant date, which is deferred and amortized to expense over the vesting period.
Share-Based Compensation Expense
     Compensation expense (benefit) and the related tax expense (benefit) recognized for share-based compensation plans for the years ended December 31, 2008, 2007 and 2006 is as follows:

	Years Ended
	December 31,
	2008	2007	2006
	(in millions)
Stock options	$4	$1	$2
Stock appreciation rights	4	—	—
HSW Plan	4	—	—
Long-term incentive plan benefit	(78)	—	—

Total impact on operating income	$(66)	$1	$2

Tax expense recognized	$24	$—	$—
     Compensation expense associated with all share based awards is recorded as a component of Selling, general and administrative in the Consolidated Statements of Operations. The Company classifies as a current liability the intrinsic value of long-term incentive compensation units and stock appreciation rights that are vested or will become vested within one year. The Company made cash payments of $49 million during the year ended December 31, 2008 related to the LTIP.
16. RETIREMENT SAVINGS PLANS
Defined Contribution Plans
     Discovery has certain domestic and international defined contribution savings plans. Under the plans, employees may elect to contribute a portion of their eligible compensation, subject to certain statutory limitations. The Company pays a discretionary matching contribution up to a certain percentage of the participant’s eligible compensation depending on the terms of the plan. The Company paid matching contributions of $12 million, $3 million, and $3 million during the years ended December 31, 2008, 2007, and 2006, which is classified as a component of Selling, general and administrative in the Consolidated Statements of Operations.
Supplemental Retirement Plan
     The Company administers the Supplemental Retirement Plan (the “SRP”) through which members of the Company’s management team may elect to defer for contribution to the SRP up to 50% of their compensation. A Rabbi Trust has been established to hold and provide a measure of security for the investments that finance benefit payments. Distributions from the SRP are made upon retirement, termination, death, or total disability.
     SRP obligations due to participants totalled $36 million at December 31, 2008 which is included in Accrued liabilities in the accompanying Consolidated Balance Sheet. SRP obligations decreased by $1 million during the year ended December 31, 2008, consisting of participant compensation deferrals of $9 million and Company contributions of $1 million, offset by $7 million of distributions and $4 million of investment losses.
     The Company maintains investment assets in a Rabbi Trust to offset the obligations under the SRP. The value of the investments in the Rabbi Trust was $36 million at December 31, 2008. Investment losses were $4 million for the year ended December 31, 2008.

DISCOVERY COMMUNICATIONS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
17. EXIT AND RESTRUCTURING COSTS
     The following table presents a summary of the Company’s exit and restructuring costs expensed, by segment, for the year ended December 31, 2008 (no material exit and restructuring costs were recorded by DHC in 2007 and 2006).

Years Ended
December 31, 2008
(in millions)
U.S. Networks	$21
International Networks	2
Commerce, Education, and Other	6
Corporate	2

Total exit and restructuring costs	$31

     The Company’s exit and restructuring costs primarily relate to employee relocation and termination costs at the U.S. Networks segment. Additionally, the Commerce, Education, and Other segment incurred costs relate to the closure of its distribution center and its stores’ headquarter offices, and the transition from merchandising services to licensing of consumer products. The purpose of these adjustments was to better align Discovery’s organizational structure with the Company’s new strategic priorities and to respond to continuing changes within the media industry.
     The following table presents a summary of the Company’s exit and restructuring costs that were expensed, by major category, for the year ended December 31, 2008 (no material exit and restructuring costs were recorded by DHC in 2007 and 2006).

Years Ended
December 31, 2008
(in millions)
Contract termination costs	$7
Employee relocations/terminations	22
Asset impairment	2

Total exit and restructuring costs	$31

     The following table presents a summary of changes in the Company’s liability with respect to exit and restructuring costs from January 1, 2008 to December 31, 2008.

		Employee
	Contract	Relocations/
	Termination Costs	Terminations	Total
	(in millions)
Liability as of January 1, 2008	$—	$11	$11
Net accruals	7	22	29
Cash paid	(1)	(15)	(16)

Remaining liability as of December 31, 2008	$6	$18	$24

     As of December 31, 2008, total exit and restructuring related accruals of $18 million were classified as a component of Accrued liabilities. The Company does not expect to incur material costs with respect to these particular activities in future periods.

DISCOVERY COMMUNICATIONS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
18. INCOME TAXES
     The Company’s income tax expense is as follows:

	Years Ended
	December 31,
	2008	2007	2006
	(in millions)
Current:
Federal	$84	$—	$—
State	15	—	—
Foreign	73	—	—

	172	—	—

Deferred:
Federal	158	50	36
State	24	6	5
Foreign	(2)	—	—

	$180	$56	$41

Total tax expense	$352	$56	$41

     Components of pretax income are as follows:

	Years Ended
	December 31,
	2008	2007	2006
	(in millions)
Domestic	$582	$142	$93
Foreign	172	—	—

	$754	$142	$93

     Income tax expense differs from the amounts computed by applying the U.S. federal income tax rate of 35% as a result of the following:

	Years Ended
	December 31,
	2008	2007	2006
	(in millions)
Computed expected federal tax expense	35.0%	35.0%	35.0%
State and local income taxes, net of federal income taxes	2.0%	5.0%	5.0%
Change in valuation allowance affecting tax expense	(4.0)%	(1.0)%	4.0%
Effect of foreign operations	3.0%	—	—
DHC tax on equity method investment in DCH	12.0%	—	—
Other, net	(1.0)%	—	—

Income tax expense	47.0%	39.0%	44.0%

DISCOVERY COMMUNICATIONS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
     Components of deferred tax assets and liabilities are as follows:

	December 31,
	2008	2007
	(in millions)
Current assets:
Accounts receivable	$12	$—
Tax attribute carryforward	11	—
Accrued liabilities and other	33	—

	56	—
Noncurrent assets:
Tax attribute carryforward	65	12
Intangible assets	—	21
Foreign currency translations	23	—
Unrealized loss on derivatives	26	—
Long lived assets	9	—
Accrued liabilities and other	56	1

	179	34
Total deferred tax assets	235	34
Valuation allowance	(32)	(34)

Net deferred tax assets	203	—

Current liabilities:
Other	(2)	(2)
Noncurrent liabilities:
Intangible assets	(138)	—
Content rights	(230)	—
Unrealized gain on investments	(20)	(1,227)
Other	(10)	—

	(398)	(1,227)
Total deferred tax liabilities	(400)	(1,229)
Deferred tax liabilities — discontinued operations	—	(2)

Net deferred tax liabilities	$(197)	$(1,231)

     The Company’s deferred tax assets and liabilities are reported in the accompanying consolidated balance sheets as follows:

	December 31,
	2008	2007
	(in millions)
Current deferred tax assets, net of current liabilities	$49	$(2)
Noncurrent deferred tax liabilities, net of noncurrent deferred tax assets	(246)	(1,227)

Net deferred tax liabilities	$(197)	$(1,229)

     Discovery’s 2008 effective tax rate differed from the federal income tax rate of 35% primarily due to DHC’s recognition of $91 million of deferred tax expense related to its investment in DCH during the period prior to the completion of the Newhouse Transaction, which is partially offset by the release of an $18 million valuation allowance on deferred tax assets of CSS and the release of a $10 million valuation allowance on deferred tax assets related to net operating loss carryforwards of AMC.
     In accordance with ARB 51, DHC and DCH are combined in Discovery’s financial statements as if the Newhouse Transaction had occurred January 1, 2008. This presentation impacts Discovery’s effective tax rate for the year. Prior to the Newhouse Transaction, DHC’s book basis in DCH was increased by its share of DCH’s net income. However, DHC’s tax basis in DCH remained the same. This book versus tax difference required the recognition of a deferred tax expense of $91 million related to DHC’s investment in DCH (in addition to the tax expense already recognized by DCH prior to the Newhouse Transaction). As a result of the Newhouse Transaction, the $1.3 billion deferred tax liability relating to the book versus tax difference in DHC’s basis in its investment in DCH was reversed to additional paid-in capital.
     Pursuant to the Tax Sharing Agreement relating to the Newhouse Transaction, the Company and AMC have each assumed certain tax liabilities and have indemnified one another for certain tax payments. As of December 31, 2008, the Company received $17 million from AMC and recorded a $17 million payable under the Tax Sharing Agreement. The Company will be required to repay AMC for such payments if and when it realizes the future benefit of the certain tax assets that arose prior to the Newhouse Transaction.
     In 2008, the Company concluded that it would be more beneficial to claim foreign tax credits than to deduct foreign income taxes on its 2008 federal income tax return based on a combination of current results and revised expectations about future earnings. The net effect of the conversion from taking foreign tax deductions to claiming foreign tax credits was a $24 million benefit in 2008.

DISCOVERY COMMUNICATIONS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FIN 48
     The Company has adopted FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes. A reconciliation of the 2008 beginning and ending amount of unrecognized tax benefits (without related interest amounts) is as follows:

Reconciliation of
Unrecognized Tax
Benefits
(in millions)
DHC balance at December 31, 2007	$—
DCH balance at January 1, 2008	89
Additions based on tax positions related to the current year	1
Additions for tax positions of prior years	10
Reductions for tax positions of prior years	(8)
Settlements	(11)
Reductions for foreign currency exchange rates	(7)

Balance at December 31, 2008	$74

     As of January 1, 2008, the Company’s unrecognized tax benefit (excluding related interest expense) was $89 million. The balance decreased by $15 million (excluding related interest expense) during the twelve months ended December 31, 2008 to $74 million ($52 million inclusive of interest but net of related deferred tax assets and other offsets). Reductions for tax positions of prior years in the amount of $8 million were attributable to the Company’s determination that certain revenues were not subject to non-U.S. income tax. Additions for tax positions of prior years in the amount of $5 million were related to an adjustment in the computation of the Company’s potential liability for foreign tax returns.
     Discovery and its subsidiaries file U.S. federal, state, and foreign income tax returns. With few exceptions, the Company is no longer subject to audit by the Internal Revenue Service (“IRS”), state tax authorities, or non-U.S. tax authorities for years prior to 2004. The IRS is not currently examining Discovery. Some of the Company’s joint ventures are currently under examination for the 2006 tax year. The Company does not expect any significant adjustments.
     It is reasonably possible that the total amount of unrecognized tax benefits related to tax positions could decrease by as much as $33 million within the next twelve months as a result of settlement of audit issues and/or payment of uncertain tax liabilities.
     Included in the balance at December 31, 2008 are $9 million of tax positions for which the ultimate deductibility is highly certain but for which there is uncertainty about the timing of such deductibility. Because of the impact of deferred tax accounting, other than interest and penalties, the disallowance of the shorter deductibility period would not affect the annual effective tax rate but would accelerate the payment of cash to the taxing authority to an earlier period.
     The Company’s policy is to classify tax interest and penalties related to unrecognized tax benefits as tax expense. The Company had accrued approximately $8 million of total interest payable related to uncertain tax positions as of December 31, 2008. The Company had accrued no significant interest payable related to uncertain tax positions as of December 31, 2007. The $8 million of interest payable relates primarily to 2008 activity and the impact of the Newhouse Transaction.
19. NET INCOME PER SHARE ATTRIBUTABLE TO DISCOVERY COMMUNICATIONS, INC. STOCKHOLDERS
     Basic net income per share is computed by dividing net income by the weighted average number of common and preferred shares outstanding during the period. Preferred shares are included in the weighted average number of shares outstanding when calculating both basic and diluted income per share as the common shares and preferred shares participate equally in any dividends paid.

DISCOVERY COMMUNICATIONS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	Years Ended
	December 31,
	2008	2007	2006
	(in millions)
Average number of common and preferred shares outstanding — basic	321	281	280
Dilutive effect of equity awards	1	—	—

Average number of common and preferred shares outstanding — diluted	322	281	280

     Weighted-average common shares for 2008 represent the outstanding shares of Discovery’s common stock as though the Newhouse Transaction was consummated on January 1, 2008. The weighted average number of common and preferred shares for the year ended December 31, 2008 includes Series A, B, and C common shares, as well as Series A and C convertible preferred shares. Weighted-average common shares for 2007 represent the outstanding shares of DHC’s common stock (Note 1).
     Diluted income per common share adjusts basic income per common share for the dilutive effects of stock options, and other potentially dilutive financial instruments, as if they had been converted at the beginning of the periods presented. For the year ended December 31, 2008, options to purchase 9 million shares were excluded from the calculation of diluted net income per share because they do not have a dilutive effect. In addition, the net income per share calculation excludes any contingently issuable shares to be placed in escrow for which specific conditions have not yet been met. Due to the relative insignificance of the dilutive securities in 2007 and 2006, they had no impact on the net income per share amounts as reported.
20. VALUATION AND QUALIFYING ACCOUNTS
     The following table presents a summary of the Company’s valuation and qualifying accounts during the years ended December 31, 2008, 2007, and 2006.

	Beginning	Newhouse					End
	of Year	Transaction(a)	Additions	Write-offs	Utilization	Other(b)	of Year
	(in millions)
2008:
Allowance for doubtful accounts	—	18	6	(4)	—	(4)	16
Deferred tax valuation allowance	34	10	22	(3)	(31)	—	32
2007:
Allowance for doubtful accounts	—	—	1	(1)	—	—	—
Deferred tax valuation allowance	35	—	3	—	(4)	—	34
2006:
Allowance for doubtful accounts	1	—	—	(1)	—	—	—
Deferred tax valuation allowance	35	—	3	—	(3)	—	35

(a)	Amounts represent DCH balances as of December 31, 20007 recorded by Discovery as of January 1, 2008 in connection with the Newhouse Transaction disclosed in Note 1.

(b)	Amounts primarily include foreign currency translation adjustments.

DISCOVERY COMMUNICATIONS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
21. SUPPLEMENTAL DISCLOSURES
Cash Flows
     The following tables present a summary of cash payments made and received.

	Years Ended
	December 31,
	2008	2007	2006
	(in millions)
Cash payments made for interest expense	$(258)	$—	$—
Cash payments received for interest income	2	11	10

Cash interest payments, net	$(256)	$11	$10

Cash payments made for income taxes(a)	$(194)	$—	$(2)
Cash payments received for income tax refunds	17	—	—

Cash tax payments, net	$(177)	$—	$(2)

(a)	Cash payments made for income taxes exclude $17 million in payments made by discontinued operations during the year ended December 31, 2008. There were no material income taxes paid by discontinued operations during the years ended December 31, 2007 and 2006.
     The Consolidated Statements of Cash Flows exclude approximately $63 million and $6 million of equipment purchases that were acquired under capital lease arrangements for the years ended December 31, 2008 and 2007, with no amounts excluded during the year ended December 31, 2006.
     The AMC assets and liabilities related to the spin-off, except cash, are also excluded as this was a non-cash transaction.
Accrued Liabilities
     The following table presents a detailed list of accrued liabilities.

	As of
	December 31,
	2008	2007
	(in millions)
Accrued liabilities
Accrued payroll and related benefits	$176	$2
Accrued interest	19	—
Accrued other	155	3

Total accrued liabilities	$350	$5

Interest Expense, Net
     The following table presents a summary of interest income earned and interest expenses.

	Years Ended
	December 31,
	2008	2007	2006
	(in millions)
Interest income	$2	$—	$—
Interest expense	258	—	—

Total interest expense, net	$256	$—	$—

22. RELATED PARTY TRANSACTIONS
     The Company identifies related parties as investors in their consolidated subsidiaries, the Company’s joint venture partners and equity investments, and the Company’s executive management and directors and their respective affiliates. Transactions with related parties typically result from distribution of networks, mainly with Discovery Japan, Inc. and Discovery Channel Canada, production of content primarily with BBC affiliates, and services involving satellite uplink, systems integration, origination and post-production. Related party transactions in 2007 and 2006 also reflect general and administrative expenses charged by Liberty Media to DHC pursuant to a services agreement.
     The following is a summary of balances related to transactions with related parties during the years ended December 31, 2008, 2007 and 2006, as well as balances at December 31, 2008 and 2007.

	Years Ended
	December 31,
	2008	2007	2006
	(in millions)
Revenues(A)	$44	$—	$—
Operating costs and expenses (B)	$56	$2	$2

DISCOVERY COMMUNICATIONS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(A)	Revenues for the years ended December 31, 2008, 2007 and 2006 exclude $37 million, $41 million and $34 million, respectively, for related party transactions that are recorded as a component of Income (loss) from discontinued operations, net of tax in the Consolidated Statements of Operations.

(B)	Operating costs and expenses for the year ended December 31, 2008 include disbursements to an entity that is no longer a related party following the Newhouse Transaction.

	Years Ended
	December 31,
	2008	2007
	(in millions)
Accounts receivable(C)	$12	$—

(C)	Accounts receivable at December 31, 2008 and 2007 exclude $0 million and $6 million, respectively, for amounts due from related parties that are recorded as a component of assets in discontinued operations.

23.	COMMITMENTS AND CONTINGENCIES
     The Company and its subsidiaries lease offices, satellite transponders, and certain equipment under capital and operating lease arrangements. The Company has several investments in joint ventures. From time-to-time the Company agrees to fund the operations of the ventures on an as needed basis. The following table summarizes the Company’s material firm commitments as of December 31, 2008:

	Year Ending December 31,
Future Minimum Payments	Leases	Content	Other	Total
	(in millions)
2009	$66	$301	$94	$461
2010	60	59	74	193
2011	45	40	41	126
2012	39	41	25	105
2013	34	41	16	91
Thereafter	115	—	137	252

Total	$359	$482	$387	$1,228

     The Company has long-term noncancelable lease commitments for office space and equipment, studio facilities, transponders, vehicles and operating equipment. Expenses recorded in connection with operating leases, including rent expense of $121 million, $8 million, and $9 million for the years ended December 31, 2008, 2007, and 2006, respectively. Content commitments of the Company not recorded on the balance sheet include obligations relating to programming development, programming production and programming acquisitions and talent contracts. Other commitments include obligations to purchase goods and services, employment contracts, sponsorship agreements and transmission services. A majority of such fees are payable over several years, as part of the normal course of business.
     In December 2007, Discovery acquired HSW and a 49.5% interest in HSWi. Pursuant to the terms of the agreement, Discovery has the option to: (i) distribute the HSWi stock to the former HSW shareholders, or (ii) sell the HSWi stock and distribute substantially all of the proceeds to former HSW shareholders. Discovery recognized a liability for its estimated obligation with respect to the HSWi shares to the former HSW shareholders.
     In addition to the amounts disclosed above, the Company has committed to fund up to $100 million of the OWN venture’s operations through September 2011 as discussed in Note 4.
     Advance/Newhouse is entitled to additional shares of the same series of convertible preferred stock if the DHC stock options and stock appreciation rights converted in connection with the Newhouse Transaction are exercised for Discovery common stock. In order to satisfy this anti-dilution provision, the Company is required to place approximately 1.6 million shares of preferred stock into an escrow account. The preferred stock will be released from escrow upon the exercise of the stock options or stock appreciation rights. The 1.6 million preferred shares will be issued and placed into escrow to avoid dilution to Advance/Newhouse as a result of certain stock options and

DISCOVERY COMMUNICATIONS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
stock appreciation rights converted to exercise into Discovery common stock as part of the Newhouse Transaction. The Company will place the preferred shares in escrow in 2009. In the event that shares are released from escrow to Advance/Newhouse, the distribution will be accounted for as a dividend measured using the fair value of the underlying shares as of the Newhouse Transaction date.
     In the normal course of business, the Company has pending claims and legal proceedings. It is the opinion of the Company’s management, based on information available at this time, that none of the other current claims and proceedings will have a material effect on the Company’s consolidated financial statements.

24.	REPORTABLE SEGMENTS
     The Company has three reportable segments: U.S. Networks, consisting principally of domestic cable and satellite television network programming, web brands, and other digital services; International Networks, consisting principally of international cable and satellite television network programming; and Commerce, Education, and Other, consisting principally of e-commerce, catalog, and domestic licensing businesses.
     Prior to the Newhouse Transaction and related AMC spin-off (Note 1), DHC had three reportable segments: Creative Services Group, which provided various technical and creative services necessary to complete principal photography into final products such as films, trailers, shows, and other media; Network Services Group, which provided the facilities and services necessary to assemble and distribute programming content for cable and broadcast network; and DCH, as a significant equity method investee. In connection with the Newhouse Transaction, DHC spun-off its interest in AMC, which included the Creative Services Group segment, except for CSS, and the Network Services Group segment. The discontinued operations of the Creative Services Group and Network Services Group segments have been excluded from the reportable segment information presented below.
     The CSS business, which remains with Discovery subsequent to the Newhouse Transaction and AMC spin-off, is included in the Commerce, Education, and Other segment. In accordance with ARB 51, the financial results of both DHC and DCH have been combined in Discovery’s financial statements as if the Newhouse Transaction occurred January 1, 2008. Accordingly, the Commerce, Education, and Other segment information for 2008 includes amounts for CSS since January 1, 2008.
     The accounting policies of the reportable segments are the same as those described in the summary of significant accounting policies, except that certain inter-segment transactions that are eliminated at the consolidated level are not eliminated at the segment level as they are treated similar to third-party sales transactions in determining segment performance. Inter-segment transactions primarily include the purchase of advertising and content between segments. Inter-segment transactions are not material to the periods presented.
     The Company evaluates the operating performance of segments based on financial measures such as revenues and adjusted operating income before depreciation and amortization (“Adjusted OIBDA”). Adjusted OIBDA is defined as revenues less: (i) cost of revenues and selling, general and administrative expense excluding mark-to-market share-based compensation expense, (ii) restructuring and impairment charges, (iii) amortization of deferred launch incentives, and (iv) gains on asset dispositions. Management uses Adjusted OIBDA to assess the operational strength and performance of its operating segments. Management uses this measure to view operating results, perform analytical comparisons, identify strategies to improve performance and allocate resources to each operating segment. The Company believes Adjusted OIBDA is an important measure to investors because it allows them to analyze operating performance of each business using the same metric management uses and also provides investors a measure to analyze operating performance of each business division against historical data. The Company excludes these charges from the calculation of Adjusted OIBDA due to their significant volatility. The Company also excludes the amortization of deferred launch incentive payments because these payments are infrequent and the amortization does not represent cash payments in the current reporting period. Since Adjusted OIBDA is a non-GAAP measure, it should be considered in addition to, but not a substitute for, operating income, net income, cash flow provided by operating activities and other measures of financial performance reported in accordance with GAAP.
     The Company’s reportable segments are determined based on: (i) financial information reviewed by the chief operating decision maker (“CODM”), the Chief Executive Officer, (ii) internal management and related reporting structure, and (iii) the basis upon which the CODM makes resource allocation decisions.

DISCOVERY COMMUNICATIONS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
     The following tables present summarized financial information for each of the Company’s reportable segments.
Revenues of continuing operations, by Segment

	Years Ended December 31,
	2008	2007	2006
	(in millions)
U.S. Networks	$2,062	$—	$—
International Networks	1,158	—	—
Commerce, Education, and Other	196	76	80
Corporate and intersegment eliminations	27	—	—

Total revenues	$3,443	$76	$80

     There were no material intersegment transactions during the years ended December 31, 2008, 2007, and 2006.
Adjusted OIBDA of continuing operations, by Segment

	Years Ended December 31,
	2008	2007	2006
	(in millions)
U.S. Networks	$1,111	$—	$—
International Networks	387	—	—
Commerce, Education, and Other	13	3	3
Corporate and intersegment eliminations	(201)	(8)	(9)

Total adjusted OIBDA	$1,310	$(5)	$(6)

Reconciliation of Total Adjusted OIBDA to Total Operating Income (Loss) of continuing operations

	Years Ended December 31,
	2008	2007	2006
	(in millions)
Total adjusted OIBDA	$1,310	$(5)	$(6)
Income (expense) arising from long-term incentive plan awards (marked-to-market)	69	(1)	—
Depreciation and amortization	(186)	(3)	(3)
Amortization of deferred launch incentives	(75)	—	—
Impairment of intangible assets	(30)	—	—
Gains on asset dispositions	—	1	—
Exit and restructuring charges	(31)	—	(2)

Total operating income (loss)	$1,057	$(8)	$(11)

Total Assets of continuing operations, by Segment

	As of December 31,
	2008	2007
	(in millions)
U.S. Networks	$1,840	$—
International Networks	1,043	—
Commerce, Education, and Other	115	29
Corporate	7,486	5,051

Total assets	$10,484	$5,080

     Total assets allocated to “Corporate” in the above table includes the Company’s goodwill balance as the financial reports reviewed by the Company’s CODM does not include an allocation of goodwill to each reportable segment. Goodwill by reportable segment is disclosed in Note 10.

DISCOVERY COMMUNICATIONS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Capital Expenditures of continuing operations, by Segment

	Years Ended December 31,
	2008	2007	2006
	(in millions)
U.S. Networks	$19	$—	$—
International Networks	21	—	—
Commerce, Education, and Other	3	2	2
Corporate	26	—	—

Total capital expenditures	$69	$2	$2

Revenues of continuing operations, by Country

	Years Ended December 31,
	2008	2007	2006
	(in millions)
U.S.	$2,295	$76	$80
Non-U.S.	1,148	—	—

Total revenues	$3,443	$76	$80

     Revenues are attributed to country based on the location of the Company’s viewers.
Property and Equipment of Continuing Operations, by Country

	As of December 31,
	2008	2007
	(in millions)
U.S.	$327	$5
Non-U.S.	68	—

Total property and equipment	$395	$5

     Property and equipment allocated to country based on the Company’s country of domocile and location of asset.

25.	SUBSEQUENT EVENTS
     On January 29, 2009, the Company entered into interest rate swap transactions which will become effective on June 30, 2010, with a notional amount of $200 million. Under the swap transactions, the Company will make quarterly payments at a rate of approximately 2.935% per annum to the swap counterparties in exchange for a payment approximately equal to the variable rate payable under the Company’s Credit, Pledge and Security Agreement dated as of May 14, 2007. The swap transactions terminate on March 31, 2014, which is the interest payment date before the maturity date of the Company’s Credit, Pledge and Security Agreement, which is May 14, 2014. The terms of the swap transactions are governed by customary ISDA interest rate swap agreements.
     By entering into these swap transactions, the Company has effectively fixed the interest rate on $200 million of the borrowings under its Credit, Pledge and Security Agreement at approximately 4.935% per annum, starting as of June 30, 2010.

26.	SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)
     The following tables present the Company’s selected quarterly financial data, by quarter, for the years ended December 31, 2008 and 2007. The selected quarterly financial data set forth below reflect the Newhouse Transaction, including the AMC spin-off, as though it was consummated on January 1, 2008. Accordingly, the selected quarterly financial data for the year ended December 31, 2008 include the gross combined results of operations of both DHC and DCH. The presentation for the first two quarters of 2008 will be recast when filed with the corresponding 2009 Form 10-Q. The selected quarterly financial data for the year ended December 31, 2007 reflect only the results of operations of DHC, as predecessor to Discovery. Prior to the Newhouse Transaction, DHC

DISCOVERY COMMUNICATIONS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
accounted for its ownership interest in DCH using the equity method. Because the Newhouse Transaction is presented as of January 1, 2008, the selected quarterly financial data for the year ended December 31, 2007 include DCH’s results of operations as an equity-method investment. Information regarding the Newhouse Transaction and DHC’s investment in DCH prior to Newhouse Transaction is disclosed in Note 1 and Note 2, respectively.
     The selected quarterly financial data also reflect certain reclassifications of each company’s financial information to conform to the combined Company’s financial statement presentation, as follows:
•	The portion of DCH’s earnings recorded by DHC using the equity method during the period January 1, 2008 through September 17, 2008 have been eliminated.

•	The results of operations of AMC have been reclassified and presented as Income (loss) from discontinued operations, net of tax for the quarters ended March 31, 2007 through September 30, 2008.

•	Advance/Newhouse’s interest in DCH’s earnings for the period January 1, 2008 through September 17, 2008 has been recorded as a component of Net income attributable to non-controlling interests.

•	All DHC share and per share data have been adjusted for all periods presented to reflect the exchange into Discovery shares.

	Quarter Ended
	March 31,	June 30,	September 30,	December 31,
	(in millions, except per share amounts)
2008(a)(b)(c)(d)(e)(f)(g)(h) (recast)
Revenues	$809	$885	$845	$904
Cost of revenues, excluding depreciation and amortization	242	254	262	266
Operating income	269	208	296	284
Equity in loss of unconsolidated affiliates	—	(1)	(1)	(59)
Income from continuing operations	74	80	134	114
Income from discontinued operations, net of tax	—	2	40	1
Net income	74	82	174	115
Less: Net income attributable to non-controlling interests	(40)	(39)	(40)	(9)
Net income attributable to Discovery Communications, Inc.	34	43	134	106
Income per share from continuing operations attributable to Discovery Communications, Inc. stockholders, basic and diluted	$0.12	$0.15	$0.31	$0.25
Income per share from discontinued operations attributable to Discovery Communications, Inc. stockholders, basic and diluted	$—	$0.01	$0.13	$—
Net income per share attributable to Discovery Communications, Inc. stockholders, basic and diluted	$0.12	$0.16	$0.44	$0.25
Weighted average number of shares outstanding, basic and diluted	282	282	302	422
2007(a)
Revenues	$22	$22	$15	$17
Cost of revenues, excluding depreciation and amortization	17	16	11	16
Operating loss	—	—	(4)	(4)
Equity in earnings (loss) of Discovery Communications Holding, LLC	22	126	10	(16)
Income (loss) from continuing operations	20	76	2	(12)
(Loss) income from discontinued operations, net of tax	—	(1)	5	(158)

DISCOVERY COMMUNICATIONS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	Quarter Ended
	March 31,	June 30,	September 30,	December 31,
	(in millions, except per share amounts)
Net income (loss)	$20	$75	$7	$(170)
Income (loss) per share from continuing operations, basic and diluted	$0.07	$0.27	$0.01	$(0.04)
Income (loss) per share from discontinued operations, basic and diluted	$—	$(0.01)	$0.02	$(0.56)
Net income (loss) per share, basic and diluted	$0.07	$0.26	$0.03	$(0.60)
Weighted average number of shares outstanding, basic and diluted	280	280	280	281

(a)	Income (loss) per share amounts for the quarters and full years have each been calculated separately. Accordingly, quarterly amounts may not add to the annual amounts because of differences in the average common shares outstanding during each period and, with regard to diluted per common share amounts only, because of the inclusion of the effect of potentially dilutive securities only in the periods in which such effect would have been dilutive.

(b)	Revenues for the quarter ended June 30, 2008 include an adjustment that resulted in an $8 million increase to distribution revenues as a result of improvements to the Company’s methodology of estimating accrued revenue for certain distribution operators.

(c)	The Cox Transaction disclosed in Note 3 previously resulted in a basis differential of $929 million between the carrying values of DHC’s and Advance/Newhouse’s investments in DCH (prior to the Newhouse Transaction) and their share of the underlying net assets of DCH. The September 30, 2008 consolidated financial statements disclosed a combined basis differential of $799 million between the carrying values of DHC’s and Advance/Newhouse’s investments in DCH and their share of the underlying net assets of DCH. The adjustment results from the revision of the original fair value assessment used to allocate the basis differential between goodwill and other intangible assets. Additionally, in connection with the revised fair value assessment the Company extended the useful lives of certain intangible assets subject to amortization. In connection with the Newhouse Transaction, Discovery has recorded the total basis differential of $929 million to the respective asset accounts in the Consolidated Balance Sheets. The portions of the total basis differential allocated to content rights and customer relationships are amortized using the straight-line method over their estimated useful lives. As a result of the revised fair value assessment, the Company determined it had overstated amortization expense related to these intangible assets by approximately $2 million per quarter during the period from January 1, 2008 through September 30, 2008. Accordingly, the operating results for the quarter ended December 31, 2008 include a $6 million adjustment to reduce amortization expense related to basis differential allocated to content rights and customer relationships. Additional information regarding the basis differential is disclosed in Note 3.

(d)	Results for the quarter ended December 31, 2008 include pre tax impairment charges of $25 million and $5 million related to trademarks and customer relations, respectively. Additional information regarding the impairment charges is disclosed in Note 10.

(e)	Results for the quarters ended June 30, 2008, September 30, 2008, and December 31, 2008 include exit and restructuring charges of $4 million, $13 million, and $14 million, respectively. Additional information regarding the exit and restructuring charges is disclosed in Note 17.

(f)	Equity in loss of unconsolidated affiliates for the quarter ended December 31, 2008 includes a pre tax impairment charge of $44 million related to the Company’s equity method investment in HSWI. Additionally, Equity in loss of unconsolidated affiliates for the quarter ended December 31, 2008 includes a reclassification of $13 million of impairment charges related to the Company’s equity method investment in HSWI that were previously recorded as a component of Other, net in the Consolidated Statements of Operations in the amounts of $5 million and $8 million during the quarters ended June 30, 2008 and September 30, 2008, respectively. Additional information regarding the impairment charges is disclosed in Note 7.

DISCOVERY COMMUNICATIONS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(g)	Results for the quarters ended June 30, 2008, September 30, 2008, and December 31, 2008 include gains of $11 million, $8 million, and $28 million, respectively, related to the reduction in the fair value of the HSWI liability were recorded in Other, net in the Consolidated Statements of Operations. Additional information regarding the impairment charges is disclosed in Note 6.

(h)	Results for the quarter ended December 31, 2008 include an adjustment that resulted in an increase of $9 million in tax expense related to revisions in the computation of the Company’s potential liability for foreign tax returns.

27.	CONDENSED CONSOLIDATING FINANCIAL INFORMATION
     The Company is planning to register certain debt securities with full and unconditional guarantees and may issue certain other debt securities with full and unconditional, joint and several guarantees. Accordingly, set forth below is condensed consolidating financial information presenting the financial position, results of operations, and cash flows of (i) Discovery Communications, Inc. (“Discovery” or the “Company”), (ii) Discovery Communications, LLC (“DCL”), (iii) Discovery Communications Holding, LLC (“DCH”), (iv) non-guarantor subsidiaries of DCL on a combined basis, (v) other non-guarantor subsidiaries of Discovery on a combined basis and (vi) the eliminations and reclassifications necessary to arrive at the information for the Company on a consolidated basis. Discovery, DCL, and DCH are each potential issuers or guarantors. For any issuance of debt securities, Discovery will be an issuer or guarantor.
     The supplemental condensed consolidating financial information should be read in conjunction with the consolidated financial statements of the Company.
     The existing indebtedness of DCL and DCH comprises substantially all of the indebtedness of the Company. The financial covenants of the respective debt agreements limit DCL and DCH from making distributions to Discovery. The terms of DCL’s senior notes restrict the cumulative payment of dividends over the life of the senior notes to an amount calculated based on the cumulative net income of DCL less the cumulative distributions to DCL’s owners. In addition, the terms of the DCH’s Term Loan B allow DCH to pay dividends to Discovery to the extent that DCH’s leverage ratio does not exceed 5 to 1 based upon defined measures of cash flows and indebtedness.
Basis of Presentation
     In accordance with the rules and regulations of the Securities and Exchange Commission, the equity method has been applied to Discovery’s interest in DCL and other non-guarantor subsidiaries and DCL’s interest in non-guarantor subsidiaries. All intercompany balances and transactions have been eliminated. Discovery’s bases in all subsidiaries, including goodwill and recognized intangible assets, have been “pushed-down” to the applicable subsidiaries.
     Prior to the Newhouse Transaction, Discovery had no assets, liabilities, or operations and DCL was not a subsidiary of Discovery. As a result, all balances related to Discovery and DCL reflect no activity in the condensed consolidating financial information for the years ended December 31, 2007 and 2006. The parent company for those periods is DHC. The equity method has been applied to DHC’s interest in subsidiaries for the years ended December 31, 2007 and 2006.

DISCOVERY COMMUNICATIONS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
CONDENSED CONSOLIDATING BALANCE SHEET
December 31, 2008
(in millions)

				Non-Guarantor
				Subsidiaries of	Other Non-Guarantor		Discovery
	Discovery	Discovery	Discovery	Discovery	Subsidiaries of	Reclassifications	Communications,
	Communications,	Communications	Communications,	Communications,	Discovery	and	Inc. and
	Inc.	Holding, LLC	LLC	LLC	Communications, Inc.	Eliminations	Subsidiaries
ASSETS
Current assets:
Cash and cash equivalents	$—	$—	$13	$84	$3	$—	$100
Receivables, net	—	—	369	415	12	(16)	780
Content rights, net	—	—	13	60	—	—	73
Deferred income taxes	—	—	14	35	—	—	49
Prepaid expenses and other current assets	13	12	44	58	—	(20)	107

Total current assets	13	12	453	652	15	(36)	1,109

Investment in and advances to subsidiaries	7,989	7,006	4,372	—	6,144	(25,511)	—
Noncurrent content rights, net	—	—	533	640	—	(10)	1,163
Property and equipment, net	—	—	90	301	4	—	395
Goodwill	—	—	4,142	2,738	11	—	6,891
Intangible assets, net	—	—	394	321	1	—	716
Other noncurrent assets	—	50	35	225	1	(101)	210

Total assets	$8,002	$7,068	$10,019	$4,877	$6,176	$(25,658)	$10,484

LIABILITIES, REDEEMABLE INTERESTS IN SUBSIDIARIES, AND EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$—	$4	$242	$214	$—	$(39)	$421
Current portion of long-term debt	—	15	431	12	—	—	458
Other current liabilities	—	16	61	114	7	7	191

Total current liabilities	—	35	734	340	7	(46)	1,070

Long-term debt	—	1,463	1,835	33	—	—	3,331
Deferred income taxes	—	—	345	—	2	(101)	246
Other noncurrent liabilities	—	53	99	58	17	—	227

Total liabilities	—	1,551	3,013	431	26	(147)	4,874

Redeemable interests in subsidiaries	—	—	—	49	—	—	49

Intercompany contributions and advances between Discovery Communications, Inc. and subsidiaries	2,466	2,459	2,398	5,470	1,635	(14,428)	—
Equity attributable to Discovery Communications, Inc.	5,536	3,058	4,608	(1,082)	4,515	(11,099)	5,536

Equity and advances attributable to Discovery Communications, Inc.	8,002	5,517	7,006	4,388	6,150	(25,527)	5,536
Equity attributable to non-controlling interests	—	—	—	9	—	16	25

Total equity	8,002	5,517	7,006	4,397	6,150	(25,511)	5,561

Total liabilities, redeemable interests in subsidiaries, and equity	$8,002	$7,068	$10,019	$4,877	$6,176	$(25,658)	$10,484

DISCOVERY COMMUNICATIONS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
CONDENSED CONSOLIDATING BALANCE SHEET
December 31, 2007
(in millions)

							Discovery
	Discovery	Discovery	Discovery	Discovery			Communications,
	Communications,	Communications	Communications,	Holding			Inc. and
	Inc.	Holding, LLC	LLC	Company	Non-Guarantor	Eliminations	Subsidiaries
ASSETS
Current assets:
Cash and cash equivalents	$—	$—	$—	$8	$—	$—	$8
Receivables, net	—	—	—	—	10	—	10
Prepaid expenses and other current assets	—	—	—	—	2	—	2
Assets of discontinued operations	—	—	—	—	352	—	352

Total current assets	—	—	—	8	364	—	372

Investment in subsidiaries	—	—	—	3,947	—	(675)	3,272
Property and equipment, net	—	—	—	—	5	—	5
Goodwill	—	—	—	1,771	11	—	1,782
Intangible assets, net	—	—	—	—	1	—	1
Assets of discontinued operations	—	—	—	—	434	—	434

Total assets	$—	$—	$—	$5,726	$815	$(675)	$5,866

LIABILITIES, REDEEMABLE INTERESTS IN SUBSIDIARIES, AND EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$—	$—	$—	$2	$4	$—	$6
Other current liabilities	—	—	—	2	—	—	2
Liabilities of discontinued operations	—	—	—	—	112	—	112

Total current liabilities	—	—	—	4	116	—	120

Deferred income taxes	—	—	—	1,227	—	—	1,227
Other noncurrent liabilities	—	—	—	—	1	—	1
Liabilities of discontinued operations	—	—	—	—	23	—	23

Total liabilities	—	—	—	1,231	140	—	1,371

Equity attributable to Discovery Communications, Inc.	—	—	—	4,495	675	(675)	4,495
Equity attributable to non-controlling interests	—	—	—	—	—	—	—

Total liabilities and equity	$—	$—	$—	$5,726	$815	$(675)	$5,866

DISCOVERY COMMUNICATIONS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
For the Year Ended December 31, 2008
(in millions)

				Non-Guarantor
				Subsidiaries of	Other Non-Guarantor		Discovery
	Discovery	Discovery	Discovery	Discovery	Subsidiaries of	Reclassifications	Communications,
	Communications,	Communications	Communications,	Communications,	Discovery	and	Inc. and
	Inc.	Holding, LLC	LLC	LLC	Communications, Inc.	Eliminations	Subsidiaries
Revenues:
Distribution	$—	$—	$697	$943	$—	$—	$1,640
Advertising	—	—	762	634	—	—	1,396
Other	—	—	69	277	76	(15)	407

Total revenues	—	—	1,528	1,854	76	(15)	3,443

Operating costs and expenses:
Cost of revenues, excluding depreciation and amortization listed below	—	—	340	636	55	(7)	1,024
Selling, general and administrative	3	—	322	770	28	(8)	1,115
Depreciation and amortization	—	—	48	136	2	—	186
Impairment of intangible assets	—	—	—	30	—	—	30
Exit and restructuring costs	—	—	20	11	—	—	31

Total operating costs and expenses	3	—	730	1,583	85	(15)	2,386

Operating (loss) income	(3)	—	798	271	(9)	—	1,057

Other income (expense):
Equity in earnings of subsidiaries	319	520	119	—	191	(1,149)	—
Equity in earnings (loss) of unconsolidated affiliates	—	—	6	(67)	—	—	(61)
Interest expense, net	—	(102)	(145)	(9)	—	—	(256)
Other, net	—	1	(34)	47	—	—	14

Total other income (expense), net	319	419	(54)	(29)	191	(1,149)	(303)

Income from continuing operations before income taxes	316	419	744	242	182	(1,149)	754

Benefit from (provision for) income taxes	1	36	(224)	(106)	(59)	—	(352)

Income from continuing operations	317	455	520	136	123	(1,149)	402

(Loss) income from discontinued operations	—	—	—	(1)	44	—	43

Net income	317	455	520	135	167	(1,149)	445

Less: Net income attributable to non-controlling interests	—	—	—	(5)	—	(123)	(128)

Net income attributable to Discovery Communications, Inc.	$317	$455	$520	$130	$167	$(1,272)	$317

DISCOVERY COMMUNICATIONS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
For the Year Ended December 31, 2007
(in millions)

							Discovery
	Discovery	Discovery	Discovery	Discovery			Communications,
	Communications,	Communications	Communications,	Holding	Non-		Inc. and
	Inc.	Holding, LLC	LLC	Company	Guarantor	Eliminations	Subsidiaries

Revenues	$—	$—	$—	$—	$76	$—	$76

Operating costs and expenses:
Cost of revenues, excluding depreciation and amortization listed below	—	—	—	—	60	—	60
Selling, general and administrative	—	—	—	9	13	—	22
Depreciation and amortization	—	—	—	—	3	—	3
Gains on asset dispositions	—	—	—	—	(1)	—	(1)

Total operating costs and expenses	—	—	—	9	75	—	84

Operating (loss) income	—	—	—	(9)	1	—	(8)
Other (expense) income:
Equity in earnings of Discovery Communications Holding, LLC	—	—	—	142	—	—	142
Equity in loss of subsidiaries	—	—	—	(146)	—	146	—
Other, net	—	—	—	1	7	—	8

Total other (expense) income, net	—	—	—	(3)	7	146	150

(Loss) income from continuing operations before income taxes	—	—	—	(12)	8	146	142

Provision for income taxes	—	—	—	(56)	—	—	(56)

(Loss) income from continuing operations	—	—	—	(68)	8	146	86

Loss from discontinued operations, net of tax	—	—	—	—	(154)	—	(154)

Net loss	—	—	—	(68)	(146)	146	(68)

Less: Net income attributable to non-controlling interests	—	—	—	—	—	—	—

Net loss attributable to Discovery Communications, Inc.	$—	$—	$—	$(68)	$(146)	$146	$(68)

DISCOVERY COMMUNICATIONS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
For the Year Ended December 31, 2006
(in millions)

							Discovery
	Discovery	Discovery	Discovery	Discovery			Communications,
	Communications,	Communications	Communications,	Holding	Non-		Inc. and
	Inc.	Holding, LLC	LLC	Company	Guarantor	Eliminations	Subsidiaries

Revenues	$—	$—	$—	$—	$80	$—	$80

Operating costs and expenses:
Cost of revenues, excluding depreciation and amortization listed below	—	—	—	—	63	—	63
Selling, general and administrative	—	—	—	10	13	—	23
Depreciation and amortization	—	—	—	—	3	—	3
Exit and restructuring charges	—	—	—	—	2	—	2

Total operating costs and expenses	—	—	—	10	81	—	91

Operating loss	—	—	—	(10)	(1)	—	(11)

Other income:
Equity in earnings of Discovery Communications Holding, LLC	—	—	—	104	—	—	104
Equity in loss of subsidiaries	—	—	—	(99)	—	99	—

Total other income, net	—	—	—	5	—	99	104

(Loss) income from continuing operations before income taxes	—	—	—	(5)	(1)	99	93

Provision for income taxes	—	—	—	(41)	—	—	(41)

(Loss) income from continuing operations	—	—	—	(46)	(1)	99	52

Loss from discontinued operations, net of tax	—	—	—	—	(98)	—	(98)

Net loss	—	—	—	(46)	(99)	99	(46)

Less: Net income attributable to non-controlling interests	—	—	—	—	—	—	—

Net loss attributable to Discovery Communications, Inc.	$—	$—	$—	$(46)	$(99)	$99	$(46)

DISCOVERY COMMUNICATIONS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
For the Year Ended December 31, 2008
(in millions)

				Non-Guarantor
				Subsidiaries of	Other Non-Guarantor		Discovery
	Discovery	Discovery	Discovery	Discovery	Subsidiaries of		Communications,
	Communications,	Communications	Communications,	Communications,	Discovery		Inc. and
	Inc.	Holding, LLC	LLC	LLC	Communications, Inc.	Eliminations	Subsidiaries
Operating Activities
Net income	$317	$455	$520	$135	$167	$(1,149)	$445
Adjustments to reconcile net income to cash (used in) provided by operating activities:
Share-based compensation (benefit) expense	—	—	(71)	5	—	—	(66)
Depreciation and amortization	—	—	48	136	48	—	232
Gains on asset dispositions	—	—	—	—	(76)	—	(76)
Equity in (earnings) loss of unconsolidated affiliates	—	—	(6)	67	—	—	61
Equity in earnings of subsidiaries	(319)	(520)	(119)	—	(191)	1,149	—
Deferred income taxes	—	—	96	21	73	—	190
Other noncash expenses (income), net	5	(3)	16	83	(2)	—	99
Changes in operating assets and liabilities, net of discontinued operations:
Receivables, net	—	—	(28)	(1)	(16)	—	(45)
Content rights, net	—	—	(26)	(119)	—	—	(145)
Accounts payable and accrued liabilities	(11)	(6)	(2)	(45)	18	—	(46)
Other, net	(2)	(11)	(33)	(33)	(1)	—	(80)

Cash (used in) provided by operating activities	(10)	(85)	395	249	20	—	569

Investing Activities
Purchases of property and equipment	—	—	(28)	(41)	(33)	—	(102)
Proceeds from business and asset dispositions	—	—	—	—	139	—	139
Net cash acquired from Newhouse Transaction	—	—	—	45	—	—	45
Business acquisitions, net of cash acquired	—	—	—	(8)	—	—	(8)
Proceeds from sale of securities	—	—	—	—	24	—	24

Cash (used in) provided by investing activities	—	—	(28)	(4)	130	—	98

Financing Activities
Ascent Media Corporation spin-off	—	—	—	—	(356)	—	(356)
Net repayments of revolver loans	—	—	(23)	(102)	—	—	(125)
Principal repayments of long-term debt	—	(15)	(242)	—	—	—	(257)
Principal repayments of capital leases obligations	—	—	(2)	(27)	—	—	(29)
Intercompany contributions and other financing activities, net	10	100	(87)	(30)	—	—	(7)

Cash provided by (used in) financing activities	10	85	(354)	(159)	(356)	—	(774)

Effect of exchange rate changes on cash and cash equivalents	—	—	—	(2)	—	—	(2)

Change in cash and cash equivalents	—	—	13	84	(206)	—	(109)
Cash and cash equivalents of continuing operations, beginning of period	—	—	—	—	8	—	8
Cash and cash equivalents of discontinued operations, beginning of period	—	—	—	—	201	—	201

Cash and cash equivalents, end of period	$—	$—	$13	$84	$3	$—	$100

DISCOVERY COMMUNICATIONS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
For the Year Ended December 31, 2007
(in millions)

							Discovery
	Discovery	Discovery	Discovery	Discovery			Communications,
	Communications,	Communications	Communications,	Holding			Inc. and
	Inc.	Holding, LLC	LLC	Company	Non-Guarantor	Eliminations	Subsidiaries
Operating Activities
Net loss	$—	$—	$—	$(68)	$(146)	$146	$(68)
Adjustments to reconcile net loss to cash provided by operating activities:
Share-based compensation expense	—	—	—	—	1	—	1
Depreciation and amortization	—	—	—	—	68	—	68
Impairment of goodwill	—	—	—	—	165	—	165
Gains on asset dispositions	—	—	—	—	(1)	—	(1)
Equity in earnings of Discovery Communications Holding, LLC	—	—	—	(142)	—	—	(142)
Equity in loss of subsidiaries	—	—	—	146	—	(146)	—
Deferred income taxes	—	—	—	56	—	—	56
Other noncash income, net	—	—	—	—	(8)	—	(8)
Changes in operating assets and liabilities, net of discontinued operations:
Receivables, net	—	—	—	—	4	—	4
Accounts payable and accrued liabilities	—	—	—	15	(26)	—	(11)
Other, net	—	—	—	—	(6)	—	(6)

Cash provided by operating activities	—	—	—	7	51	—	58

Investing Activities
Purchases of property and equipment	—	—	—	—	(47)	—	(47)
Proceeds from sale of securities	—	—	—	—	28	—	28
Proceeds from business and asset dispositions	—	—	—	—	2	—	2
Other investing activities, net	—	—	—	—	2	—	2

Cash used in investing activities	—	—	—	—	(15)	—	(15)

Financing Activities						—
Net cash from stock option exercises	—	—	—	—	13	—	13
Other financing activities, net	—	—	—	—	(1)	—	(1)

Cash provided by financing activities	—	—	—	—	12	—	12

Change in cash and cash equivalents	—	—	—	7	48	—	55
Cash and cash equivalents of continuing operations, beginning of period	—	—	—	1	—	—	1
Cash and cash equivalents of discontinued operations, beginning of period	—	—	—	—	153	—	153

Cash and cash equivalents, end of period	$—	$—	$—	$8	$201	$—	$209

DISCOVERY COMMUNICATIONS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
For the Year Ended December 31, 2006
(in millions)

							Discovery
	Discovery	Discovery	Discovery	Discovery			Communications,
	Communications,	Communications	Communications,	Holding			Inc. and
	Inc.	Holding, LLC	LLC	Company	Non-Guarantor	Eliminations	Subsidiaries
Operating Activities
Net loss	$—	$—	$—	$(46)	$(99)	$99	$(46)
Adjustments to reconcile net loss to cash provided by operating activities:
Share-based compensation expense	—	—	—	—	2	—	2
Depreciation and amortization	—	—	—	—	68	—	68
Impairment of goodwill	—	—	—	—	93	—	93
Gains on dispositions	—	—	—	—	(2)	—	(2)
Equity in earnings of Discovery Communications Holding, LLC	—	—	—	(104)	—	—	(104)
Equity in loss of subsidiaries	—	—	—	99	—	(99)	—
Deferred income taxes	—	—	—	42	—	—	42
Other noncash income, net	—	—	—	—	1	—	1
Changes in operating assets and liabilities, net of discontinued operations:
Receivables, net	—	—	—	—	(10)	—	(10)
Accounts payable and accrued liabilities	—	—	—	10	18	—	28
Other, net	—	—	—	—	1	—	1

Cash provided by operating activities	—	—	—	1	72	—	73

Investing Activities
Purchases of property and equipment	—	—	—	—	(77)	—	(77)
Proceeds from business and asset dispositions	—	—	—	—	6	—	6
Business acquisitions, net of cash acquired	—	—	—	—	(47)	—	(47)
Purchases of securities	—	—	—	—	(52)	—	(52)
Other investing activities, net	—	—	—	—	1	—	1

Cash used in investing activities	—	—	—	—	(169)	—	(169)

Financing Activities
Cash provided by financing activities	—	—	—	—	—	—	—
Change in cash and cash equivalents	—	—	—	1	(97)	—	(96)
Cash and cash equivalents of continuing operations, beginning of period	—	—	—	—	—	—	—
Cash and cash equivalents of discontinued operations, beginning of period	—	—	—	—	250	—	250

Cash and cash equivalents, end of period	$—	$—	$—	$1	$153	$—	$154